As filed with the Securities and Exchange Commission on September 17, 2025
Registration No. 333-288102

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HOYNE BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6036 (Primary Standard Industrial Classification Code Number)	39-2556785 (I.R.S. Employer Identification Number)
810 S. Oak Park Avenue
Oak Park, Illinois 60304
(708) 434-4300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Walter F. Healy
President and Chief Executive Officer
Hoyne Bancorp, Inc.
810 S. Oak Park Avenue
Oak Park, Illinois 60304
(708) 434-4300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Daniel C. McKay, II Jennifer D. King Vedder Price P.C. 222 N. LaSalle Street 26th Floor Chicago, Illinois 60601 (312) 609-7500	John F. Breyer, Jr. Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
Approximate date of commencement of proposed sale to the public:   As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒
If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
(PROPOSED HOLDING COMPANY FOR HOYNE SAVINGS BANK)
UP TO 6,900,000 SHARES OF COMMON STOCK
(SUBJECT TO INCREASE TO UP TO 7,935,000 SHARES)
Hoyne Bancorp, Inc. is offering shares of common stock for sale in connection with the conversion of Hoyne Savings, MHC from the mutual holding company to stock form of organization. Currently, there are no shares of our common stock held by public stockholders. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HYNE.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) of 2012.
The shares of common stock are first being offered in a subscription offering to eligible depositors of Hoyne Savings Bank with aggregate account balances of at least $50.00 as of a specified eligibility date and certain borrowers of Hoyne Savings Bank as of October 16, 2020 whose borrowings remained outstanding at the close of business on            , and to Hoyne Savings Bank’s tax-qualified employee stock ownership plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of Cook County, Illinois. Any shares of common stock not purchased in the subscription and community offerings may be offered for sale to the public in a syndicated community offering through a syndicate of broker-dealers. The syndicated community offering may commence before the subscription and community offerings (including any extensions) have expired. No shares purchased in the subscription and community offerings will be issued until the completion of any syndicated community offering. The subscription, community and syndicated community offerings are collectively referred to as the “offerings.”
Our shares of common stock are being offered in a range from 5,100,000 shares to 6,900,000 shares. We may sell up to 7,935,000 shares of common stock as a result of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 5,100,000 shares in order to complete the offering. We intend to contribute to our new charitable foundation 2.0% of the total amount of shares of common stock offered in the conversion and $250,000 in cash.
The minimum order is 25 shares of common stock. Generally, no individual or other person, along with their associates and those with whom they are acting in concert, may purchase more than $300,000 (30,000 shares) of common stock. The subscription and community offerings are expected to expire at 1:00 p.m., Central Time, on            , 2025. We may extend this expiration time and date, without notice to you, until            , 2025. Once submitted, stock orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond            , 2025, or the number of shares of common stock offered for sale is increased to more than 7,935,000 shares or decreased to less than 5,100,000 shares. If the subscription and community offerings are extended beyond          , 2025, we will notify all subscribers and give them an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 7,935,000 shares or decreased to less than 5,100,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Hoyne Savings Bank and will earn interest at 0.05% per annum until completion or termination of the offering.
We expect our directors and executive officers, together with their associates, to subscribe for an aggregate 240,000 shares of common stock. They will pay the same $10.00 per share offering price as paid by all other persons who purchase shares in the offering.
Keefe, Bruyette & Woods, Inc. is assisting us in selling the shares on a best-efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock that are sold in the subscription offering, community offering or syndicated community offering.
OFFERING SUMMARY
Price: $10.00 Per Share
	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	5,100,000	6,000,000	6,900,000	7,935,000
Gross offering proceeds	$51,000,000	$60,000,000	$69,000,000	$79,350,000
Estimated offering expenses, excluding selling agent fees	$1,900,000	$1,900,000	$1,900,000	$1,900,000
Selling agent fees(1)(2)	$510,000	$600,000	$690,000	$793,500
Estimated net proceeds	$48,590,000	$57,500,000	$66,410,000	$76,656,500
Estimated net proceeds per share	$9.53	$9.58	$9.62	$9.66

(1)
See “Pro Forma Data,” “The Conversion and Offering” and “Plan of Distribution; Selling Agent and Underwriting Compensation” for information regarding compensation to be received by Keefe, Bruyette & Woods, Inc. in the subscription and community offerings and the compensation to be received by Keefe, Bruyette & Woods, Inc. and other participating broker-dealers in the syndicated community offering.

(2)
Excludes records agent fees and expenses payable to Keefe, Bruyette & Woods, Inc., which are included in estimated offering expenses. See “The Conversion and Offering” and “Records Management.” If all shares of common stock were sold in the syndicated community offering, the selling agent fees and expenses would be approximately $3.1 million, $3.6 million, $4.1 million and $4.8 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal. See “Risk Factors” beginning on page 15.
Shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other government agency. Neither the Securities and Exchange Commission, the Illinois Department of Financial & Professional Regulation, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods
      A Stifel Company
For assistance, please contact the Stock Information Center at            .

The date of this prospectus is                 , 2025.

Wheeling
Headquarters
Grand Avenue
Oak Park
Austin
Oak Lawn
Worth
Cook
County
Chicago
ILLINOIS
INDIANA
52
88
30
39
34
52
80
55
39
80

★ **Headquarters & Main Office**
4786 N. Milwaukee Avenue

● **Austin**
6257 S. Austin Avenue

● **Grand Avenue**
7001 W. Grand Avenue

● **Oak Lawn**
4646 West 103rd Street

● **Oak Park (Loan Production)**
810 S Oak Park Avenue

● **Wheeling**
699 W. Dundee Road

● **Worth**
11139 South Harlem Avenue

Chicago
ILLINOIS
INDIANA

i

SUMMARY
The following summary explains material information in this prospectus, but it may not contain all of the information that is important to you. Before making an investment decision, you should read carefully this entire document, including the consolidated financial statements and the notes thereto and the section entitled “Risk Factors.” The terms “we,” “our” and “us” refer to Hoyne Bancorp, Inc. and Hoyne Savings Bank, unless the context indicates another meaning.
Hoyne Bancorp, Inc.
Hoyne Bancorp, Inc. is a Delaware corporation which was incorporated in June 2025. The offering of common stock by means of this prospectus is being made by Hoyne Bancorp, Inc. in connection with the conversion of Hoyne Savings, MHC from the mutual holding company structure to stock holding company structure. Upon completion of the conversion, Hoyne Bancorp, Inc. will become the savings and loan holding company for Hoyne Savings Bank by owning all of the outstanding shares of capital stock of Hoyne Savings Bank. As a savings and loan holding company, Hoyne Bancorp, Inc. will be regulated by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). To date, Hoyne Bancorp, Inc. has engaged in organizational activities only. Following the conversion, Hoyne Bancorp, Inc.’s primary business activity will relate to owning all of the outstanding shares of capital stock of Hoyne Savings Bank.
Hoyne Savings Bank
Hoyne Savings Bank, an Illinois-chartered stock savings bank, was established in 1887 and since its inception has operated as a savings institution focused primarily on serving the banking needs of customers in our market area of Cook County, Illinois and adjacent communities. We operate from our headquarters and main banking office in Chicago, Illinois, and we have five additional full-service branch offices in Illinois located in Chicago, Oak Lawn, Wheeling and Worth. We also have a loan production office in Oak Park, Illinois.
In 2004, Hoyne Savings Bank reorganized into the mutual holding company form of organization. Currently, Hoyne Savings Bank is a wholly owned subsidiary of Hoyne Financial Corporation, a federally chartered corporation which is a wholly owned subsidiary of Hoyne Savings, MHC, a federally chartered mutual holding company. The mutual holding company has not issued any shares of capital stock to the public. Prospect Services Inc., an insurance brokerage company, was Hoyne Savings Bank’s sole subsidiary and was dissolved in 2025. In April 2017, Prospect Federal Savings Bank, a federal mutual savings bank, merged with and into Hoyne Savings Bank, and in 2020, Loomis Federal Savings and Loan Association, a federal mutual savings association, also merged with and into Hoyne Savings Bank.
In 2022, we hired Walter F. Healy, previously the chief executive officer of an Illinois-chartered commercial bank in Oak Park, Illinois, to lead a new commercial lending division and begin originating commercial real estate loans (including commercial construction) and commercial and industrial loans in addition to our traditional offering of one to four residential loans and home equity loans. Mr. Healy brought to Hoyne Savings Bank a team of experienced commercial bankers, with whom he has worked for over twenty years. Mr. Healy was appointed president of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank in September 2023 and appointed Chief Executive Officer of those organizations in July 2024 upon the retirement of Steven F. Rosenbaum.
As of June 30, 2025, we had total assets of $453.4 million, total deposits of $357.2 million and equity of $88.9 million. Historically our lending focus has been on making long-term loans to individuals secured by first mortgages on the borrower’s residence and, to a lesser extent, home equity loans. As part of our transition to a more diversified banking institution beginning in 2023, we now offer commercial real estate loans (including commercial construction) and commercial and industrial loans. As of June 30, 2025, $124.7 million, or 48.8%, of our total loan portfolio consisted of commercial real estate (including commercial construction) and commercial and industrial loans. Our headquarters and main banking office is located at 4786 N. Milwaukee Avenue, Chicago, Illinois 60630 and our telephone number is (773) 283-4100. We are subject to comprehensive regulation and examination by the Illinois Department of Financial & Professional

Regulation (“IDFPR”) and the Federal Deposit Insurance Corporation (“FDIC”). Our website address is www.hoyne.bank. Information on our website is not and should not be considered a part of this prospectus.
Conversion of Hoyne Savings, MHC
Pursuant to the terms of Hoyne Savings, MHC’s plan of conversion, Hoyne Savings, MHC will convert from the mutual holding company to the stock holding company corporate structure. Upon the completion of the conversion, Hoyne Savings, MHC, and Hoyne Financial Corporation will cease to exist, and Hoyne Savings Bank will be a wholly owned subsidiary of Hoyne Bancorp, Inc. At present, all depositors and certain borrowers as of a specified eligibility date have voting rights in Hoyne Savings, MHC as to all matters requiring member approval. Upon completion of the conversion, depositors and those certain borrowers as of a specified eligibility date of Hoyne Savings Bank will cease to have any voting rights in Hoyne Savings, MHC and all voting rights in Hoyne Savings, MHC will be vested in Hoyne Bancorp, Inc. as the sole stockholder of Hoyne Savings Bank. The stockholders of Hoyne Bancorp, Inc. will possess exclusive voting rights and rights to Hoyne Bancorp, Inc. stock.
The following diagram shows our current organizational structure.
After the conversion and offering are completed, we will be organized as a public stock holding company and the stock of Hoyne Bancorp, Inc. will be held as follows:

Our Business and Franchise
For 138 years, we have served Cook County, Illinois and the surrounding communities. We have established deep ties to the community and developed customer relationships which have spanned generations. We pride ourselves in matching our products and services to the needs of the community. As a mutual institution, Hoyne Savings Bank completed two mutual to mutual mergers with Loomis Federal Savings and Loan Association in 2020, adding $64 million in assets, and Prospect Federal Savings Bank in 2017, adding $235 million in assets.
Hoyne Savings Bank’s principal business consists of originating commercial real estate loans (including commercial construction), commercial and industrial loans, one to four residential properties, and to a lesser extent home equity loans and lines of credit and other consumer loans in the market areas surrounding our branch footprint. We also established a loan production office in Oak Park, Illinois in 2023. We attract retail deposits from the general public as well as deposits from commercial customers in the areas surrounding our main office and branches, offering a wide variety of deposit products and services. We also invest in securities. Our revenues are derived primarily from interest on loans and investment securities. Our primary sources of funds are deposits, and principal and interest payments on loans and investment securities.
Our Competitive Strengths
Well-positioned in our market.   Our six full-service banking facilities are located throughout Cook County, Illinois, which is situated along the shore of Lake Michigan with a loan production office in Oak Park, and we serve customers in the broader Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area (the “Chicago MSA”).
Our 138-year history operating in this market has provided us with a familiarity of our local communities and customer base. We give back to our community through contributions to various local organizations and events and through investments in financial literacy at our local schools. We have a diverse staff, many of whom are bilingual, trained to focus on customer service. They utilize our technology infrastructure to provide our customers with the financial products best suited to their needs. In recent years, the market has seen a significant amount of consolidation among its banking institutions, resulting in opportunities to pursue customer relationships that may have been disrupted as a result of this consolidation.
We have an experienced management team supported by a committed workforce.   The Chief Executive Officer of Hoyne Savings Bank, Walter F. Healy, has 37 years of banking experience. Early in his career, Mr. Healy worked for several Chicago commercial banks. In 1996, working with a group of investors, Mr. Healy started a de novo bank in the western suburbs of Chicago. He served as President and Chief Executive Officer through the time of that bank’s successful merger into a larger Chicago bank in 2019. Mr. Healy’s hiring in 2022 and promotion to Chief Executive Officer in 2024 was part of our long-term succession plan, ensuring key members of the management team are in place to execute the strategic plan. Other senior management include Thomas S. Manfre, who has over 30 years’ experience in commercial banking. Mr. Manfre was hired as Senior Vice President and Chief Risk Officer in 2022 and became Executive Vice President and Chief Financial Officer in 2023. Each of our executive officers ensures that our mission and vision are clearly communicated to our frontline staff.
We have an established corporate culture based on personal accountability, ethical standards and a commitment to training and career development. We will continue to opportunistically hire talented bankers and employees with an emphasis on recruiting and retaining highly motivated managers and employees who are capable of establishing and maintaining long-term customer relationships that are key to our business, brand and culture.
We have invested in technological innovation.   Over the last several years, we have expanded our consumer and commercial digital platforms to include web-based and mobile application-based online banking. Both include electronic bill payment, while the mobile app allows consumers to make deposits using their smart devices and commercial customers to make deposits using remote deposit capture. We believe the technological investments that we have made allow us to effectively retain existing customers and attract new commercial customers.

Optimization of our branch network.   We have taken action to optimize our branch network as the market has grown and banking habits have changed. Our offices at 63rd Street and Narragansett, and 68th and Pulsaki Road were closed in 2025 and 2024, respectively, and consolidated into a new location at 6257 S. Austin Avenue in Chicago. We previously closed a small branch in Woodstock in 2022. The drive-up terminals at each location have been upgraded and enhanced to satisfy the customers’ demand for ease of access. Our Interactive Teller Machines accept check and cash deposits for 24/7 access. We also utilize technology to virtually enhance our footprint. Hoyne Savings Bank offers an online banking suite, along with mobile applications, which allow us to meet the customers’ needs wherever they are, and at a time that is most convenient to them.
Business Strategy
Our goal is to position Hoyne Bancorp, Inc. to prosper in an evolving financial services landscape and become a leading community banking institution in our local market. We intend to continue to provide a broad array of banking services while growing our presence in our market and expanding our franchise. In recent years, we have focused on, and invested in, increasing a variety of banking products tied to a more traditional commercial bank and our technology and infrastructure to improve our delivery channels and create competitive products and services, a strong workforce, and an enhanced awareness of our banking brand in our market area. As a result, we believe we are well positioned to capitalize on the opportunities available in our market by focusing on the following core strategies:
Grow our commercial real estate (including commercial construction) and commercial and industrial loan portfolio while continuing the origination of one to four residential mortgages.   As of June 30, 2025, 48.2% of our loan portfolio were one to four residential and home equity loans and 48.8% were commercial real estate (including commercial construction) and commercial and industrial loans. We believe increasing our commercial loan portfolio, which includes commercial real estate, commercial construction and commercial and industrial loans, offers an opportunity to enhance our profitability and our growth prospects. We will continue our practice of originating one to four residential mortgage loans when market conditions are favorable to do so.
Leverage technology to enhance customer experience and drive operating efficiencies.   We continually make upgrades to our online and mobile banking suites. Management has been streamlining internal processes and will look to increase operating efficiencies through automation whenever possible. We will continue to invest in convenience technologies and employee training to enhance our customer experience and keep pace with consumer demands.
Continued emphasis on prudent credit risk management.   We are pursuing portfolio growth and diversification because we believe that and strong asset quality are keys to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. As of June 30, 2025, our non-performing assets, which includes non-accrual loans, loans that are greater than 90 days past due and real estate owned on closed branches, to total assets ratio was 0.4%.
Grow our franchise organically and through acquisitions.   We expect to embark on a strategy of opportunistic growth following the conversion and offering. We seek to expand our market share in existing and contiguous markets by leveraging our long-standing ties to the community and delivering high-quality solutions. We believe we have an opportunity to grow organically by promoting our enhanced products and services and building our customer relationships as part of our relationship expansion strategy. The additional capital raised in the offering may also be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise although we do not currently have any plans, understandings or agreements regarding any specific transactions.
Recruiting and retaining top talent.   Recruiting and retaining talented individuals to implement our business strategy will be critical to our success. While we believe we have assembled a strong management team, we will continue to assess our personnel needs and expect to add new lenders, credit analysts and treasury management personnel in order to facilitate our planned growth and to complement the existing management team. Critical to our efforts to attract and retain talent is our mutual-to-stock conversion and the adoption and implementation of employee stock benefit plans, consistent with banking regulations and subject to stockholder approval, after the conversion.
Reasons for the Conversion and Stock Offering
Our primary reasons for the conversion and the stock offering are to:
•
Enhance our capital base to support growth.   We intend to grow our commercial real estate (including commercial construction) and commercial and industrial loan portfolio while continuing the origination of one to four residential mortgages. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth since 50.0% of the net proceeds of the conversion will be downstreamed to Hoyne Savings Bank. We believe this increased capacity will improve our competitive position relative to the many banks and credit unions operating in our market area.

•
Enhance our ability to manage risk.   We believe the conversion will reduce borrower exposure and provide increased flexibility to absorb credit quality related losses and support expanded commercial lending through our enhanced equity position and increased loans-to-one borrower limitations. We will also have increased flexibility to redeploy liquidity when interest rates rise.

•
Offer our employees and directors an equity ownership interest in Hoyne Bancorp, Inc.   We believe that the conversion and offering will enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

•
Facilitate future mergers and acquisitions, if available, on a prudent basis.   Although we do not currently have any plans, understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise.

•
Offer our members the ability to take an equity ownership interest.   The offering will allow us to offer our members the ability to acquire our common stock, and thus have an equity interest in our future.

Terms of the Offering
We are offering between 5,100,000 and 6,900,000 shares of Hoyne Bancorp, Inc.’s common stock in a subscription offering to eligible depositors, and certain borrowers as of a specified eligibility date, of Hoyne Savings Bank and to our tax-qualified employee benefit plans, and, to the extent shares remain available, to the general public in a community offering. If necessary, we will also offer shares to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to a total of 7,935,000 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 7,935,000 shares or decreased to fewer than 5,100,000 shares, or the subscription and community offerings are extended beyond            , 2025, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past            , 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be canceled, and we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 7,935,000 shares or decreased to less than 5,100,000 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at the same rate. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering.
The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or the syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings.
How We Determined the Offering Range and the $10.00 Per Share Offering Price
The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Hoyne Bancorp, Inc., assuming the offering has been completed and the contributions of shares of common stock and cash to the charitable foundation have been made. RP Financial, LC (“RP Financial”), our independent appraiser, has estimated that, as of May 5, 2025 and as updated as of July 21, 2025 and assuming we had undertaken the offering, this market value was $61.2 million (inclusive of the shares to be issued to the charitable foundation). Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $52.0 million and a maximum of $70.4 million. Based on this valuation range and the offering price of $10.00 per share, Hoyne Bancorp, Inc. is offering for sale a range of shares of common stock from 5,100,000 shares to 6,900,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversion transactions undertaken by financial institutions. If demand for shares or market conditions warrant, the appraisal can be increased by up to 15.0%, which would result in an appraised value of $81.0 million, and we may sell up to 7,935,000 shares of common stock.
The appraisal is based in part on Hoyne Savings, MHC’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings institutions or their holding companies that RP Financial considers comparable to Hoyne Bancorp, Inc. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.
Company Name	Ticker Symbol	Headquarters	Total Assets at March 31, 2025
			(Dollars in millions)
Affinity Bancshares, Inc.	AFBI	Covington, GA	$912
BV Financial, Inc.	BVFL	Baltimore, MD	$922
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	$272
Central Plains Bancshares, Inc.	CPBI	Grand Island, NE	$509
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$620
IF Bancorp, Inc.	IROQ	Watseka, IL	$879
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	$1,022
PB Bankshares, Inc.(1)	PBBK	Coatesville, PA	$467
SR Bancorp, Inc.	SRBK	Bound Brook, NJ	$1,074
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	$442

(1)
Excluded from the peer group pricing in the July 21, 2025 updated appraisal, as the result of PB Bankshares, Inc. becoming the target of an announced acquisition subsequent to the appraisal dated May 5, 2025.

The following table presents a summary of selected pricing ratios for Hoyne Bancorp, Inc. (on a pro forma basis) at and for the twelve months ended June 30, 2025, and for the peer group companies based on earnings and other information at and for the twelve months ended March 31, 2025, with stock prices at July 21, 2025, as reflected in the updated appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 47.9% on a price-to-book value basis and a discount of 50.5% on a price-to-tangible book value basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The estimated appraised value and the resulting discounts took into consideration the potential financial effect of the offering.

	Price-to- earnings multiple(1)	Price-to-book value ratio	Price-to- tangible book value ratio
Hoyne Bancorp, Inc. (on a pro forma basis, assuming completion of the offering)
Adjusted Maximum	*	51.87%	51.95%
Maximum	*	47.87%	47.94%
Midpoint	*	43.98%	44.05%
Minimum	*	39.62%	39.68%
Valuation of peer group companies, all of which are fully converted (on a historical basis)
Averages	18.31x	84.39%	89.00%
Medians	18.31x	83.07%	89.96%

*
Not meaningful. The price-to-earnings multiple values are not meaningful as the result of Hoyne Bancorp, Inc.’s pro forma loss per share at each point in the valuation range and resulting negative price-to-earnings multiples. A negative price-to-earnings multiple is not meaningful for comparative valuation purposes, as it calculates to a negative pro forma market capitalization.

(1)
Price-to-earnings multiples calculated by RP Financial for Hoyne Bancorp, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings for the twelve months ended June 30, 2025. These ratios are different than those presented in “Pro Forma Data” which are for the six months ended June 30, 2025.

The pro forma calculations for Hoyne Bancorp, Inc. are based on the following assumptions:
•
A number of shares equal to 8.0% of the shares sold in the offering (including shares contributed to the charitable foundation) are purchased by the employee stock ownership plan, with the expense to be amortized over 25 years;

•
A number of shares equal to 4.0% of the shares sold in the offering (including shares contributed to the charitable foundation) are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•
A number of options equal to 10.0% of the shares sold in the offering (including shares contributed to the charitable foundation) are granted under a stock-based benefit plan, with option expense of $4.72 per option amortized over five years.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the offering the shares of our common stock will trade at or above the $10.00 per share price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.
For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering — Stock Pricing and Number of Shares to Be Issued.”
How We Intend to Use the Proceeds from the Offering
We intend to invest at least 50% of the net proceeds from the offering in Hoyne Savings Bank, to fund the loan to our employee stock ownership plan, to finance its purchase of shares of common stock in the offering, and retain the remainder of the net proceeds at Hoyne Bancorp, Inc.
Assuming we sell 6,000,000 shares of common stock in the offering at the midpoint of the offering range, resulting in estimated net proceeds of $57.5 million, we intend to invest $28.8 million in Hoyne

Savings Bank, lend $4.9 million to our employee stock ownership plan to fund its purchase of shares of common stock (which may include, subject to market conditions, open market purchases after the completion of the conversion and offering if the employee stock ownership plan is unable to purchase its shares in the subscription offering due to an oversubscription by our Eligible Account Holders), and retain $23.6 million of the net proceeds at Hoyne Bancorp, Inc. Hoyne Bancorp, Inc. will also be contributing $250,000 in cash and 2.0% of shares of common stock to the charitable foundation. Assuming we sell 7,935,000 shares of common stock in the offering at the adjusted maximum of the offering range, resulting in estimated net proceeds of $76.6 million, we intend to invest $38.3 million in Hoyne Savings Bank, lend $6.5 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain $31.6 million of the net proceeds at Hoyne Bancorp, Inc.
Hoyne Bancorp, Inc. may use the funds it retains for investment, for capital management strategies, including the repurchase of shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends and for other general corporate purposes. Hoyne Savings Bank may use the proceeds it receives to support increased lending and investment or to acquire other financial institutions or financial services companies. We do not currently have any agreement or understanding regarding any acquisition transaction.
See “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.
Persons Who May Subscribe to Purchase Shares of Common Stock in the Offering
We are offering the shares of common stock in a subscription offering in the following descending order of priority:
PRIORITY 1:	ELIGIBLE ACCOUNT HOLDERS (Hoyne Savings Bank depositors with aggregate account balances of at least $50.00 at the close of business on March 31, 2024);
PRIORITY 2:	OUR TAX QUALIFIED EMPLOYEE BENEFIT PLANS (Including our employee stock ownership plan. We expect our employee stock ownership plan to purchase 8.0% of the common stock in the offering including shares contributed to the charitable foundation.);
PRIORITY 3:	SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (Hoyne Savings Bank depositors with aggregate account balances of at least $50.00 at the close of business on , 2025); and
PRIORITY 4:	OTHER MEMBERS (Hoyne Savings Bank depositors at the close of business on , 2025, and certain borrowers of Hoyne Savings Bank as of October 16, 2020 whose borrowings remained outstanding at the close of business on , 2025).
Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Cook County, Illinois. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated community offering. Keefe, Bruyette & Woods, Inc. will act as sole manager for the syndicated community offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances then available to us.
If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. See “The Conversion and Offering” for a detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures.
Limits on How Much Common Stock You May Purchase
The minimum number of shares of common stock that may be purchased is 25 shares.

If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases either individually or through a single qualifying account held jointly, cannot exceed 30,000 shares ($300,000) of common stock:
•
most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•
your spouse or any relative of you or your spouse living in your house or who is a director or officer of Hoyne Bancorp, Inc. or Hoyne Savings Bank; or

•
other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 30,000 shares ($300,000).
Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See “The Conversion and Offering — Additional Limitations on Common Stock Purchases.”
How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering
In the subscription offering and community offering, you may pay for your shares by:
(i)
personal check, bank check or money order made payable to Hoyne Bancorp, Inc.; or

(ii)
authorizing us to withdraw available funds from the types of deposit account(s) at Hoyne Savings Bank listed on the stock order form.

Hoyne Savings Bank is prohibited from lending funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use a line of credit check from Hoyne Savings Bank or any type of third-party check (such as a check payable to you and endorsed over to Hoyne Bancorp, Inc.) to pay for shares of common stock. No wire transfer will be accepted without our prior approval. On the stock order form, you may not designate withdrawal from Hoyne Savings Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from the designated account. You may not authorize direct withdrawal from an individual retirement account (“IRA”) at Hoyne Savings Bank. See “— Using IRA Funds to Purchase Shares of Common Stock.”
You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Hoyne Bancorp, Inc. or authorization to withdraw funds from one or more of your deposit account(s) at Hoyne Savings Bank, provided that we receive your stock order form before 1:00 p.m., Central Time, on          , 2025, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by paying for overnight delivery to our Stock Information Center. You may also hand-deliver stock order forms to the Hoyne Savings Bank office located at 4786 N. Milwaukee Avenue, Chicago, Illinois 60630, which is open between 9:00 a.m. and 5:00 p.m. Central Time, Monday through Friday and between 9:00 a.m. and 12:00 p.m. Central Time on Saturday. We will accept hand-delivered stock order forms only at this location. We will not accept stock order forms at any other office. Do not mail stock order forms to any of Hoyne Savings Bank’s offices.
See “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings — Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.
Using IRA Funds to Purchase Shares of Common Stock
You may be able to subscribe for shares of common stock using funds in your IRA. If you wish to use some or all of the funds in an IRA at Hoyne Savings Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the            , 2025 offering deadline, for assistance with purchases using your IRA or other retirement account you may have at Hoyne Savings Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.
See “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings — Payment for Shares” and “— Using Individual Retirement Account Funds.”
Market for Common Stock
We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HYNE.” Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering but is not obligated to do so.
Our Dividend Policy
No decision has been made with respect to the amount, if any, and timing of any dividend payments on our common stock following the completion of the conversion and stock offering. The amount of dividends to be paid, if any, will be subject to our financial condition and results of operations, tax considerations, capital requirements and available alternative uses for capital, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will pay dividends in the future, or, if we pay dividends, that any such dividends will not be reduced or eliminated in the future. For information regarding our proposed dividend policy, see “Our Dividend Policy.”
Stock Purchases by Directors and Executive Officers
We expect our directors and executive officers, together with their associates, to subscribe for 240,000 shares of common stock in the offering, representing 4.4% of shares to be outstanding at the minimum of the offering range. They will pay the same $10.00 per share price that will be paid by all other persons who purchase shares of common stock in the offering. See “Proposed Management Purchases.”
Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings
The deadline for ordering shares of common stock in the subscription and community offerings is 1:00 p.m., Central Time, on            , 2025, unless we extend this deadline. If you wish to order shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.
Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 1:00 p.m., Central Time, on            , 2025, whether or not we have been able to locate each person entitled to subscription rights.
See “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings — Expiration Date” for a complete description of the deadline for ordering shares in the offering.
You May Not Sell or Transfer Your Subscription Rights
Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you must certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

On the stock order form, you cannot add the names of other individuals for joint stock registration unless they also have subscription rights and qualify in the same subscription offering priority as you. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.
Delivery of Shares of Common Stock
All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “— Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Conditions to Completion of the Conversion
We cannot complete the conversion and offering unless:
•
The plan of conversion is approved by the required votes of the members of Hoyne Savings, MHC at a special meeting of members to be held on November 13, 2025;

•
We receive orders for at least the minimum number of shares of common stock offered in the offering; and

•
We receive final regulatory approval from the Federal Reserve Board and the IDFPR to complete the conversion and offering and the acquisition of Hoyne Savings Bank by Hoyne Bancorp, Inc.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares
If we do not receive orders for at least 5,100,000 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:
(i)
increase the purchase limitations; and/or

(ii)
seek regulatory approval to extend the offering beyond            , 2025, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past            , 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest at 0.05% per annum for funds received in the subscription and community offerings or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and checked the box on the stock order form will be given the opportunity to increase their subscriptions up to the then-applicable limit.
Possible Change in the Offering Range
RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 7,935,000 shares in the offering without further notice to you. If, however, the updated appraisal indicates our pro forma market value is either below $52.0 million or above $81.0 million, then, after consulting with the Federal Reserve Board, we may:

•
terminate the offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•
set a new offering range; or

•
take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.
Possible Termination of the Offering
We may terminate the offering at any time with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.
Benefits to Management and Potential Dilution to Stockholders Resulting from the Offering
We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all employees of Hoyne Savings Bank, to purchase up to 8.0% of the shares of common stock we sell in the offering (including shares contributed to the charitable foundation). If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order may not be filled in the subscription offering and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the offering, subject to the approval of the Federal Reserve Board.
We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the offering. Stockholder approval of these plans would be required. We have not determined whether we will adopt the plans within twelve months following the completion of the offering or more than twelve months following the completion of the offering. If we implement stock-based benefit plans within twelve months following the completion of the offering, the stock-based benefit plans would reserve a number of shares (i) up to 4.0% of the shares of common stock sold in the offering (including shares contributed to the charitable foundation), for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10.0% of the shares of common stock sold in the offering (including shares contributed to the charitable foundation) for issuance pursuant to the exercise of stock options by key employees and directors. These percentage limitations are required by the Federal Reserve Board regulations. If the stock-based benefit plans are adopted more than twelve months after the completion of the offering, they would not be subject to the percentage limitations set forth above.
The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve for restricted stock awards and stock options, respectively, a number of shares of common stock equal to 4.0% and 10.0% of the shares sold in the offering. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to Be Granted or Purchased
			As a Percentage of Common Stock to Be Sold in the Offering and Contributed to the Charitable Foundation	As a Percentage of Common Stock to Be Outstanding	Dilution Resulting from Issuance of Shares for Stock-Based Benefit Plans	Value of Grants (Dollars in thousands)(1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range				At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	416,327	647,755	8.00%	8.00%	0.00%	$4,163	$6,478
Restricted stock awards	208,163	323,878	4.00%	4.00%	3.85%	2,082	3,239
Options granted under stock-based benefit plans	520,408	809,694	10.00%	10.00%	9.09%	2,456	3,822
Total	1,144,898	1,781,327	22.00%	22.00%	12.28%	$8,701	$13,539

(1)
The actual value of restricted stock awards will be determined based on their fair value at the date of grant. For purposes of this table, the fair value for awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.72 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 4.24%; and expected volatility of 26.44%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Tax Consequences
Hoyne Bancorp, Inc. and Hoyne Savings Bank have received an opinion of counsel, Vedder Price P.C., regarding the material federal and Illinois income tax consequences of the conversion and offering. As a general matter, the conversion and offering will not be a taxable transaction for purposes of federal or state income taxes to Hoyne Bancorp, Inc., Hoyne Savings Bank or persons eligible to subscribe for shares of stock in the subscription offering.
Emerging Growth Company Status
We qualify as an “emerging growth company” under the JOBS Act of 2012. For as long as we so qualify, we exempt ourselves from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors — Risks Related to the Offering — We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation — Emerging Growth Company Status.”
We intend to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
Risk Factors
An investment in Hoyne Bancorp, Inc.’s common stock is subject to risk, including risks related to our business and this offering.
Specific risks related to our business include, but are not limited to, growing our commercial real estate (including commercial construction) and commercial and industrial lending portfolio; our allowance for credit losses; the diversity and concentration of our loan portfolio; our prospects for profitability in the near term; economic conditions in our market areas; our business strategy to grow our commercial business and operations; our dependence on our management team; our possible growth through mergers and acquisitions; our liquidity management; competition within our market area; reputation risk; our dependence on information technology and telecommunications systems and third-party service providers; cybersecurity risks; our ability to keep pace with technological changes; acts of terrorism or other external events; changes in and compliance with laws and regulations; changes in accounting rules and best practices; changes in interest rates; changes in credit markets; inflation; noncompliance with anti-money laundering requirements; costs associated with public company reporting requirements; changes in management’s material estimates and assumptions; and environmental liability risk associated with the properties we own.
Specific risks related to this offering include, but are not limited to, those related to the future trading price for and market of the common stock of Hoyne Bancorp, Inc.; the broad discretion we have over the use of the net offering proceeds; the intended new stock-based benefit plans; the return on equity after the completion of the offering; anti-takeover and choice of forum factors; the potential lack of dividends on our common stock; the potential for delay in an investor’s ability to sell shares of common stock immediately following the offering; the irrevocability of your investment decision; our status as an emerging growth company; the distribution of subscription rights; and our contributions to the newly formed charitable foundation.
Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that follows and that discusses the above risks in further detail.
How You Can Obtain Additional Information — Stock Information Center
Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion and offering, call our Stock Information Center at        . The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS
You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.
Risks Related to Our Business
Risks Related to Our Lending Activities
We intend to increase the origination of our commercial loan portfolio which could expose us to increased lending risks and related loan losses.
As of June 30, 2025, $124.7 million, or 48.8%, of our total loan portfolio consisted of commercial real estate (including commercial construction) and commercial and industrial loans. Our current business strategy is to increase our originations of commercial real estate (including commercial construction) and commercial and industrial loans in our market area in accordance with our underwriting guidelines.
Commercial real estate (including commercial construction) and commercial and industrial loans generally expose a lender to greater risk of non-payment and loss than one to four residential mortgage loans because repayment of the loans often depends on the successful operation of the business, properties and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one to four residential mortgage loans. Loans that are collateralized by commercial real estate (including commercial construction) and commercial and industrial properties may become troubled and the value of the real estate may be significantly impaired, in which case we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.
If our allowance for credit loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.
In determining the amount of the allowance for credit losses, we analyze, among other things, our loss and delinquency experience by portfolio segments and we consider the effect of existing economic conditions. In addition, we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If the actual results are different from our estimates, or our analyses are inaccurate, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance and would decrease our net income. Our emphasis on loan growth and on increasing our commercial real estate (including commercial construction) and commercial and industrial loan portfolio, as well as any future credit deterioration, will require us to increase our allowance further in the future. As of June 30, 2025, our allowance for credit losses was 0.94% of total loans and 327.7% of non-performing loans.
In addition, federal banking regulators periodically review our allowance for credit losses and could require us to increase our provision for loan losses. Any increase in our allowance for credit losses or loan charge-offs resulting from these regulatory reviews may have a material adverse effect on our results of operations and financial condition.
Effective January 1, 2023, the Current Expected Credit Loss accounting standard referred to as “CECL” throughout this Prospectus, became effective for Hoyne Savings Bank. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL required us to change the prior method of providing allowances for loan losses that are incurred or probable, which requires us to increase the type of data we need to collect and review to determine the appropriate level of the allowance for credit losses. The adoption of CECL resulted in a $768,000 increase in the level of the allowance for credit losses as of March 31, 2023.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our local market area.
While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is comprised of loans secured by businesses, inventory and commercial real estate property located in the county of Cook and contiguous counties in Illinois. This makes us vulnerable to a downturn in the local economy and real estate markets. Specifically, the population of Cook County, which serves as the economic center of our primary market area, has declined by 4.6% since 2020, compared to the national population growth of 1.9%. The population in Cook County is projected to decrease by 2.6% over the next five years. The net population outmigration will affect consumer demand and the strength of job and income gains, all of which can affect the ability of our borrowers to repay their loans, which could impact the performance of our commercial real estate loan portfolio. Other adverse conditions, such as decreases in local real estate values caused by a recession, catastrophic events, recent changes in tax laws or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. Further, deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our allowance for credit losses, which in turn could necessitate an increase in our provision for loan losses and a resulting reduction to our earnings and capital.
The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.
The FDIC and the other bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that, like us, is involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land loans represent 100% or more of total capital, or (ii) total reported loans secured by multi-family and nonfarm residential properties, loans for construction, land acquisition and development and other land loans, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. Based on these factors, we have concluded that we do not currently have a concentration in multi-family and commercial real estate lending, as such loans represent 88.4% of total capital as of June 30, 2025 but based on our business plan, we could have such a concentration risk in the future. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or in an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and determining capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in the curtailment of our commercial real estate and multi-family lending that would adversely affect our loan originations and profitability.
Our business may be adversely affected by credit risk associated with residential property.
As of June 30, 2025, $123.1 million, or 48.2%, of our total loan portfolio. was secured by one to four residential real estate and home equity loans. One to four residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. A decline in residential real estate values as a result of a downturn in the Chicago MSA housing market could reduce the value of the real estate collateral securing these types of loans. As a result, we have increased risk that we could incur losses if borrowers default on their loans because we may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds.
A deterioration in economic conditions in our markets could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.
Prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investment securities, and our ongoing operations, costs and profitability. Our primary market, which is the Chicago MSA, has experienced volatility in real estate values over the past several years and has experienced fiscal challenges which resulted in local and real estate tax increases. This could impact the economic viability of businesses operating in our market, encourage businesses to leave the market area or discourage new employers to not move their business to our market area. Further, declines in real estate values and sales volumes and elevated unemployment levels in our market area may result in higher loan delinquencies, increases in our non-performing and classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations. Reduction in problem assets can be slow, and the process can be exacerbated by the condition of the properties securing non-performing loans and the foreclosure process in the Chicago MSA, where the majority of our borrowers reside. To the extent that we must work through the resolution of assets, economic problems may cause us to incur losses and adversely affect our capital, liquidity, and financial condition.
Risks Related to Our Business Strategy
We may not achieve significant profitability from our business strategies and growth plan in the near term.
Our ability to achieve profitability depends upon a number of factors, including, we believe, most importantly our ability to increase our revenues and grow our asset size. In order to grow, we need to successfully implement our business strategy, including increasing our loan originations, while managing expenses. Our ability to achieve profitability will also be affected by competition with other financial institutions, changes to the interest rate environment that may reduce our profit margins or impair our business strategy, our ability to recruit and retain highly qualified and experienced commercial bankers, adverse changes in the securities markets, changes in laws or government regulations, changes in consumer spending, borrowing, or saving, and changes in accounting policies, as well as other risks and uncertainties described in this “Risk Factors” section.
We believe growth of our business operations is essential to our future profitability. We expect to incur expenses related to the implementation of our growth plan, including related hiring initiatives for commercial lenders. In addition, the conversion and offering will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan, the establishment of our charitable foundation and the possible implementation of a stock-based benefit plan after the completion of the conversion and offering.
Our business strategy includes commercial real estate (including commercial construction) and commercial and industrial loan growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.
Our business strategy primarily focuses on commercial real estate (including commercial construction) and commercial and industrial loan growth, funded by deposits. Achieving such growth may require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, and our ability to manage our growth. We also face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, savings banks and savings associations, credit unions, and mortgage banking companies. Many of the financial service providers operating in our market area are significantly larger and have greater financial resources than we do, including having cultivated existing relationships with customers that we would be competing for. We can make no assurances that customers with existing relationships with other financial institutions will make loans or deposits with us.
Growth opportunities may not be available, or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in executing our business strategy.
We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel.
We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships, and will be integral in implementing our business strategy. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”
We are subject to certain risks if we are able to grow through opportunistic mergers and acquisitions.
It is possible that we may have the opportunity to evaluate acquisitions of banking institutions and other financial services companies within and surrounding our market area. As a result of the offering, we will be able to use our publicly traded shares of our common stock, as well as cash, to bid on acquisition opportunities. Acquisitions typically involve the payment of a premium over book and trading values and, therefore, may result in the dilution of our tangible book value per share. Our ability to engage in future mergers and acquisitions depends on various factors, including: (1) our ability to identify suitable merger partners and acquisition opportunities; (2) our ability to finance and complete transactions on acceptable terms and at acceptable prices; and (3) our ability to receive the necessary regulatory and, when required, stockholder approvals. Our inability to engage in an acquisition or merger for any of these reasons could have an adverse impact on the implementation of our business strategies.
Although we successfully integrated the merger of two mutual institutions in the last eight years, with no material operational issues, we understand that all mergers and acquisitions involve a number of risks and challenges, including (1) our ability to achieve planned synergies and to integrate the branches and operations we acquire, and the internal controls and regulatory functions of the acquired entity into our current operations; (2) the diversion of management’s attention from existing operations, which may adversely affect our ability to successfully conduct our business and negatively impact our financial results; and (3) failure to identify and compete for an acquisition candidate. From a financial perspective, an acquisition could involve significant cash expenditures and/or a material increase in the number of our outstanding shares of common stock, which could materially dilute stockholder value by diluting stockholders’ equity per share and earnings per share. In addition, a portion of the purchase price of an acquisition may likely be allocated to goodwill and other identifiable intangible assets. Under current accounting rules, if goodwill or other identifiable intangible assets become impaired, we would be required to incur a non-cash impairment charge which could have a material adverse effect on our earnings, stockholders’ equity, and stock price. Pursuit of acquisitions may also disrupt our business by diverting management time and resources away from our daily business operations.
Risks Related to Our Business and Industry Generally
We are dependent on our information technology and telecommunications systems and third-party service providers; systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.
Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party service providers. The failure of these systems,

or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on us.
Our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We likely will expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities.
Ineffective liquidity management could adversely affect our financial results and condition.
Effective liquidity management is essential for the operation of our business. We require sufficient liquidity to meet customer loan requests, customer deposit maturities/withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances causing industry or general financial market stress. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy generally. Factors that could detrimentally impact our access to liquidity sources include a downturn in the geographic markets in which our loans and operations are concentrated or difficult credit markets. Our access to deposits may also be affected by the liquidity needs of our depositors. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future, especially if a large number of our depositors seek to withdraw their accounts, regardless of the reason. A failure to maintain adequate liquidity could materially and adversely affect our business, results of operations or financial condition.
Strong competition within our market area could hurt our profits and slow growth.
Our profitability depends upon our continued ability to compete successfully in our market area. We face intense competition both in making loans and attracting deposits. We continue to face stiff competition for commercial real estate (including commercial construction), commercial and industrial, and one to four residential loans from other financial service providers, including commercial banks, credit unions and national residential lenders. Our competitors for commercial real estate (including commercial construction), commercial and industrial, and multi-family loans include other community banks and commercial lenders, some of which are larger than us and have greater resources and lending limits than we have and offer services that we do not provide. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. We expect competition to remain strong in the future.
We are a community institution and our ability to maintain our reputation is critical to the success of our business. The failure to do so may adversely affect our performance.
We are a community institution, and our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers or otherwise, our business and operating results may be materially adversely affected.

Security breaches and cybersecurity threats could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and that of our customers, suppliers and business partners, as well as personally identifiable information about our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. We, our customers, and other financial institutions with which we interact are subject to ongoing, continuous attempts to penetrate key systems by individual hackers, organized criminals, and in some cases, state-sponsored organizations. While we have established policies and procedures to prevent or limit the impact of cyberattacks, there can be no assurance that such events will not occur or will be adequately addressed if they do. In addition, we also outsource certain cybersecurity functions, such as penetration testing, to third-party service providers, and the failure of these service providers to adequately perform such functions could increase our exposure to security breaches and cybersecurity threats. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other malicious code and cyberattacks that could have an impact on information security. Any such breach or attacks could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Although, to our knowledge, we have not experienced any of these events to date, any such unauthorized access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties; disrupt our operations and the services we provide to customers; damage our reputation; and cause a loss of confidence in our products and services, all of which could adversely affect our financial condition and results of operations.
We must keep pace with technological change to remain competitive.
Financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available, as well as related essential personnel. In addition, technology has lowered barriers to entry into the financial services market and made it possible for financial technology companies and other non-bank entities to offer financial products and services traditionally provided by banks. The ability to keep pace with technological change is important, and the failure to do so, due to cost, proficiency or otherwise, could have a material adverse impact on our business and therefore on our financial condition and results of operations.
Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.
Operational risk is the risk of loss resulting from our operations, including, but not limited to, the risk of fraud by employees or outside persons, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of our internal control system and compliance requirements, and business continuity and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulations, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. A breakdown in our internal control system, improper operation of our systems or improper employee actions could result in material financial loss to us, the imposition of regulatory action, and damage to our reputation.
Acts of terrorism and other external events could impact our business.
Financial institutions have been, and continue to be, targets of terrorist threats aimed at compromising operating and communication systems. Such events could cause significant damage, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing repayment of our loans, and result in the loss of revenue. The occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

Additionally, financial markets may be adversely affected by the current or anticipated impact of military conflict, including wars in Russia and Ukraine, and the Middle East, terrorism or other geopolitical events.
Regulation of the financial services industry is intense, and we may be adversely affected by changes in laws and regulations.
Hoyne Savings Bank is subject to extensive government regulation, supervision and examination by the IDFPR and FDIC. In addition, Hoyne Bancorp, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board and the IDFPR. Such regulation, supervision and examination govern the activities in which we may engage and are intended primarily for the protection of the deposit insurance fund and Hoyne Savings Bank’s depositors and not for the protection of stockholders. Federal and state regulatory agencies have the ability to take strong supervisory actions against financial institutions that have experienced increased loan production and losses and other underwriting weaknesses or have compliance weaknesses. These actions include the entering into of formal or informal written agreements and cease and desist orders that place certain limitations on their operations. If we were to become subject to a regulatory action, such action could negatively impact our ability to execute our business plan, and result in operational restrictions, as well as our ability to grow, pay dividends, repurchase stock or engage in mergers and acquisitions. See “Supervision and Regulation — State and Federal Banking Regulation — Capital Requirements” for a discussion of regulatory capital requirements.
A tightening of credit markets and liquidity risk could impair our ability to fund operations and jeopardize our financial condition.
Liquidity is essential to our business. A tightening of the credit markets and the inability to obtain adequate funding to replace deposits and fund continued loan growth may negatively affect asset growth, our earnings capability and capital levels. We rely on a number of different sources in order to meet our potential liquidity demands. Our primary sources of liquidity are increases in deposit accounts, as well as cash flows from loan payments and our securities portfolio. Borrowings, especially from the Federal Home Loan Bank of Chicago (“FHLB of Chicago”) and the Bankers’ Bank, also provide us with a source of funds to meet liquidity demands. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically, or the financial services industry or the economy in general. Factors that could detrimentally impact our access to liquidity sources include adverse regulatory action against us or a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated. Our ability to borrow also could be impaired by factors that are not specific to us, such as a disruption in the financial markets, negative views and expectations about the prospects for the financial services industry or deterioration in credit markets.
Inflation can have an adverse impact on our business and on our customers.
Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. In 2022 and 2023, the Federal Reserve Board raised certain benchmark interest rates in an effort to combat inflation. As inflation increases and market interest rates rise, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.
Changes in interest rates could affect our profits and the value of our assets and liabilities.
Net income is the amount by which net interest income and noninterest income exceed noninterest expense, the provision for credit losses and taxes. Net interest income makes up a majority of our net income and is based on the difference between:
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the interest income we earn on interest-earning assets, such as loans and securities; and

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the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and liabilities and ultimately affect our earnings.
We monitor interest rate risk through the use of simulation models, including estimates of the amount by which our net portfolio value (“NPV”), which is the estimated market value of assets minus the market value of liabilities adjusted for off-balance sheet items, would change in the event of a range of assumed changes in market interest rates. As of June 30, 2025, in the event of an immediate and sustained 300 basis point increase in interest rates, we estimate that we would experience a $21.9 million, or 17.3%, decrease in NPV. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Exposure to Changes in Interest Rates.”
We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.
The nature of our business makes us sensitive to the large body of accounting rules in the United States. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.
Under CECL, banks are required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement takes place at the time the financial asset is first added to the balance sheet and periodically thereafter. The forward-looking modeling required by CECL relies on a number of macroeconomic variables. Unexpected changes to such indicators between periods could potentially result in greater earnings volatility from period to period. Our reserves may be adjusted in response to not only our actual experience, but also to external factors. If we are required to materially increase the level of the allowance for credit losses for any reason, such increase could adversely affect our business, financial condition and results of operations.
An additional impact of CECL is the asymmetry in accounting between loan-related income, which will continue to be recognized on a periodic basis based on the effective interest method, and the related credit losses, which are recognized up front at origination. This makes periods of loan expansion seem less profitable due to the immediate recognition of expected credit losses. Periods of stable or declining loan levels will look comparatively more profitable as the income trickles in for loans, where losses had been previously recognized.
Noncompliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions and impact our ability to complete transactions that require regulatory approval.
The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. Although to date we have not been subject to any fines or other sanctions related to these rules and regulations, there can be no assurance that we will not suffer any penalties or other consequences in the future. See “Supervision and Regulation — State and Federal Banking Regulation — USA Patriot Act.”
The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.
As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company; however, the measures we take may not be sufficient to satisfy our obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.
Changes in management’s estimates and assumptions may have a material impact on our financial statements and our financial condition or operating results.
In preparing this prospectus, as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses and our determinations with respect to amounts owed for income taxes.
We are subject to environmental liability risk associated with lending activities or properties we own.
A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.
Risks Related to the Offering
The future price of our common stock may be less than the $10.00 per share purchase price in the offering.
If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 per share purchase price in the offering. In some cases, shares of common stock issued by newly converted financial institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Hoyne Bancorp, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.
The capital we raise in the offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.
Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.
We have broad discretion in using the proceeds of the offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.
We intend to invest between $48.6 million and $66.4 million, or $76.7 million if the offering is increased by 15.0% of the net proceeds of the offering in Hoyne Savings Bank. We also expect to use a portion of the net proceeds we retain to fund a loan to the employee stock ownership plan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase of shares of common stock and the payment of dividends. Hoyne Savings Bank generally intends to use the net proceeds it receives to fund new commercial real estate (including commercial construction) and commercial and industrial loans, or for other general corporate purposes. With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require prior regulatory approval. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds. Our failure to utilize these funds effectively and timely would reduce our profitability and may adversely affect the value of our common stock.
As of June 30, 2025, Hoyne Savings, MHC had consolidated equity of $88.9 million. Upon completion of the conversion, Hoyne Bancorp, Inc., on a consolidated basis, will have stockholders’ equity of between $131.4 million and $156.1 million at the minimum and adjusted maximum of the offering range, respectively. For additional information see “How We Intend to Use the Proceeds from the Offering.”
There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.
Hoyne Bancorp, Inc. is a newly formed company and has not previously issued shares of its capital stock, other than a limited number of shares in connection with its incorporation, and there is no established market for the shares of its common stock. We expect that our common stock will be quoted on the Nasdaq Capital Market under the symbol “HYNE” upon conclusion of the offering, subject to completion of the offering and compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three companies making a market for our common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.
The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.
Our stock-based and other benefit plans will increase our costs, which will reduce our net income.
We intend to adopt new stock-based benefit plans after the conversion and offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we adopt stock-based benefit plans within twelve months following the conversion, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4.0% and 10.0%, respectively, of the total shares of our common stock sold in the offering (including shares contributed to the charitable foundation). If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than twelve months after the completion of the offering, our costs will increase further.
We also will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased by the employee stock ownership plan in the offering and for our new stock-based benefit plans has been estimated to be approximately $1.7 million ($1.4 million after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share.
For further discussion of our proposed stock-based plans, see “Management — New Benefit Plans — Employee Stock Ownership Plan” and “— Stock Option and Recognition and Stock-Based Benefit Plans.”
The implementation of our stock-based benefit plans may dilute your ownership interest.
We intend to adopt stock-based benefit plans following the conversion and offering, subject to the approval of our stockholders. The stock-based benefit plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on common stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options and restricted stock awards in an amount equal to 10.0% and 4.0%, respectively, of the total shares issued in the offering (including shares contributed to the charitable foundation).
Various factors may make takeover attempts more difficult to achieve.
Certain provisions of our certificate of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Hoyne Bancorp, Inc. without our board of directors’ prior approval.
Under Federal Reserve Board regulations, no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10.0% of our common stock without prior approval of the

Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a savings and loan holding company. Acquisition of 10.0% or more of any class of voting stock of a savings and loan holding company creates a rebuttable presumption that the acquirer “controls” the holding company. Also, a savings and loan holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5.0% of any class of voting shares of any bank, including Hoyne Savings Bank.
There also are provisions in our certificate of incorporation that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10.0% of the shares of common stock outstanding. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Hoyne Bancorp, Inc. without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our certificate of incorporation and equity awards to, and equity ownership of, our management and directors could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.
See “Restrictions on Acquisition of Hoyne Bancorp, Inc.” for a discussion of applicable Federal Reserve Board regulations regarding acquisitions and provisions in our certificate of incorporation and bylaws that could impact acquisitions of control of Hoyne Bancorp, Inc.
You may not receive dividends on our common stock.
Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then-current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. Hoyne Bancorp, Inc. will depend primarily upon the proceeds it retains from the offering as well as earnings of Hoyne Savings Bank to provide funds to pay dividends on our common stock. The payment of dividends by Hoyne Bancorp, Inc. also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations. As a result, any payment of dividends in the future by Hoyne Bancorp, Inc. will depend, in large part, on Hoyne Savings Bank’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors. See “Our Dividend Policy” for a discussion concerning our dividend policy and certain restrictions that exist on our ability to pay dividends.
You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.
A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.
You may not revoke your decision to purchase Hoyne Bancorp, Inc. common stock in the subscription and community offerings after you send us your order.
Funds submitted or withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond            , 2025, or the number of shares to be sold in the offering is increased to more than 7,935,000 shares or decreased to fewer than 5,100,000 shares.
We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or on any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We intend to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.23 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.
As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.
The distribution of subscription rights could have adverse income tax consequences.
If the subscription rights granted to certain current or former depositors and certain borrowers of Hoyne Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received a letter from RP Financial that it is more likely than not that such rights have no value; however, such letter is not binding on the Internal Revenue Service.
The certificate of incorporation of Hoyne Bancorp, Inc. designates the federal and state courts located in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
The certificate of incorporation of Hoyne Bancorp, Inc. provides that, unless Hoyne Bancorp, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Hoyne Bancorp, Inc., (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Hoyne Bancorp, Inc. to Hoyne Bancorp, Inc. or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Because this provision permits claims to be brought in federal courts located in the State of Delaware, this provision would apply to a claim made under the U.S. federal securities laws where there is exclusive federal jurisdiction for such a claim, although there is uncertainty as to whether a court would enforce such a provision, and a stockholder of

Hoyne Bancorp, Inc. cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability, or make it more costly, to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.
Risks Related to the Charitable Foundation
The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2025.
We intend to fund our newly formed charitable foundation in connection with the stock offering. We intend to contribute two percent of our outstanding shares of common stock sold in the offering (including shares contributed to the charitable foundation) and $250,000 in cash. The contribution will have an adverse effect on our net income for the quarter and year in which we complete the stock offering and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income for the year ended December 31, 2025 by approximately $1.3 million, assuming the offering closes at the adjusted maximum of the offering range. In addition, persons purchasing shares in the stock offering will have their ownership and voting interests in Hoyne Bancorp, Inc. diluted by up to 2.0% due to the contribution of shares of common stock to the charitable foundation.
Our contribution to the charitable foundation may not be deductible for federal income tax purposes.
We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code of 1986, as amended (the “Code”), a corporation is permitted to deduct up to 10.0% of its taxable income (generally income before federal income tax, charitable contributions expense and certain other items) in any one year for charitable contributions. Any contribution in excess of the 10.0% limit may be deducted for federal income tax purposes over the five years following the year in which the charitable contribution is made, subject to limitations in each of those years. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expire thereafter.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
Set forth below is selected consolidated financial and other data of Hoyne Savings, MHC and its subsidiaries at and for the dates indicated. The following is only a condensed summary and should be read in conjunction with the business and financial information regarding Hoyne Savings, MHC included elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus. The results of operations for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the entire year. The information at and for the years ended December 31, 2024 and 2023 is derived in part from the audited consolidated financial statements that appear elsewhere in this prospectus. The information at and for the six months ended June 30, 2025 and for the six months ended June 30, 2024 has been derived from our unaudited consolidated interim financial statements included elsewhere in this prospectus and which have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly in all material respects our financial position and results of operations for such periods in accordance with Generally Accepted Accounting Principles (“GAAP”).
	As of June 30,	As of December 31,
	2025	2024	2023
	(Dollars in thousands)
Selected Consolidated Financial Condition Data:
Total assets	$453,417	$449,513	$446,099
Cash and cash equivalents	23,839	15,327	24,675
Certificates of deposit	870	1,350	1,350
Investment securities available-for-sale	111,773	116,555	136,886
Investment securities held-to-maturity	31,124	34,022	57,350
FHLB of Chicago stock	1,166	1,166	1,166
Bankers’ Bank stock, at cost	992	992	—
Real estate owned	868	139	200
Loans receivable, net	247,507	240,928	190,571
Premises and equipment	7,191	7,750	7,591
Bank-owned life insurance (BOLI)	14,619	16,990	13,255
Core deposit intangibles(1)	230	322	506
Deferred tax assets	9,658	10,806	9,579
Total deposits	357,181	357,292	352,875
Total equity	$88,894	$85,830	$87,760

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Selected Operating Data:
Total interest income(2)	$9,775	$8,050	$16,799	$15,419
Total interest expense, deposits	(3,298)	(3,573)	(7,085)	(4,472)
Net interest income	6,477	4,477	9,714	10,947
Provision for credit losses	(270)	(234)	(468)	—
Net interest income after provision for credit losses	6,207	4,243	9,246	10,947
Total noninterest income	407	483	1,080	638
Total noninterest expense	(6,675)	(6,626)	(13,318)	(13,478)
Income (loss) before benefit for income taxes	(61)	(1,900)	(2,992)	(1,893)
Recovery (provisions) for income taxes	13	542	(1,034)	3,384
Net income (loss)	$(48)	$(1,358)	$(1,958)	$1,491
Selected Performance Ratios:(3)
Average yield on average interest-earning assets	4.64%	3.92%	4.12%	3.90%
Average rate on interest-bearing liabilities	1.81%	2.03%	2.03%	1.22%
Average interest rate spread(4)	2.83%	1.89%	2.09%	2.68%
Net interest margin(4)	3.07%	2.18%	2.38%	2.77%
Average interest-earning assets to average interest-bearing liabilities	115.84%	116.67%	116.48%	108.13%
Net interest income after provision for credit losses to noninterest expense	92.99%	64.04%	69.42%	81.22%
Total noninterest expense to average assets	2.91%	2.98%	3.01%	2.96%
Efficiency ratio(5)	96.96%	133.59%	123.38%	116.34%
Return on average assets (ratio of net income (loss) to average total assets)	(0.02)%	(0.61)%	(0.44)%	0.33%
Return on average equity (ratio of net income (loss) to average total equity)	(0.11)%	(3.16)%	(2.27)%	1.75%
Asset Quality Ratios:(6)
Non-accrual loans as a percent of total loans outstanding	0.29%	0.69%	0.66%	0.74%
Non-performing assets as a percent of total assets(7)	0.35%	0.31%	0.40%	0.37%
Allowance for credit losses as a percent of total loans outstanding	0.94%	0.95%	0.86%	0.85%
Allowance for credit losses as a percent of non-performing loans(8)	327.72%	137.24%	128.00%	114.47%
Net charge-offs (recoveries) to average loans outstanding	(0.006)%	—%	(0.002)%	0.008%
Capital Ratios:(6)(9)
Tier 1 leverage (to average) assets for the leverage ratio	20.0%	20.6%	19.9%	20.8%
Average equity to average assets	19.08%	19.30%	19.48%	18.68%
Other Data:
Full-service banking offices	6	7	6	7
Full-time equivalent employees	58	75	73	80

(1)
The core deposit intangibles are the result of the two mergers in 2017 and 2020.

(2)
Includes dividend income from the FHLB of Chicago and Bankers’ Bank.

(3)
With the exception of end-of-period ratios, all ratios are based on ending balances during the indicated periods.

(4)
Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)
The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

(6)
Asset quality ratios and capital ratios are end-of-period ratios, except for net charge-offs to average loans receivable.

(7)
Non-performing assets consist of non-performing loans and the value of real estate owned. Non-performing loans consist of all loans 90 days or more past due. As of June 30, 2025, the value of real estate owned on two closed branches was $868,000; as of December 31, 2024, the value of real estate owned on one closed branch was $139,000; and as of December 31, 2023, the value of real estate owned on one closed branch was $200,000.

(8)
Non-performing loans consist of non-accrual loans and loans that are 90 days past due and still accruing.

(9)
As of January 1, 2023, we elected to follow the Community Bank Leverage Ratio (the “CBLRF”) capital adequacy guidelines. The CBLRF is equivalent to Tier 1 leverage (core) capital (to adjusted tangible assets) ratio above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Supervision and Regulation — Federal Banking Regulation — Capital Requirements.”

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
•
statements of our goals, intentions and expectations;

•
statements regarding our business plans, prospects, growth and operating strategies; and

•
statements regarding the quality of our loan and investment portfolios.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•
estimates of our risks and future costs and benefits.

•
general economic conditions, either nationally or in our market areas, that are different than expected;

•
changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for credit losses;

•
our ability to access cost-effective funding;

•
major catastrophes such as tornadoes, floods or other natural disasters, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on us and our customers and other constituencies;

•
further data processing and other technological changes that may be more difficult or expensive than expected;

•
success or consummation of new business initiatives may be more difficult or expensive than expected;

•
the inability of third-party service providers to perform;

•
fluctuations in real estate values and both residential and commercial real estate market conditions;

•
demand for loans and deposits in our market area;

•
our ability to continue to implement our business strategies;

•
competition among depository and other financial institutions;

•
inflation and changes in the interest rate environment that reduce our margins and yields, reduce the fair value of financial instruments or reduce the origination levels in our lending business, or increase the level of defaults, losses and prepayments on loans;

•
adverse changes in the securities markets;

•
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•
our ability to manage market risk, credit risk and operational risk in the current economic conditions;

•
our ability to enter new markets successfully and capitalize on growth opportunities;

•
our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•
changes in consumer spending, borrowing and savings habits;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•
geopolitical tensions that could affect economic activity or specific industry sectors;

•
our ability to hire and retain key employees; and

•
our compensation expense associated with equity allocated or awarded to our employees.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page    .

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
Although we cannot determine what the actual net offering proceeds will be until the offering is completed, we estimate that the net proceeds will be between $48.6 million and $66.4 million, or $76.7 million if the offering range is increased by 15.0%.
We intend to distribute the net proceeds as follows:
	Based upon the Sale at $10.00 Per Share of
	5,100,000 Shares		6,000,000 Shares		6,900,000 Shares		7,935,000 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$51,000		$60,000		$69,000		$79,350
Less: offering expenses	(2,410)		(2,500)		(2,590)		(2,694)
Net offering proceeds	48,590	100.0%	$57,500	100.0%	$66,410	100.0%	$76,656	100.0%
Less:
Proceeds contributed to Hoyne Savings Bank	24,295	50.0%	$28,750	50.0%	$33,205	50.0%	$38,328	50.0%
Proceeds contributed to charitable foundation	250	0.5%	$250	0.4%	$250	0.4%	$250	0.3%
Proceeds used for loan to employee stock ownership plan	4,163	8.6%	$4,898	8.5%	$5,633	8.5%	$6,478	8.5%
Proceeds retained by Hoyne Bancorp, Inc.	$19,882	40.9%	$23,602	41.1%	$27,322	41.1%	$31,600	41.2%

(1)
As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Hoyne Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and more in the syndicated community offering than we have assumed.
Hoyne Bancorp, Inc. may use the proceeds it retains from the offering:
•
to invest in securities;

•
for capital management strategies, including repurchases to fund stock-based benefit plans and additional stock repurchases, subject to regulatory limitations;

•
although we do not currently have any understandings or agreements regarding any specific transactions, to facilitate the potential acquisition of financial institutions, asset portfolios and branch offices, if available, on a prudent basis; and

•
for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the offering. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards or tax-qualified employee stock benefit plans.

Hoyne Savings Bank may use the net proceeds it receives from the offering:
•
to fund new loans;

•
to invest in securities;

•
to expand its retail banking franchise by establishing or acquiring new loan productions offices and branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity; and

•
for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investment securities of the type currently held by Hoyne Savings Bank. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions.
We expect our return on equity to be low until we are able to effectively deploy the additional capital raised in the offering. See “Risk Factors — Risks Related to the Offering — We have broad discretion in using the proceeds of the offering. Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock” and “— Risks Related to the Offering — The capital we raise in the offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY
Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock. The board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our financial condition and results of operations, tax considerations, capital requirements and available alternative uses for capital, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or, if dividends are paid, that any such dividends will not be reduced or eliminated in the future.
The source of dividends will depend on the net proceeds retained by Hoyne Bancorp, Inc. from the offering and earnings thereon, and dividends paid by Hoyne Savings Bank to Hoyne Bancorp, Inc. In addition, Hoyne Bancorp, Inc. will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Delaware law generally limits dividends to be paid out of its capital surplus or, if there is no surplus, out of net profits from the fiscal year in which the dividend is declared, and the preceding fiscal year, subject to certain limitations.
After the completion of the conversion, Hoyne Savings Bank will not be permitted to pay dividends to Hoyne Bancorp, Inc., its sole stockholder, if Hoyne Savings Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Hoyne Savings Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Hoyne Savings Bank must provide notice to the Federal Reserve Board and file an application with the IDFPR for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of its net income for that year to date plus its retained net income for the preceding two years, or it would not be at least adequately capitalized following the distribution.
Any payment of dividends by Hoyne Savings Bank to Hoyne Bancorp, Inc. that would be deemed to be drawn from Hoyne Savings Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by Hoyne Savings Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Hoyne Savings Bank does not intend to make any distribution that would create such a federal tax liability.
We intend to file a consolidated federal tax return with Hoyne Savings Bank. Accordingly, it is anticipated that any cash distributions made by Hoyne Bancorp, Inc. to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the conversion and stock offering, Hoyne Bancorp, Inc. will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK
Hoyne Bancorp, Inc. is a newly formed company and has not previously issued shares of its capital stock, other than a limited number of shares in connection with its incorporation, and there is no established market for the shares of its common stock. We have applied to list our shares of common stock on the Nasdaq Capital Market under the symbol “HYNE,” subject to completion of the conversion and compliance with certain listing conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.
The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing shares of common stock in the offering will be able to sell their shares at or above the $10.00 offering purchase price per share.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
As of June 30, 2025, Hoyne Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well-capitalized.” The table below sets forth the historical equity capital and regulatory capital of Hoyne Savings Bank as of June 30, 2025, and the pro forma equity capital and regulatory capital of Hoyne Savings Bank after giving effect to the sale of shares of common stock at $10.00 per share in the offering. Hoyne Savings Bank elected the CBLRF as of January 1, 2023, but the table below shows Hoyne Savings Bank’s capital ratios for illustrative purposes as if it had not made such election. The CBLRF is equivalent to the Tier 1 leverage ratio in the table below. To be considered well-capitalized using the CBLRF as of June 30, 2025 required a ratio that exceeds 8.5%. The table assumes that Hoyne Savings Bank receives 50.0% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”
	Hoyne Savings Bank Historical at June 30, 2025		Hoyne Savings Bank Pro Forma as of June 30, 2025 Based Upon the Sale in the Offering of:
			5,100,000 Shares at $10.00 per share		6,000,000 Shares at $10.00 per share		6,900,000 Shares at $10.00 per share		7,935,000 Shares at $10.00 per share
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$80,824	17.83%	$98,874	20.70%	$102,227	21.21%	$105,580	21.70%	$109,435	22.26%
Tier 1 leverage capital(2)(3)	89,498	20.0%	107,548	22.79%	110,901	23.28%	114,254	23.76%	118,109	24.30%
Tier 1 leverage requirement	22,386	5.00%	23,601	5.00%	23,823	5.00%	24,046	5.00%	24,302	5.00%
Excess	$67,112	14.99%	$83,947	17.79%	$87,078	18.28%	$90,208	18.76%	$93,807	19.30%
Reconciliation of capital infused into Hoyne Savings Bank
Proceeds contributed to Hoyne Savings Bank			$24,295		$28,750		$33,205		$38,328
Less common stock acquired by employee stock ownership plan			(4,163)		(4,898)		(5,633)		(6,478)
Less common stock acquired by stock-based benefit plan			(2,082)		(2,449)		(2,816)		(3,239)
Pro forma increase			$18,050		$21,403		$24,756		$28,611

(1)
As adjusted to give effect to an increase in the number of shares, which could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20.0% risk weighting.

CAPITALIZATION
The following table presents, as of June 30, 2025, the historical consolidated capitalization of Hoyne Savings, MHC and the pro forma consolidated capitalization of Hoyne Bancorp, Inc. after giving effect to the conversion and offering based upon the assumptions set forth under “Pro Forma Data.”
	Hoyne Savings, MHC Historical Capitalization as of June 30, 2025	Pro Forma Consolidated Capitalization as of June 30, 2025 of Hoyne Bancorp, Inc. Based Upon the Sale for $10.00 per Share of:
		5,100,000 Shares	6,000,000 Shares	6,900,000 Shares	7,935,000 Shares(1)
	(Dollars in thousands)
Deposits(2)	$357,181	$357,181	$357,181	$357,181	$357,181
Borrowings	—	—	—	—	—
Total deposits and borrowed funds	$357,181	$357,181	$357,181	$357,181	$357,181
Stockholders’ equity:
Preferred stock, $0.01 par value, 500,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 9,500,000 shares authorized; shares to be issued as reflected(3)	—	52	61	70	81
Additional paid-in capital	—	49,579	58,663	67,748	78,194
Retained earnings(4)	101,673	101,673	101,673	101,673	101,673
Accumulated other comprehensive loss, net of tax	(12,779)	(12,779)	(12,779)	(12,779)	(12,779)
Net impact of foundation
Expense of contribution to charitable foundation	—	(1,291)	(1,474)	(1,658)	(1,869)
Tax benefit of contribution to charitable foundation	—	368	420	473	533
Less:
Common stock acquired by employee stock ownership plan(5)	—	(4,163)	(4,898)	(5,633)	(6,478)
Common stock acquired by stock-based benefit plans(6)	—	(2,082)	(2,449)	(2,816)	(3,239)
Total stockholders’ equity	$88,894	$131,357	$139,217	$147,078	$156,116
Pro Forma Shares Outstanding
Total shares outstanding		5,204,082	6,122,449	7,040,816	8,096,938
Shares issued to charitable foundation		104,082	122,449	140,816	161,938
Shares offered for sale		5,100,000	6,000,000	6,900,000	7,935,000
Total stockholders’ equity as a percent of pro forma total assets	19.6%	26.5%	27.6%	28.8%	30.0%

(1)
As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Does not reflect withdrawals from deposit accounts at Hoyne Savings Bank for the purchase of shares of common stock. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)
No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. The implementation of such plans will require stockholder approval. If the plans are implemented within the first year after the closing of the offering, an amount up to 10.0% of the shares of common stock sold in the offering (including shares contributed to the charitable foundation) will be reserved for issuance upon the exercise of options under the plans. See “Management.”

(4)
The retained earnings of Hoyne Savings Bank will be substantially restricted after the offering. See “Supervision and Regulation — State and Federal Banking Regulations — Capital Distributions.”

(5)
Assumes that 8.0% of the shares sold in the offering (including shares contributed to the charitable foundation) will be acquired by the employee stock ownership plan financed by a loan from Hoyne Bancorp, Inc. The loan will be repaid principally from Hoyne Savings Bank’s contributions to the employee stock ownership plan. Since Hoyne Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Hoyne Bancorp, Inc.’s consolidated balance sheet. Accordingly, the dollar amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity. See “Management — New Stock Benefit Plans — Employee Stock Ownership Plan.”

(6)
Assumes a number of shares of common stock equal to 4.0% of the shares of common stock to be sold in the offering (including shares contributed to the charitable foundation) will be purchased for grant by a stock-based benefit plan. The funds to be used by such plan to purchase the shares will be provided by Hoyne Bancorp, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. Hoyne Bancorp, Inc. will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plan and will credit capital in an amount equal to the charge to operations. Implementation of such plan will require stockholder approval. See “Management — New Stock Benefit Plans — Stock Option and Stock-Based Benefit Plans.”

PRO FORMA DATA
The following table illustrates the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint and the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following table is based upon the following assumptions, although actual expenses may vary from these estimates:
•
all of the shares of common stock will be sold in the subscription offering and no shares will be sold in the syndicated community offering;

•
our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering (including shares of common stock contributed to the charitable foundation) with a loan from Hoyne Bancorp, Inc. that will be repaid in equal installments over 25 years;

•
our directors, executive officers and their associates will purchase an aggregate of 240,000 shares of common stock in the offering;

•
we will pay Keefe, Bruyette & Woods, Inc. a fee equal to 1.00% of the aggregate amount of common stock sold in the subscription offering;

•
total expenses of the offering, excluding selling agent fees and commissions, will be approximately $1.9 million; and

•
Hoyne Bancorp, Inc. will contribute to the charitable foundation $250,000 in cash and two percent of the shares of common stock issued in the offering (including shares of common stock issued to the charitable foundation).

We calculated pro forma consolidated net income for the six months ended June 30, 2025 and the year ended December 31, 2024, as if the estimated net investable proceeds had been invested at an assumed interest rate of 3.79% (2.71% on an after-tax basis using an assumed tax rate of 28.5%). This represents the yield on the five-year U.S. Treasury Note as of June 30, 2025, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal banking regulators.
We calculated historical and pro forma per share amounts by dividing historical and pro forma consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.
The pro forma table gives effect to the implementation of a new stock-based benefit plan. We have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4.0% of the shares of common stock sold in the stock offering (including shares of common stock contributed to the charitable foundation) at the same $10.00 per share price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plan will vest over a five-year period.
We also have assumed that options will be granted under a new stock option plan to acquire shares of common stock equal to 10.0% of the shares of common stock sold in the stock offering (including shares of common stock contributed to the charitable foundation). In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.72 for each option.
We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10.0% and 4.0%, respectively, of the shares of common stock sold in the stock offering (including shares of common stock contributed to the charitable foundation) and that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the conversion and offering.
As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50.0% of the net offering proceeds to Hoyne Savings Bank, and Hoyne Bancorp, Inc. will retain the remainder of the net proceeds from the stock offering. Hoyne Bancorp, Inc. will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.
The pro forma table does not give effect to:
•
withdrawals from deposit accounts to purchase shares of common stock in the offering;

•
increased fees that we would pay Keefe, Bruyette & Woods, Inc. and other broker-dealers in the event that we have to conduct a syndicated community offering;

•
our results of operations after the offering; or

•
changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Hoyne Savings Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering — Liquidation Rights.”
	As of or for the Six Months Ended June 30, 2025 Based Upon the Sale at $10.00 Per Share of
	5,100,000 Shares at Minimum of Offering Range	6,000,000 Shares at Midpoint of Offering Range	6,900,000 Shares at Maximum of Offering Range	7,935,000 Shares at Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering:	$51,000	$60,000	$69,000	$79,350
Expenses	(2,410)	(2,500)	(2,590)	(2,694)
Estimated net proceeds	48,590	57,500	66,410	76,656
Cash contribution to charitable foundation	$(250)	$(250)	$(250)	$(250)
Common stock acquired by employee stock ownership plan(1)	(4,163)	(4,898)	(5,633)	(6,478)
Common stock granted for restricted stock awards(2)	(2,082)	(2,449)	(2,816)	(3,239)
Net investable proceeds	$42,095	$49,903	$57,711	$66,689
For the Six Months Ended June 30, 2025
Consolidated net income (loss):
Historical net income (loss)	$(48)	$(48)	$(48)	$(48)
Pro forma income on net investable proceeds	570	676	782	904
Employee stock ownership plan	(60)	(70)	(81)	(93)
Shares granted under restricted stock awards(2)	(149)	(175)	(201)	(232)
Options granted under stock-based benefit plans(3)	(228)	(268)	(309)	(355)
Pro forma net income	$85	$115	$143	$176

	As of or for the Six Months Ended June 30, 2025 Based Upon the Sale at $10.00 Per Share of
	5,100,000 Shares at Minimum of Offering Range	6,000,000 Shares at Midpoint of Offering Range	6,900,000 Shares at Maximum of Offering Range	7,935,000 Shares at Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Earnings per share:(4)
Historical net income	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Pro forma income on net investable proceeds	0.12	0.12	0.12	0.12
Employee stock ownership plan(1)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under restricted stock awards(2)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under stock-based benefit plans(3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma net income per share(4)	$0.02	$0.02	$0.02	$0.02
Offering price as a multiple of pro forma net income per share	250.00	250.00	250.00	250.00
Number of shares used in net income per share calculations	4,796,082	5,642,449	6,488,816	7,462,138
As of June 30, 2025
Stockholders’ equity:
Historical stockholders’ equity	$88,894	$88,894	$88,894	$88,894
Estimated net proceeds	48,590	57,500	66,410	76,656
Market value of shares donated to charitable foundation	1,041	1,224	1,408	1,619
Expense of contribution of stock to charitable foundation	(1,291)	(1,474)	(1,658)	(1,869)
Tax benefit of contribution to charitable foundation	368	420	473	533
Common stock acquired by employee stock ownership plan(1)	(4,163)	(4,898)	(5,633)	(6,478)
Common stock granted under restricted stock awards(2)	(2,082)	(2,449)	(2,816)	(3,239)
Pro forma stockholders’ equity	131,357	139,217	147,078	156,116
Intangible assets	(230)	(230)	(230)	(230)
Pro forma tangible stockholders’ equity	$131,127	$138,987	$146,848	$155,886
Stockholders’ equity per share:
Historical stockholders’ equity	$17.08	$14.52	$12.63	$10.98
Estimated net proceeds	9.34	9.39	9.43	9.47
Market value of shares donated to charitable foundation	0.20	0.20	0.20	0.20
Expense of contribution of stock to charitable foundation	(0.25)	(0.24)	(0.24)	(0.23)
Tax benefit of contribution to charitable foundation	0.07	0.07	0.07	0.06
Common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)

	As of or for the Six Months Ended June 30, 2025 Based Upon the Sale at $10.00 Per Share of
	5,100,000 Shares at Minimum of Offering Range	6,000,000 Shares at Midpoint of Offering Range	6,900,000 Shares at Maximum of Offering Range	7,935,000 Shares at Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Common stock granted under restricted stock awards(2)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share(5)	25.24	22.74	20.89	19.28
Intangible assets	(0.04)	(0.04)	(0.03)	(0.03)
Pro forma tangible stockholders’ equity per share	$25.20	$22.70	$20.86	$19.25
Offering price as a percentage of pro forma stockholders’ equity per share	39.62%	43.98%	47.87%	51.87%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	39.68%	44.05%	47.94%	51.95%
Number of shares outstanding for pro forma equity per share calculations	5,204,082	6,122,449	7,040,816	8,096,938
	As of or for the Year Ended December 31, 2024 Based Upon the Sale at $10.00 Per Share of
	5,100,000 Shares at Minimum of Offering Range	6,000,000 Shares at Midpoint of Offering Range	6,900,000 Shares at Maximum of Offering Range	7,935,000 Shares at Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering:	$51,000	$60,000	$69,000	$79,350
Expenses	2,410	2,500	2,590	2,694
Estimated net proceeds	48,590	57,500	66,410	76,656
Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Common stock acquired by employee stock ownership plan(1)	(4,163)	(4,898)	(5,633)	(6,478)
Common stock granted for restricted stock awards(2)	(2,082)	(2,449)	(2,816)	(3,239)
Net investable proceeds	$42,095	$49,903	$57,711	$66,689
For the Year Ended December 31, 2024
Consolidated net income (loss):
Historical net income (loss)	$(1,958)	$(1,958)	$(1,958)	$(1,958)
Pro forma income on net investable proceeds	1,141	1,352	1,564	1,807
Employee stock ownership plan	(119)	(140)	(161)	(185)
Shares granted under restricted stock awards(2)	(298)	(350)	(403)	(463)
Options granted under stock-based benefit plans(3)	(456)	(537)	(617)	(710)
Pro forma net income (loss)	$(1,690)	$(1,633)	$(1,575)	$(1,509)
Earnings (loss) per share:(4)
Historical net income (loss)	$(0.41)	$(0.35)	$(0.30)	$(0.26)
Pro forma income on net investable proceeds	0.24	0.24	0.24	0.24
Employee stock ownership plan(1)	(0.02)	(0.02)	(0.02)	(0.02)

	As of or for the Year Ended December 31, 2024 Based Upon the Sale at $10.00 Per Share of
	5,100,000 Shares at Minimum of Offering Range	6,000,000 Shares at Midpoint of Offering Range	6,900,000 Shares at Maximum of Offering Range	7,935,000 Shares at Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Shares granted under restricted stock awards(2)	(0.06)	(0.06)	(0.06)	(0.06)
Options granted under stock-based benefit plans(3)	(0.09)	(0.10)	(0.09)	(0.09)
Pro forma net income (loss) per share(4)	$(0.34)	$(0.29)	$(0.23)	$(0.19)
Offering price as a multiple of pro forma net income per share, annualized	*	*	*	*
Number of shares used in earnings per share calculations	4,804,409	5,652,245	6,500,081	7,475,093
As of December 31, 2024
Stockholders’ equity:
Historical stockholders’ equity	$85,830	$85,830	$85,830	$85,830
Estimated net proceeds	48,590	57,500	66,410	76,656
Market value of shares donated to charitable foundation	1,041	1,224	1,408	1,619
Expense of contribution of stock to charitable foundation	(1,291)	(1,474)	(1,658)	(1,869)
Tax benefit of contribution to charitable foundation	368	420	473	533
Common stock acquired by employee stock ownership plan(1)	(4,163)	(4,898)	(5,633)	(6,478)
Common stock granted under restricted stock awards(2)	(2,082)	(2,449)	(2,816)	(3,239)
Pro forma stockholders’ equity	128,293	136,153	144,014	153,052
Intangible assets	(322)	(322)	(322)	(322)
Pro forma tangible stockholders’ equity	$127,971	$135,831	$143,692	$152,730
Stockholders’ equity per share:
Historical stockholders’ equity	$16.49	$14.02	$12.19	$10.60
Estimated net proceeds	9.34	9.39	9.43	9.47
Market value of shares donated to charitable foundation	0.20	0.20	0.20	0.20
Expense of contribution of stock to charitable foundation	(0.25)	(0.24)	(0.24)	(0.23)
Tax benefit of contribution to charitable foundation	0.07	0.07	0.07	0.06
Defined benefit termination cost after tax	—	—	—	—
Common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock granted under restricted stock awards(2)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share(5)	$24.65	$22.24	$20.45	$18.90
Intangible assets	(0.06)	(0.05)	(0.05)	(0.04)
Pro forma tangible stockholders’ equity per share	$24.59	$22.19	$20.40	$18.86

	As of or for the Year Ended December 31, 2024 Based Upon the Sale at $10.00 Per Share of
	5,100,000 Shares at Minimum of Offering Range	6,000,000 Shares at Midpoint of Offering Range	6,900,000 Shares at Maximum of Offering Range	7,935,000 Shares at Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Offering price as a percentage of pro forma stockholders’ equity per share	40.57%	44.96%	48.90%	52.91%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	40.67%	45.07%	49.02%	53.02%
Number of shares outstanding for pro forma equity per share calculations	5,204,082	6,122,449	7,040,816	8,096,938

*
Not meaningful.

(1)
Assumes that 8.0% of the shares of common stock sold in the offering including shares contributed to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Hoyne Bancorp, Inc. Hoyne Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Hoyne Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Compensation — Stock Compensation-Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Hoyne Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 28.5%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that shares were committed to be released over 25 equal annual installments during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(2)
Assumes that a new stock-based benefit plan purchases an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering including shares contributed to the charitable foundation. Stockholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Hoyne Bancorp, Inc. or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Hoyne Bancorp, Inc. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the plan is amortized as an expense during the six months ended June 30, 2025, (iii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2024, and (iv) the plan expense reflects an effective tax of 28.5%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock (equal to 4.0% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%. See “Management — New Stock Benefit Plans — Stock Option and Stock-Based Benefit Plans.”

(3)
Assumes that options are granted under a new stock option plan to acquire an aggregate number of shares of common stock equal to 10.0% of the shares to be sold in the offering. Stockholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock option plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.72 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 28.5%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock option plan will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 9.1%. See “Management — New Stock Benefit Plans — Stock Option and Stock-Based Benefit Plans.”

(4)
Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and contributed to the charitable foundation, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See note (1) above. The number of shares of common stock actually sold may be more or less than the assumed amounts.

(5)
Stockholders’ equity per share calculations are based upon the number of shares assumed to be sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold may be more or less than the assumed amounts.

COMPARISON OF VALUATION AND PRO FORMA
INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION
As reflected in the table below, if the charitable foundation is not funded in connection with the conversion and stock offering, RP Financial estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $52.0 million, $61.2 million, $70.4 million and $81.0 million, respectively, with the charitable foundation, as compared to $52.7 million, $62.0 million, $71.3 million and $82.0 million, respectively, without the charitable foundation. There is no assurance that if the charitable foundation were not funded, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.
For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the six months ended June 30, 2025 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the period, without the charitable foundation.
	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Charitable Foundation	Without Charitable Foundation	With Charitable Foundation	Without Charitable Foundation	With Charitable Foundation	Without Charitable Foundation	With Charitable Foundation	Without Charitable Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$51,000	$52,700	$60,000	$62,000	$69,000	$71,300	$79,350	$81,995
Pro forma market capitalization	52,041	52,700	61,224	62,000	70,408	71,300	80,969	81,995
Total assets	495,880	497,366	503,740	505,457	511,601	513,548	520,639	522,852
Total liabilities	364,523	364,523	364,523	364,523	364,523	364,523	364,523	364,523
Pro forma stockholders’ equity	131,357	132,843	139,217	140,934	147,078	149,025	156,116	158,329
Pro forma net income(1)	85	102	115	134	143	164	176	201
Pro forma stockholders’ equity per share	$25.24	$25.21	$22.74	$22.73	$20.89	$20.90	$19.28	$19.30
Pro forma earnings per share	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	39.62%	39.67%	43.98%	43.99%	47.87%	47.85%	51.87%	51.81%
Offering price to annualized pro forma earnings per share	250.00x	250.00x	250.00x	250.00x	250.00x	250.00x	250.00x	250.00x
Pro forma financial ratios:
Return on assets	0.03%	0.04%	0.05%	0.05%	0.06%	0.06%	0.07%	0.08%
Return on equity	0.13%	0.15%	0.17%	0.19%	0.19%	0.22%	0.23%	0.25%
Equity to assets	26.49%	26.71%	27.64%	27.88%	28.75%	29.02%	29.99%	30.28%
Total shares issued	5,204,082	5,270,000	6,122,449	6,200,000	7,040,816	7,130,000	8,096,938	8,199,500

(1)
The following table shows the estimated after-tax expenses associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the six months ended June 30, 2025.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Before-tax (expense) of contribution to charitable foundation	$(1,291)	$(1,474)	$(1,658)	$(1,869)
After-tax (expense) of contribution to charitable foundation	(923)	(1,054)	(1,185)	(1,336)
Pro forma net income (loss)	(838)	(939)	(1,042)	(1,160)
Pro forma net (loss) per share	$(0.17)	$(0.17)	$(0.16)	$(0.16)
Pro forma tax benefit	368	420	473	533
Offering price to pro forma net income (loss) per share	*	*	*	*
Pro forma return (loss) on assets	(0.34)%	(0.37)%	(0.41)%	(0.45)%
Pro forma return (loss) on equity	(1.28)%	(1.35)%	(1.42)%	(1.49)%

*
Not meaningful.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion and analysis reflects the consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of the financial condition and results of operations of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank. The information in this section as of December 31, 2024 and December 31, 2023 and for the years then ended is derived in part from the audited consolidated financial statements which appear beginning on page F-1 of this prospectus. The information as of June 30, 2025 and June 30, 2024 is unaudited. You should read the information in this section in conjunction with the business and financial information regarding the Hoyne Savings, MHC provided in this prospectus.
Restatement of Financial Statements
In connection with the preparation of our unaudited consolidated interim financial statements as of and for the six months ended June 30, 2025 and 2024, an error was identified in relation to the accounting for the closed and held for sale of two bank branches, one in the fourth quarter of 2024 and one in the first quarter of 2025, which were included in real estate owned on the balance sheet and the related deferred tax effect on the transaction. Consequently, in accordance with ASC 250, Accounting Changes and Error Corrections, we restated our consolidated statement of financial condition, consolidated statement of income and comprehensive income (loss), consolidated statement of equity, and consolidated statement of cash flows as of and for the year ended December 31, 2024 and our unaudited consolidated interim financial statements for the three months ended March 31, 2025 to reflect the proper accounting for the transaction. See Note 4. Restatement of Previously Issued Consolidated Financial Statements in both the notes to our audited consolidated financial statements on page F-40 and unaudited consolidated interim financial statements on page F-12 of this prospectus for more information.
Overview
Hoyne Savings Bank is a community-oriented savings bank headquartered in Chicago, Illinois. We originate commercial real estate (including commercial construction), commercial and industrial, and one to four residential mortgage loans and, to a lesser extent, home equity loans. We currently operate six full-service banking offices and one loan production office in Cook County, Illinois. See “Business of Hoyne Savings Bank — Market Area and Competition” for more information concerning our primary market area.
Our primary sources of funds consist of attracting deposits from the general public and using those funds and other sources to originate loans to our customers and invest in securities. As of June 30, 2025, we had total assets of $453.4 million, including $247.5 million in net loans and $111.8 million of investment securities available-for-sale, and investment securities held-to-maturity of $31.1 million, total deposits of $357.2 million and total equity of $88.9 million. For the six months ended June 30, 2025, we had a net loss of $48,000 compared to a net loss of $1.4 million for the six months ended June 30, 2024.
Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and investment portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fee income and other noninterest income and noninterest expense. Noninterest expense principally consists of compensation, office occupancy and equipment expense, data processing, advertising and business promotion and other expenses. After the conversion, we expect that our noninterest expenses will increase as we grow and expand our operations. In addition, our compensation expense will increase due to the new stock benefit plans we intend to implement. See “Pro Forma Data.” Our results of operations and financial condition are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, changes in accounting guidance, government policies and actions of regulatory authorities.

Business Strategy
Our goal is to position Hoyne Bancorp, Inc. to prosper in an evolving financial services landscape and enhance our position as one of the leading community banking institutions in our local market. We intend to continue to provide a broad array of banking services while growing our presence in our market and expanding our franchise. In recent years, we have focused on, and invested in, our technology and infrastructure to improve our delivery channels and create competitive products and services, a strong workforce, and an enhanced awareness of our commercial banking brand in our market area. As a result, we believe we are well positioned to capitalize on the opportunities available in our market by focusing on the following core strategies:
Grow our commercial real estate (including commercial construction) and commercial and industrial loan portfolios while continuing the origination of one to four residential mortgages.   Historically our primary lending focus has been the origination of one to four residential mortgage loans, and since hiring our Chief Executive Officer, Walter F. Healy, in 2022, we have increased our commercial lending portfolio. As of June 30, 2025, $124.7 million, or 48.8% of our total loan portfolio consisted of commercial real estate (including commercial construction) and commercial and industrial loans. We believe increasing our commercial real estate (including commercial construction) and commercial and industrial lending offers an opportunity to enhance our profitability and our growth prospects. We will continue our practice of originating our one to four residential loan production and sale into the secondary market when favorable market conditions exist.
Continued emphasis on prudent credit risk management.   We are pursuing commercial and industrial and commercial real estate loan portfolio growth and diversification because we believe that and strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. As of June 30, 2025, our non-performing assets, which include non-accrual loans, loans that are greater than 90 days past due and real estate owned on closed branches, to total assets ratio was 0.4%. Because the level of our non-performing loans has been low in recent years, we believe that our allowance for credit losses is adequate to account for the probable losses inherent in our loan portfolios.
Grow our franchise organically and through acquisitions.   We expect to embark on a strategy of opportunistic growth following the conversion and offering. We seek to expand our market share in existing and contiguous markets by leveraging our long-standing ties to the community and delivering high-quality solutions.
We believe we have an opportunity to grow by promoting our enhanced commercial real estate (including commercial construction) and commercial and industrial products and services and building our customer relationships around low and no cost products is part of our relationship expansion strategy. We offer checking and savings accounts designed to be simple to understand, easy to open, and convenient to use. These accounts can be established with a modest initial deposit, impose minimal fees, and are a prudent alternative for the consumer to non-bank money service businesses.
Although we do not currently have any understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise.
Recruiting and retaining top talent.   Recruiting and retaining talented individuals to implement our business strategy will be critical to our success. While we believe we have assembled a strong management team, we will continue to assess our personnel needs and expect to add new lenders and management staff in order to facilitate our planned growth and to complement the existing management team. Critical to our efforts to attract and retain talent is our mutual-to-stock conversion and the adoption and implementation of employee stock benefit plans, consistent with banking regulations and subject to stockholder approval, after the conversion.
Leverage technology to enhance customer experience and drive operating efficiencies.   We continually make upgrades to our online and mobile banking suites. Management has been streamlining internal processes and will look to increase operating efficiencies through automation whenever possible. We will continue to invest in convenience technologies and employee training to enhance our customer experience and keep pace with consumer and commercial demands.
Critical Accounting Policies
In reviewing and understanding financial information for Hoyne Savings, MHC, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the notes to our consolidated financial statements beginning on page F-1 of this prospectus. Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.
The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.
Allowance for Credit Losses.   The allowance for credit losses is the estimated amount considered necessary to cover expected, but unconfirmed credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for credit losses which is charged against income. In determining the allowance for credit losses, we make significant estimates and have identified this policy as one of our most critical accounting policies.
We adopted Accounting Standards Update No. 2016-13, CECL, effective January 1, 2023. The adoption of CECL resulted in a $768,000 increase in the level of the allowance for credit losses as of March 31, 2023.
We perform a quarterly evaluation of the allowance for credit losses. Our determination of the adequacy of the allowance for credit losses is based on the assessment of the expected credit losses on loans over the expected life of the loans. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
In accordance with the provisions of the accounting standards under CECL, we estimate the allowance for credit losses balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience of a defined peer group, by affiliate, paired with economic forecasts, provide the basis for the quantitatively modeled estimates of expected credit losses. We adjust our quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the qualitative factors.
The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. We use the average historical loss method to measure the quantitative portion of the allowance for credit losses over the forecast and reversion periods.
Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When we determine that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Prior to January 1, 2023, we calculated the allowance for loan losses under the probable incurred methodology. Using this methodology, the analysis had two components, specific and general allowances. The specific percentage allowance was for unconfirmed losses related to loans that were determined to be impaired. Impairment was measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan was less than the loan’s carrying value, a charge was recorded for the difference.
Comparison of Financial Condition as of June 30, 2025 and December 31, 2024
Total Assets.   Total assets increased $3.9 million or 0.9% to $453.4 million as of June 30, 2025 compared to $449.5 million as of December 31, 2024. The increase resulted primarily from increases in cash and cash equivalents of $8.5 million, real estate owned of $729,000 and loans receivable, net of $6.6 million. These increases were offset by decreases in certificates of deposit of $480,000, investment securities available-for-sale of $4.8 million, investment securities held-to-maturity of $2.9 million, premises and equipment, net of $558,000, BOLI of $2.4 million and deferred tax assets of $1.1 million.
Cash and Cash Equivalents.   Cash and cash equivalents increased $8.5 million, or 55.5%, to $23.8 million as of June 30, 2025 compared to $15.3 million as of December 31, 2024. The increase reflects management’s intention to increase liquidity to expand the commercial loan portfolio.
Certificates of Deposit.   Certificates of deposit decreased $480,000, or 35.6%, to $870,000 as of June 30, 2025 compared to $1.4 million as of December 31, 2024. The decrease in certificates of deposit was the result of funding loan originations.
Investment Securities Available-for-Sale.   Investment securities available-for-sale decreased $4.8 million, or 4.1%, to $111.8 million as of June 30, 2025 from $116.6 million as of December 31, 2024. The liquidity from the decrease was used to fund the increase in our loan portfolio.
Investment Securities Held-to-Maturity.   Investment securities held-to-maturity decreased $2.9 million, or 8.5%, to $31.1 million as of June 30, 2025 from $34.0 million as of December 31, 2024. The liquidity from the decrease was used to fund the increase in our loan portfolio.
Real Estate Owned.   Real estate owned increased $729,000, or 524.5%, to $868,000 from $139,000 as of December 31, 2024. The increase was due to the transfer from premises and equipment to real estate owned of the closed 63rd Street branch location that is held for sale.
Loans Receivable, Net.   Loans receivable, net increased $6.6 million, or 2.7%, to $247.5 million from $240.9 million as of December 31, 2024. The increase reflects the emphasis to increase the commercial loan portfolio during the first six months of 2025.
Premises and Equipment, Net.   Premises and equipment, net decreased $558,000 during the first six months of 2025 from the fourth quarter of 2024 due primarily to the branch closing discussed under “Real Estate Owned.”
Deferred Tax Assets.    Deferred tax assets decreased $1.1 million, or 10.2%, to $9.7 million compared to $10.8 million as of December 31, 2024. The decrease was primarily due to the reduction in the deferred tax asset for unrealized losses on available for sale investments as the overall unrealized loss on available for sale investments decreased during the first six months of 2025.
Deposits.   Deposits remained relatively unchanged during the first six months of 2025 at $357.2 million from $357.3 million as of December 31, 2024.
Total Equity.   Total equity for the first six months of 2025 increased $3.1 million, or 3.6%, to $88.9 million from $85.8 million as of December 31, 2024. The increase was due primarily to a decrease in accumulated other comprehensive loss of $3.1 million during the first six months of 2025.
Comparison of Financial Condition as of December 31, 2024 and December 31, 2023
Total Assets.   Total assets increased $3.4 million, or 0.8%, to $449.5 million as of December 31, 2024 compared to $446.1 million as of December 31, 2023. The increase resulted primarily from increases in loans receivable, net of $50.4 million due to continued growth in the loan portfolio, BOLI of $3.7 million, investment in Bankers’ Bank stock of $1.0 million and deferred tax assets of $1.2 million. These increases were offset by decreases in cash and cash equivalents of $9.3 million, investment securities available-for-sale of $20.3 million and investments held-to-maturity of $23.3 million.
Cash and Cash Equivalents.   Cash and cash equivalents decreased $9.3 million, or 37.9%, to $15.3 million as of December 31, 2024, compared to $24.6 million as of December 31, 2023. The decrease was the result of funding loan growth in the commercial loan portfolio during the year in order to increase the yield on interest-earning assets.
Investment Securities Available-for-Sale.   Investment securities available-for-sale decreased $20.3 million, or 14.9%, to $116.6 million as of December 31, 2024, compared to $136.9 million as of December 31, 2023. The decrease was the result of management’s strategy to seek to increase the yield on interest-earning assets and grow the commercial and residential loan portfolios with the proceeds from maturities and sales of investment securities totaling $20.4 million. No investment securities were purchased during 2024.
Investment Securities Held-to-Maturity.   Investment securities held-to-maturity decreased $23.3 million, or 40.7%, to $34.0 million as of December 31, 2024, compared to $57.3 million as of December 31, 2023. The decrease was the result of management’s strategy to seek to increase the yield on interest-earning assets and increase the commercial loan portfolio with the proceeds of the repayments of maturing investment securities totaling $23.5 million. No investment securities were purchased during 2024.
Bankers’ Bank Stock, at Cost.   We purchased the Bankers’ Bank stock during 2024 for $1.0 million, and there had been no previous investment in this stock. The purpose of the purchase was to utilize the benefits of being a member of the Bankers’ Bank, which includes borrowing opportunities and dividends on the stock.
Real Estate Owned.   Real estate owned remained relatively unchanged, decreasing by $61,000, or 30.6%, to $139,000 as of December 31, 2024 compared to $200,000 as of December 31, 2023.
Loans Receivable, Net.   Loans receivable, net increased $50.4 million, or 26.4%, to $240.9 million as of December 31, 2024, compared to $190.5 million as of December 31, 2023. During 2024, loan originations totaled $106.1 million, offset by loan repayments of $50.9 million. Total commercial loan originations were $94.1 million, and residential loan originations were $12.0 million during 2024 compared to $17.5 million and $7.5 million, respectively, in 2023, reflecting the Hoyne Savings Bank’s strategy to continue to grow and diversify the loan portfolio.
Bank-Owned Life Insurance.   BOLI increased $3.7 million, or 28.2%, to $17.0 million as of December 31, 2024, compared to $13.3 million as of December 31, 2023, reflecting purchases made to enhance the yield on interest-earning assets.
Deferred Tax Assets.   Deferred tax assets increased $1.2 million, or 12.8%, to $10.8 million compared to $9.6 million as of December 31, 2023. The increase was primarily due to the net loss of $2.0 million recorded for the year ended December 31, 2024.
Deposits.   Deposits increased $4.4 million, or 1.3%, to $357.3 million as of December 31, 2024, compared to $352.9 million as of December 31, 2023. Core deposits, which include savings, now and money market accounts, decreased $4.2 million, or 2.5%, while certificates of deposit increased $8.6 million, or 4.7%. The slight increase in deposits reflects customers’ desire to invest in higher yielding, longer duration deposit products based on the current economic and interest rate environment.
Total Equity.   Total equity decreased $1.9 million, or 2.2%, to $85.8 million as of December 31, 2024, compared to $87.7 million as of December 31, 2023. The decrease primarily was the result of the net loss of $2.0 million for the year ended December 31, 2024.
Average Balances, Net Interest Income, and Yields Earned and Rates Paid.   The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on daily balances. The table also reflects the yields on Hoyne Savings Bank’s interest-earning assets and costs of interest-bearing liabilities for the periods shown.
	For the Six Months Ended June 30,
	2025			2024
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, net	$244,127	$7,646	6.26%	$199,813	$5,215	5.22%
Certificates of deposit with other financial institutions	1,030	9	1.74%	1,350	18	2.67%
Interest-bearing cash and cash equivalents	27,460	463	3.37%	26,612	492	3.70%
Investment securities available-for-sale	114,304	1,267	2.22%	130,454	1,642	2.52%
Investment securities held-to-maturity	32,333	360	2.23%	51,689	650	2.52%
FHLB of Chicago stock	1,166	30	5.15%	1,166	33	5.66%
Bankers’ Bank stock	992	—	%	—	—	—%
Total interest-earning assets	421,412	9,775	4.64%	411,084	8,050	3.92%
Noninterest-earning assets	36,845			34,354
Total assets	$458,257			$445,438
Interest-bearing liabilities:
Savings accounts	99,348	143	0.29%	105,442	120	0.23%
Checking accounts	48,820	3	0.01%	43,245	13	0.06%
Money market accounts	17,427	122	1.40%	17,714	85	0.96%
Certificates of deposit(1)	198,183	3,030	3.06%	185,949	3,355	3.61%
Total interest-bearing deposits	$363,778	$3,298	1.81%	$352,350	$3,573	2.03%
Total interest-bearing liabilities	363,778	3,298	1.81%	352,350	3,573	2.03%
Noninterest-bearing liabilities	7,066			7,128
Total liabilities	$370,844			$359,478
Equity	87,413			85,960
Total liabilities and equity	$458,257			$445,438
Net interest income		6,477			4,477
Interest rate spread(2)			2.83%			1.89%
Net interest-earning assets(3)	57,634			58,734
Net interest margin(4)			3.07%			2.18%
Average interest-earning assets to average-interest bearing liabilities	115.84%			116.67%

	For the Year Ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, net	$210,499	$11,526	5.48%	$185,749	$8,348	4.49%
Certificates of deposit with other financial institutions	1,350	37	2.74%	1,275	16	1.25%
Interest-bearing cash and cash equivalents	22,037	977	4.43%	9,572	2,899	30.29%
Investment securities available-for-sale	126,740	3,093	2.44%	137,061	2,854	2.08%
Investment securities held-to-maturity	44,733	1,093	2.44%	60,209	1,253	2.08%
FHLB of Chicago stock	1,166	58	4.97%	1,166	49	4.30%
Bankers’ Bank Stock	992	15	1.51%	—	—	—%
Total interest-earning assets	407,517	16,799	4.12%	395,032	15,419	3.90%
Noninterest-earning assets	35,196			60,250
Total assets	$442,713			$455,282
Interest-bearing liabilities:
Savings accounts	103,663	251	0.24%	118,800	215	0.17%
Checking accounts	43,874	26	0.06%	46,031	10	0.03%
Money market accounts	17,036	189	1.11%	22,496	208	0.92%
Certificates of deposit(1)	185,289	6,619	3.57%	178,007	4,039	2.27%
Total interest-bearing deposits	349,862	7,085	2.03%	365,334	4,472	1.22%
Total interest-bearing liabilities	349,862	7,085	2.03%	365,334	4,472	1.22%
Noninterest-bearing liabilities	6,644			4,883
Total liabilities	356,506			370,217
Equity	86,207			85,065
Total liabilities and equity	$442,713			$455,282
Net interest income		9,714			10,947
Interest rate spread(2)			2.09%			2.68%
Net interest-earning assets(3)	57,655			29,698
Net interest margin(4)			2.38%			2.77%
Average interest-earning assets to average- interest bearing liabilities	116.48%			108.13%

(1)
CDARS added to certificates of deposit.

(2)
Equals the difference between the yield on average earning-assets and the cost of average interest-bearing liabilities.

(3)
Equals total interest-earning assets less total interest-bearing liabilities.

(4)
Equals net interest income divided by total interest-earning assets.

Rate/Volume Analysis.   The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.
	Six Months Ended June 30, 2025 vs. 2024			Years Ended December 31, 2024 vs. 2023
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,282	$1,149	$2,431	$1,196	$1,982	$3,178
Certificates of deposit with other financial institutions	(4)	(5)	(9)	1	20	21
Interest-bearing cash and cash equivalents	19	(54)	(35)	(9,208)	7,286	(1,922)
Investment securities available-for-sale	(191)	(184)	(375)	(184)	423	239
Investment securities held-to-maturity	(222)	(68)	(290)	(833)	673	(160)
FHLB of Chicago stock and Bankers’ Bank stock	10	(7)	3	—	24	24
Total interest-earning assets	$894	$831	$1,725	$(9,028)	$10,408	$1,380
Interest-bearing liabilities:
Savings accounts	(7)	30	23	(31)	67	36
Checking accounts	(4)	(6)	(10)	2	14	16
Money market accounts	(1)	38	37	(4)	(15)	(19)
Certificates of deposit	249	(574)	(325)	172	2,408	2,580
Total interest-bearing liabilities	$237	$(512)	$(275)	$139	$2,474	$2,613
Change in net interest income	$657	$1,343	$2,000	$(9,167)	$7,934	$(1,233)
Comparison of Operating Results for Six Months Ended June 30, 2025 and June 30, 2024
General.   For the six months ended June 30, 2025 compared to the same period in 2024, net loss decreased $1.3 million, or 97.0%, to a net loss of $48,000 for the six months ended June 30, 2025 compared to a net loss of $1.4 million for the same period in 2024. The primary reasons for the decrease in net loss was an increase of $1.7 million in total interest income and a decrease in interest expense on deposits of $275,000 offset by a decrease in the recovery of income taxes of $528,000.
Interest Income.   Interest income increased $1.7 million, or 21.4%, to $9.8 million for the six months ended June 30, 2025 compared to $8.1 million for the same period in 2024. The increase in interest income was due to a $2.4 million increase in interest income on loans receivable as a result of the growth in the commercial loan portfolio. The increase was partially offset by a $665,000 decrease in interest income on investment securities due to a decrease in account balances. The excess liquidity generated from the decrease in investment account balances was used to fund the growth in the commercial loan portfolio.
Interest Expense on Deposits.   Interest expense on deposits decreased $275,000, or 7.7%, to $3.3 million for the six months ended June 30, 2025 compared to $3.6 million for the six months ended June 30, 2024. The decrease was primarily caused by lower interest rates on certain accounts as deposits remained relatively unchanged.
Current Recovery of Income Taxes.   The current recovery of income taxes decreased $528,000, or 97.6%, to $13,000 for the six months ended June 30, 2025, compared to $541,000 for the same period in 2024. The major factor in the decrease was the decrease in the loss before taxes for the six months ended June 30, 2025 compared to the same period in 2024.

Comparison of Operating Results for the Years Ended December 31, 2024 and December 31, 2023
General.   For the year ended December 31, 2024, we had a net loss of $2.0 million, compared to net income of $1.5 million for the year ended December 31, 2023. The primary reasons for the net loss in 2024 compared to net income in 2023 were an increase of $2.6 million in interest expense on deposits, an increase of $468,000 in provision for credit losses and a decrease of $2.4 million in the current recovery for income taxes in 2024 compared to 2023. Offsetting these changes, interest income increased $1.4 million, noninterest income increased $442,000, and noninterest expense decreased $160,000 in 2024 compared to 2023.
Interest Income.   Total interest income, which includes primarily interest earned on loans and the investment securities portfolio, increased $1.4 million, or 9.0%, to $16.8 million for the year ended December 31, 2024, compared to $15.4 million for the year ended December 31, 2023. The increase in interest income was primarily driven by interest income on loans as a result of net loan portfolio growth of $50.4 million, or 26.4%, during 2024. The growth in the commercial loan portfolio during 2024 of $73.3 million accounted for the majority of the increase in interest income in 2024 compared to 2023.
Interest Expense on Deposits.   Interest expense on deposits increased $2.6 million, or 58.4%, to $7.1 million for the year ended December 31, 2024, compared to $4.5 million in 2023. A change in the mix of deposits primarily contributed to the increase in interest expense as the balance of higher-cost certificates of deposit increased $8.6 million, while lower-cost core deposits decreased $4.2 million, during 2024 compared to 2023.
Provision for Credit Losses.   The provision for credit losses increased $468,000 for the year ended December 31, 2024, compared to no provision for the year ended December 31, 2023, based on management’s evaluation of and growth in the loan portfolio during 2024.
Noninterest Income.   Noninterest income increased $442,000 to $1.1 million for the year ended December 31, 2024, compared to $638,000 for 2023, primarily due to increased fee income of $71,000, gain on real estate owned sales of $119,000 and BOLI income of $229,000.
Noninterest Expense.   Noninterest expense, which includes primarily employee compensation and benefits, decreased $160,000, or 1.2%, to $13.3 million for the year ended December 31, 2024, compared to $13.5 million for the year ended December 31, 2023. The major factor in the decrease was a $1.2 million decline in compensation expenses primarily due to the reversal of the accrual for anticipated costs associated with terminating the pension plan. This decline was offset by an increase in occupancy expenses of $347,000 due to increased building maintenance expenses and $713,000 in other expenses, including increased expenses due to additional investments in technology and data processing.
Current Recovery of Income Taxes.   The current recovery of income taxes decreased $2.4 million, or 69.4%, to $1.0 million for the year ended December 31, 2024, compared to $3.4 million during the year ended December 31, 2023. The major factor in the decrease was the reversal of a valuation allowance for deferred tax assets that was held prior to 2023. At December 31, 2023, Hoyne Savings Bank had a reversal of $2.7 million of the valuation allowance.
Exposure to Changes in Interest Rates
Our ability to maintain net interest income depends upon our ability to earn a higher yield on interest-earning assets than the rates we pay on deposits and borrowings. Our interest-earning assets consist primarily of securities available-for-sale and primarily one to four family, residential, commercial real estate (including commercial construction) and commercial and industrial loans, which have fixed and variable rates of interest. Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise.
Net Portfolio Value Analysis.   Our interest rate sensitivity is monitored by management through the use of models which generate estimates of the change in its NPV over a range of interest rate scenarios. NPV represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities (that is, the difference between incoming and outgoing discounted cash flows of assets and liabilities) with adjustments made for off-balance sheet items. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Management reviews the quarterly reports from third-party industry sources, which show the impact of changing interest rates on net portfolio value. The following table sets forth our NPV as of June 30, 2025 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.
Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300bp	$104,839	$(21,872)	(17.3)%	23.4%	(4.8)%
200	112,191	(14,520)	(11.5)%	25.0%	(3.2)%
100	119,592	(7,119)	(5.6)%	26.7%	(1.5)%
Static	126,711	28.2%
(100)	132,035	5,324	4.2%	29.4%	1.2%
(200)	134,860	8,149	6.4%	30.1%	1.9%
(300)	135,300	8,589	6.8%	30.1	1.9%
Net Interest Income Analysis.   In addition to modeling changes in NPV, we also analyze potential changes to net interest income (“NII”) for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of June 30, 2025.
Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
	(Dollars in thousands)
300bp	$11,684	$(2,220)	(16.0)%
200	12,454	(1,450)	(10.4)%
100	13,197	(707)	(5.1)%
Static	13,904
(100)	14,414	510	3.7%
(200)	14,656	752	5.4%
(300)	14,999	1,095	7.9
The table above indicates that as of June 30, 2025, in the event of an immediate and sustained 300 basis point increase in interest rates, our net interest income for the twelve months ending June 30, 2026 would be expected to decrease by $2.4 million, or 19.0% to $10.6 million.
Liquidity and Capital Resources
Hoyne Savings Bank maintains levels of liquid assets deemed adequate by management. We adjust our liquidity levels to fund deposit outflows, repay our borrowings, and to fund loan commitments. We also adjust liquidity, as appropriate, to meet asset and liability management objectives.
Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the FHLB of Chicago. As of June 30, 2025, we had no outstanding advances from the FHLB of Chicago, and had the capacity to borrow approximately $69.2 million from the FHLB of Chicago.
While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities was $556,000 and ($247,000) for the six months ended June 30, 2025 and 2024, respectively. Net cash provided by investing activities, which consists primarily of change in loans receivable, was $7.9 million and $8.7 million for the six months ended June 30, 2025 and 2024, respectively. Net cash (used in) provided by financing activities, which primarily consists of change in deposits, was $18,000 and ($2.9 million) for the six months ended June 30, 2025 and 2024, respectively.
Net cash used in operating activities was $ 2.8 million and $1.9 million for the year ended December 31, 2024 and 2023, respectively. Net cash used in investing activities, which consists primarily of net change in loans receivable and net change in investment securities, was $11.7 million and $1.1 million for the years ended December 31, 2024 and 2023, respectively. Net cash provided by (used in) financing activities, consisting primarily of the activity in deposit accounts, was $5.1 million and ($25.6 million) for the years ended December 31, 2024 and 2023, respectively, resulting from our ability to generate liquidity through our deposit base at lower interest rates to fund loan originations.
We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of certificates of deposit will be retained. In addition, we participate in the IntraFi network, which includes CDARS as an alternate source of funding with agreed upon interest rates.
As of June 30, 2025, Hoyne Savings Bank was well capitalized under the regulatory framework for prompt corrective action. During the year ended December 31, 2023, Hoyne Savings Bank elected to begin using the CBLRF. Under CBLRF, if a qualifying depository institution or depository institution holding company elects to use such measure, such institution or holding company will be considered well capitalized if its ratio of Tier 1 capital to average total consolidated assets (i.e., leverage ratio) exceeds 9.0% subject to a limited two-quarter grace period, during which the leverage ratio cannot go 100 basis points below the then-applicable threshold, and will not be required to calculate and report risk-based capital ratios. Hoyne Savings Bank’s Tier 1 capital to average assets for the leverage ratio was 20.0% and 19.9% as of June 30, 2025 and December 31, 2024, respectively. Additionally, as of December 31, 2024, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level by $48.7 million, or 10.9%.
Off-Balance Sheet Arrangements.   As of June 30, 2025, we had $31.0 million of outstanding commitments to originate loans. Our total letters and lines of credit and unused lines of credit totaled $9.5 million as of June 30, 2025. We had unfunded construction loans as of June 30, 2025 of $19.5 million. Certificates of deposit that are scheduled to mature in less than one year from June 30, 2025, totaled $152.4 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize FHLB of Chicago advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.
Commitments.   The following table summarizes our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans as of June 30, 2025.
	Total Amounts Committed at	Amount of Commitment Expiration – Per Period
	June 30, 2025	To One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in thousands)
Unused lines of credit	$9,520	$1,728	$511	$3,794	$3,487
Commitments to originate loans	30,970	30,970	—	—	—
Unfunded construction loans	19,567	11,178	4,385	4,004	—
Total commitments	$60,057	$43,876	$4,896	$7,798	$3,487

Contractual Cash Obligations.   The following table summarizes our contractual cash obligations as of June 30, 2025.
	Total at June 30, 2025	Payments Due by Period
		To One Year	One to Three Years	Three to Five Years	After Five Years
	(Dollars in thousands)
Certificates of deposit	$171,550	$152,439	$18,197	$914	$—
Total contractual obligations(1)	$171,550	$152,439	$18,197	$914	$—

(1)
Does not include CDARS, totaling $18.8 million.

Impact of Inflation and Changing Prices
The consolidated financial statements and related financial data presented herein regarding Hoyne Savings Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Hoyne Savings Bank’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.
Recent Accounting Pronouncements
For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our consolidated financial statements beginning on page F-1 of this prospectus.

BUSINESS OF HOYNE BANCORP, INC.
Hoyne Bancorp, Inc. was incorporated in the State of Delaware in June 2025, and has not engaged in any business to date. Upon completion of the conversion, Hoyne Bancorp, Inc. will own all of the issued and outstanding stock of Hoyne Savings Bank. We intend to contribute at least 50% of the net proceeds from the stock offering to Hoyne Savings Bank. Hoyne Bancorp, Inc. will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. We may use the funds we retain for investment, for capital management strategies, including the repurchase of shares of our common stock, to pay cash dividends and for general corporate purposes. We intend to invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”
After the conversion and the offering are complete, Hoyne Bancorp, Inc., as the holding company of Hoyne Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Supervision and Regulation — Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.
Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Hoyne Savings Bank. Hoyne Savings Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Supervision and Regulation — State and Federal Banking Regulation — Capital Distributions.” Initially, Hoyne Bancorp, Inc. will neither own nor lease any property, but will instead utilize the premises, equipment and furniture of Hoyne Savings Bank. At the present time, we intend to employ only persons who are officers of Hoyne Savings Bank to serve as officers of Hoyne Bancorp, Inc. We will, however, use the support staff of Hoyne Savings Bank from time to time. Hoyne Bancorp, Inc. may hire additional employees, as appropriate, to the extent we expand our business in the future.
BUSINESS OF HOYNE SAVINGS, MHC AND HOYNE FINANCIAL CORPORATION
Currently, Hoyne Savings Bank is a wholly owned subsidiary of Hoyne Financial Corporation, which is in turn a wholly owned subsidiary of Hoyne Savings, MHC. Hoyne Savings, MHC’s primary asset is its investment in Hoyne Financial Corporation and Hoyne Financial Corporation’s primary asset is its investment in Hoyne Savings Bank. Hoyne Savings, MHC, and Hoyne Financial Corporation are not otherwise engaged in any material operating activities.
BUSINESS OF HOYNE SAVINGS BANK
General.   Hoyne Savings Bank is an Illinois-chartered savings bank which was originally organized in 1887 as Hoyne Building and Loan Homestead Association and is headquartered in Chicago, Illinois. Hoyne Savings Bank currently conducts its business from its main office in Chicago as well as five additional full-service branch offices in Chicago, Oak Lawn, Wheeling and Worth and one loan production office in Oak Park, which are all in the Chicago MSA.
We are primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Our principal sources of funds are customer deposits, repayments of loans, maturities of investments, in the past, and funds borrowed from outside sources. These funds are primarily used for the origination of loans, including one to four residential mortgage loans, commercial real estate loans (including commercial construction), commercial and industrial loans, and, to a lesser extent, home equity loans and consumer loans. Hoyne Savings Bank derives its income principally from interest earned on loans and investment securities and fees received in connection with the origination of loans, service charges on deposit accounts and for other services. We invest in BOLI which generally provides us noninterest income that is nontaxable. Hoyne Savings Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses.
We historically were primarily an originator of residential home mortgage loans in our market area. As of June 30, 2025, $123.1 million, or 48.2% of our total loan portfolio, consisted of one to four residential mortgage loans and home equity loans. As previously indicated, our business strategy is to enhance our commercial real estate (including commercial construction) and commercial and industrial products and services. Commercial real estate (including commercial construction) and commercial and industrial loans are deemed attractive due to their generally higher yields and shorter anticipated lives compared to one to four residential mortgage loans. As of June 30, 2025, 48.8% of our loan portfolio consisted of commercial real estate (including commercial construction) and commercial and industrial loans.
Our headquarters office is located at 4786 N. Milwaukee Avenue, Chicago, Illinois 60630 and our telephone number is (773) 283-4100. We maintain a website at www.hoyne.bank, and we provide our customers with on-line banking services. Information on our website should not be considered a part of this prospectus.
Market Area and Competition
Our market area consists of Cook County which is located in Northeast Illinois and includes the city of Chicago. With an estimated 2025 population of 5.0 million residents, Cook County is the most populous county in Illinois and the second most populous county in the United States after Los Angeles County, California. More than 40.0% of all residents of Illinois live in Cook County. The county seat of Cook County is the city of Chicago, which is the most populous city in Illinois and the third most populous city in the United States. Cook County also serves as the economic center of the Chicago MSA.
The Chicago MSA had an estimated 2025 population of approximately 12.5 million. The Chicago MSA has one of the world’s largest and most diversified economies, with more than five million employees. The region is also home to more than 400 major corporate headquarters, including over 30 in the Fortune 500. The largest of such companies include Walgreens Boots Alliance, Archer Daniels Midland, Deere, Allstate, AbbVie, United Airlines Holdings, Abbott Laboratories, Mondelez International, US Foods Holding Corp., Kraft Heinz, McDonald’s and Exelon. The Chicago area is also home to a number of the nation’s leading research universities, including the University of Chicago, Northwestern University, University of Illinois Chicago, DePaul University and Loyola University Chicago.
Cook County’s population has declined by 4.6% since 2020, compared to the national population growth of 1.9% and the state’s decrease of 2.6% during this five-year period. The population in Cook County is projected to decrease by 2.6% over the next five years to 4.9 million residents in 2030. The net population outmigration will continue to weigh on consumer demand and the strength of job and income gains. Cook County’s unemployment rate of 5.7% in March 2025 was above the national rate of 4.2% and the state’s unemployment rate of 5.0%. Illinois’s economy returned to its pre-pandemic level of employment in late 2023, though growth has slowed further behind the below-average Midwestern pace. The breadth of job creation across industries has narrowed, which is consistent with the national picture. Strengthening in health care, government and leisure and hospitality has kept the job market afloat amid job losses in professional and business services and manufacturing and flattening in other parts of the economy. Nonfarm payrolls in Illinois increased to a record high of approximately 6.2 million in March 2025.
We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, savings banks and savings associations, credit unions, and mortgage-banking companies. Many of the financial service providers operating in our market area are significantly larger and have greater financial resources than we do. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.
Lending Activities
General.   As of June 30, 2025, our net loan portfolio totaled $247.5 million, or 54.6%, of total assets. Our historical principal lending activity has been the origination of loans collateralized by one to four residential real estate loans located in our market area but we are focusing on increasing our origination of commercial real estate (including commercial construction) and commercial and industrial loans and, to a lesser extent, home equity loans and consumer loans, and other collateral and unsecured personal loans.
Loan Portfolio Composition.   The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	As of June 30,		As of December 31,
	2025		2024		2023
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
One to four residential	$117,894	46.2%	$125,345	50.5%	$143,857	74.3%
Purchased and participations	7,308	2.9%	8,712	3.5%	9,888	5.1%
Home improvement, first mortgage	181	0.1%	195	0.1%	338	0.2%
Home equity lines of credit	5,229	2.0%	6,050	2.4%	5,083	2.6%
Construction, first mortgage	—	—	—	—	190	0.1%
Commercial real estate	62,605	24.5%	50,844	20.5%	21,193	10.9%
Commercial and industrial	16,021	6.3%	21,769	8.8%	5,600	2.9%
Commercial construction	36,701	14.4%	22,759	9.2%	7,611	3.9%
Commercial lines of credit	9,326	3.6%	12,531	5.0%	—	—%
Total loans	255,265	100%	248,205	100.0%	193,760	100.0%
Premium on purchase loans	45		45		64
Loans sold	(4,412)		(4,440)		(987)
Loans in process	7		4		(132)
Allowance for credit losses	(2,412)		(2,126)		(1,653)
Deferred income from loans fees	(986)		(760)		(481)
Total loans, net	$247,507		$240,928		$190,571
Contractual Terms to Final Maturities.   The following table shows the scheduled contractual maturities of our loans as of June 30, 2025, before giving effect to net deferred loan costs and the allowance for credit losses. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.
	One to Four Residential	Purchased and Participations	Home Improvement, First Mortgage	Home Equity Lines of Credit	Construction, First Mortgage	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Commercial Lines of Credit	Total
	(Dollars in thousands)
Amounts due after June 30, 2025 in:
One year or less	$11,503	1,024	—	167	—	17,658	2,919	18,580	6,633	$58,484
After one year through two years	4,193	—	—	156	—	882	1,284	13,275	1,000	20,790
After two years through three years	2,246	—	—	6	—	8,296	3,054	—	—	13,602
After three years through five years	2,796	19	32	2,873	—	30,372	8,764	1,072	1,090	47,018
After five years through ten years	15,072	132	126	392	—	5,397	—	3,774	603	25,496
After ten years through fifteen years	27,707	3,264	—	1,585	—	—	—	—	—	32,556
After fifteen years	54,377	2,869	23	50	—	—	—	—	—	57,319
Total	$117,894	7,308	181	5,229	—	62,605	16,021	36,701	9,326	$255,265

The following table shows the dollar amount of our loans as of June 30, 2025, due after June 30, 2026, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.
	Fixed-Rate	Floating or Adjustable-Rate	Total at June 30, 2025
	(Dollars in thousands)
One to four residential	$106,041	$350	$106,391
Purchased and participations	6,284	—	6,284
Home improvement, first mortgage	181	—	181
Home equity lines of credit	623	4,438	5,061
Construction, first mortgage	—	—	—
Commercial real estate	44,315	633	44,948
Commercial and industrial	10,470	2,632	13,102
Commercial construction	—	18,121	18,121
Commercial lines of credit	1,692	1,000	2,692
Total	$169,606	$27,174	$196,780
The following table shows the dollar amount of our loans as of December 31, 2024, due after December 31, 2025 which have fixed interest rates or which have floating or adjustable interest rates.
	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2024
	(Dollars in thousands)
One to four residential	$117,742	$445	$118,187
Purchased and participations	8,712	—	8,712
Home improvement, first mortgage	195	—	195
Home equity lines of credit	560	5,191	5,751
Construction, first mortgage	—	—	—
Commercial real estate	44,186	646	44,832
Commercial and industrial	15,498	4,969	20,467
Commercial construction	—	15,196	15,196
Commercial lines of credit	3,785	1,100	4,885
Total	$190,678	$27,547	$218,225
The following table shows the dollar amount of our loans as of December 31, 2023, due after December 31, 2024 which have fixed interest rates or which have floating or adjustable interest rates.
	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2023
	(Dollars in thousands)
One to four residential	$132,824	$742	$133,566
Purchased and participations	9,888	—	9,888
Home improvement, first mortgage	338	—	338
Home equity lines of credit	370	3,399	3,769
Construction, first mortgage	—	—	—
Commercial real estate	15,099	1,163	16,262
Commercial and industrial	2,003	3,573	5,576
Commercial construction	—	5,884	5,884
Commercial lines of credit	—	—	—
Total	$160,522	$14,761	$175,283

Loan Originations, Participations and Sales.   Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. One to four residential mortgage loan applications and consumer loan applications are taken at any of Hoyne Savings Bank’s branch offices, or customers may submit an application on-line. Applications for other loans typically are taken personally by one of our loan officers, although they may be received by a branch office initially and then referred to a loan officer.
Our one to four residential first mortgage loans are written on standardized documents used by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Federal National Mortgage Association (“Fannie Mae”). Our underwriting standards generally require that new one to four residential mortgage loans conform to secondary market standards but a portion of our one to four residential mortgage loans are considered “non-conforming” due to factors such as the borrower’s job status or income, the condition or age of the residence or other factors. For loans which are secured by real estate, property valuations are undertaken by an independent third-party appraiser approved by our board of directors.
Consistent with our interest rate risk strategy, we plan on selling, on a servicing released basis a significant portion of our originations of fixed rate one to four residential mortgage loans. We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans choosing the strategy that is most advantageous to us from a profitability and risk management standpoint.
In addition to originating loans, we purchase one to four family loans and participation interests in such loans from other financial institutions in our market area. Such participations will be reviewed for compliance with our underwriting criteria before they are purchased. We actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan’s performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower.
Loan Originations and Sales
The following table shows our total loans originated, sold and repaid during the periods indicated.
	Six Months Ended June 30,		Year Ended December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Loan originations:
One to four residential	$1,646	$2,608	$8,389	$5,710
Purchased and participations	—	—	—	—
Home improvement, first mortgage	—	—	—	—
Home equity lines of credit	307	1,061	3,612	1,797
Construction, first mortgage	—	—	—	—
Commercial real estate	14,761	13,756	53,710	10,390
Commercial and industrial	2,942	2,173	21,068	1,699
Commercial construction	6,953	1,980	19,296	5,445
Commercial lines of credit	629	—	—	—
Total loan originations	$27,238	$21,578	$106,075	$25,041
Loans sold	—	(3,500)	(3,785)	—
Loan principal repayments	(19,928)	(9,252)	(50,916)	13,819
Total loans sold and principal repayments	$(19,928)	$(12,752)	$(54,701)	$13,819
Increase or (decrease) due to other items, net(1)	(482)	(159)	(587)	(1,101)
Net increase (decrease) in loans, net and loans held for sale	$6,828	$8,667	$50,787	$10,121

(1)
Other items consist of deferred loan fees, the change in allowance for credit losses, the change in premiums on loans purchased, the change in loans in process and the payments on loans sold.

One to Four Residential Mortgage Lending.   One of our lending activities consists of the origination of loans secured by first mortgages on one to four residences and home equity lines of credit in our market area. As of June 30, 2025, $123.1 million, or 48.2% of our total loan portfolio, consisted of one to four residential mortgage loans and home equity lines of credit. As of June 30, 2025, the average one to four residential mortgage loan size was approximately $142,000.
Applications for one to four residential mortgage loans are accepted at any of our banking offices and online for processing, which consists primarily of obtaining all documents required to complete the underwriting, which includes making a determination whether the loan meets our underwriting standards. While our one to four residential first mortgage loans are written on standardized documents used by Freddie Mac and Fannie Mae, our underwriting standards do not require that new one to four residential mortgage loans conform to secondary market standards. A small portion of our one to four residential mortgage loans are considered “non-conforming,” due to factors such as the borrower’s job status or income, the condition or age of the residence or other factors and are not readily saleable into the secondary mortgage market. We currently originate fixed-rate, fully amortizing mortgage loans with maturities up to 30 years. In the future, we will also offer adjustable rate mortgage (“ARM”) loans where the interest rate either adjusts on an annual basis or is fixed for the initial three or five years and then adjusts annually. Our ARM loans will have a cap on any increase or decrease in the interest rate of up to 2.0% at any adjustment date and a 5.0% cap above or below the initial interest rate over the life of the loan. The interest rate on our ARM loans will be based on the one-year Treasury or the Secured Overnight Financing Rate, or SOFR.
Although adjustable-rate one to four residential real estate loans may reduce our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. As a result, the effectiveness of adjustable-rate one to four residential real estate loans in compensating for changes in market interest rates may be limited during periods of rapidly rising interest rates.
We underwrite one to four residential mortgage loans with loan-to-value ratios which generally do not exceed 80%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. We require that a licensed appraiser from our list of approved appraisers perform and submit to us an appraisal on all properties securing one to four residential first mortgage loans. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in portfolio and we generally exercise our rights under these clauses.
Commercial Real Estate Loans.   As of June 30, 2025, our commercial portfolio amounted to an aggregate of $124.7 million, or 48.8%, of our total loan portfolio, including $62.6 million of commercial real estate, $36.7 million of construction loans, $16.0 million of commercial and industrial loans, and $9.4 million of commercial lines of credit; none of these categories of commercial real estate loans is dependent upon a small number of borrowers. At such date, the average commercial loan size was $1.1 million. The five largest commercial loans outstanding, after considering the effect of the sale of participations sold in these loans to other financial institutions, were $9.7 million, $8.5 million, $7.6 million, $7.4 million and $5.0 million, and all of such loans were paying in accordance with all their contractual terms. Our commercial real estate portfolio is primarily secured by income producing properties, such as retail and multifamily. Our commercial construction portfolio consists primarily of loans for single family and multifamily homes. We plan to increase our emphasis on commercial real estate loans as they generally have shorter terms to maturity, improving Hoyne Savings Bank’s interest rate risk profile, and provide higher yields than one to four residential mortgage loans.
We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally seek a debt service ratio of at least 1.2x. Generally, commercial real estate loans are appraised by outside independent appraisers; however, if the value of the loan is less than $250,000 we may utilize third-party evaluations in lieu of formal appraisals, which are subsequently reviewed by our credit department.
Personal guarantees are generally obtained from the principals of commercial real estate loan borrowers, although this requirement may be waived in limited circumstances depending upon the loan-to-value ratio and the debt service ratio associated with the loan. We require property, casualty and title insurance and flood insurance if the property is in a flood zone area. The payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally depends, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties, and we may require additional paydowns to enhance the loan-to-value position.
Commercial real estate lending involves a greater degree of risk than one to four residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower’s business. These risks can be affected by supply and demand conditions of, office and retail space and other commercial space in the project’s market area. We attempt to minimize these risks for loans we originate by soliciting loans from businesses with existing operating performance. We also use conservative debt coverage ratios in our underwriting, and periodically monitor the operation of the business or project and the physical condition of the property. As of June 30, 2025, none of our commercial real estate loans were delinquent more than 30 days, nor were any on non-accrual. We have had no charge-offs of commercial real estate loans for the years ended December 31, 2024 and December 31, 2023.
Commercial and Industrial Lending.   As of June 30, 2025, we had $16.0 million of commercial and industrial loans, representing 6.3% of our total loan portfolio. We offer regular lines of credit and revolving lines of credit to small businesses in our market area to finance short-term working capital needs such as accounts receivable and inventory with terms generally up to twelve months and that are due on demand and subject to annual automatic renewal or a renewal process. Our commercial lines of credit are typically variable rate tied to the prime rate as published in The Wall Street Journal. We generally obtain personal guarantees with respect to commercial and industrial lines of credit. As of June 30, 2025, the average loan size of our commercial and industrial loans was $635,000, and our largest outstanding commercial and industrial loan balance was $5.0 million. This loan was performing in accordance with its terms as of June 30, 2025.
We typically originate commercial and industrial loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts generally of up to 75.0% of the value of the collateral securing the loan. Commercial and industrial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment. As a result, the availability of funds for the repayment of commercial and industrial loans may substantially depend on the success of the business itself and the general economic environment in our market area. Therefore, commercial and industrial loans that we originate have greater credit risk than one to four residential real estate loans or, generally, consumer loans. In addition, commercial and industrial loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, compared to residential real estate loans, and also generally require substantially greater evaluation and oversight efforts such as more frequent review of financial statements and the receipt of borrowing base certificates.
Loan Approval Procedures and Authority.   Our board of directors establishes Hoyne Savings Bank’s lending policies and procedures. Our loan policy is reviewed on at least an annual basis by our management team in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by our board of directors.
Various officers or combinations of officers of Hoyne Savings Bank have the authority within specifically identified limits to approve new loans. No individual officer acting alone can approve a loan. Loans up to $3.0 million are reviewed by our management loan committee, which consists of the Chief Executive Officer, the Chief Financial Officer and other commercial loan personnel. Our board-level loan committee, which consists of five directors, has authority to approve loans up to $10.0 million. All other loans must be approved by the full board of directors.
Loans to One Borrower.   Generally, an Illinois-chartered savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 25.0% of the savings bank’s total capital plus general loan loss reserves. As of June 30, 2025, Hoyne Savings Bank was in compliance with the loans-to-one borrower limitations. Our largest loan outstanding as of June 30, 2025, after considering the effect of the sale of participations sold in these loans to other financial institutions, is a commercial loan for $9.7 million.
Asset Quality
General.   One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans.
When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by making personal contact with the borrower. Initial contacts are generally made within 30 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed, and additional efforts are made to collect the deficiency. All loans that are past due more than 30 days are reported to the board of directors of Hoyne Savings Bank on a monthly basis.
We stop accruing interest on loans (“non-accrual” loans) at the time the loan is 90 days past due unless the credit is adequately collateralized and in process of collection. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt, but not less than six months after returning to accrual status.
Property acquired through foreclosure is initially recorded at the lower of cost, which is the carrying value of the loan, or fair value at the date of acquisition, which is fair value of the related assets at the date of foreclosure, less estimated costs to sell. Thereafter, if there is a further deterioration in value, we charge earnings for the diminution in value. Our policy is to obtain an appraisal on real estate subject to foreclosure proceedings prior to the time of foreclosure. We obtain re-appraisals on a periodic basis, generally on at least an annual basis, on foreclosed properties. We also conduct inspections on foreclosed properties.
We account for our impaired loans in accordance with generally accepted accounting principles. An impaired loan generally is one for which it is more likely than not, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment because they have similar characteristics and performance experience. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. Larger commercial real estate, construction and land development and commercial business loans are individually evaluated for impairment on at least a quarterly basis by management. As of June 30, 2025 and December 31, 2024, there were no loans identified as impaired.

Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, consistent with banking regulations, as a part of our credit monitoring system. We currently classify problem and potential problem assets as “special mention,” “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated “special mention.”
We review and classify loans on no less frequently than a quarterly basis and our board of directors is provided with reports on our classified and criticized assets. We classify assets in accordance with the management guidelines described above. As of June 30, 2025, we had no loans classified as “doubtful” or “loss,” $2.1 million of loans classified as “substandard” and $7.3 million of loans designated as “special mention.”

Delinquent Loans.   The following table shows the delinquencies in our loan portfolio as of the dates indicated.
	31 – 89 Days Past Due and Accruing	Non- Accrual	Total Past Due and Non-Accrual	Current	Total Loan Balance
	(Dollars in thousands)
June 30, 2025
One to four residential	$68	685	753	117,141	$117,894
Purchased and participations	5	51	56	7,252	7,308
Home improvement, first mortgage	—	—	—	181	181
Home equity lines of credit	106	—	106	5,123	5,229
Construction, first mortgage	—	—	—	—	—
Commercial real estate	—	—	—	62,605	62,605
Commercial and industrial	—	—	—	16,021	16,021
Commercial construction	—	—	—	36,701	36,701
Commercial lines of credit	—	—	—	9,326	9,326
Total	$179	736	915	254,350	$255,265
December 31, 2024
One to four residential	$187	1,419	1,606	123,739	$125,345
Purchased and participations	3	45	48	8,664	8,712
Home improvement, first mortgage	—	—	—	195	195
Home equity lines of credit	17	197	214	5,836	6,050
Construction, first mortgage	—	—	—	—	—
Commercial real estate	—	—	—	50,844	50,844
Commercial and industrial	—	—	—	21,769	21,769
Commercial construction	—	—	—	22,758	22,758
Commercial lines of credit	—	—	—	12,531	12,531
Total	$207	1,661	1,868	246,336	$248,204
December 31, 2023
One to four residential	$557	1,327	1,884	141,973	$143,857
Purchased and participations	4	42	46	9,842	9,888
Home improvement, first mortgage	—	—	—	338	338
Home equity lines of credit	—	75	75	5,008	5,083
Construction, first mortgage	—	—	—	190	190
Commercial real estate	—	—	—	21,193	21,193
Commercial and industrial	—	—	—	5,600	5,600
Commercial construction	—	—	—	7,611	7,611
Commercial lines of credit	—	—	—	—	—
Total	$561	1,444	2,005	191,755	$193,760

The following table sets forth the amounts of our classified loans at the dates indicated.
	As of June 30,	As of December 31,
	2025	2024	2023
	(Dollars in thousands)
Substandard loans	$2,052	$1,545	$1,005
Special mention	7,294	6,076	—
Total classified loans	$9,346	$7,621	$1,005
As of June 30, 2025, real estate owned consisted of two properties with a book value of $868,000 which are being marketed for sale. The properties were previous bank branches. The Pulsaki Road branch closed in 2024, and the 63rd Street branch closed in 2025.
Non-performing Loans.   The following table shows the amounts of our non-accruing loans and loans that are greater than 90 days past due at the dates indicated.
	As of June 30,	As of December 31,
	2025	2024	2023
	(Dollars in thousands)
Non-accruing loans:
One to four residential	$685	$1,419	$1,327
Purchased and participations	51	45	42
Home improvement, first mortgage	—	—	—
Home equity lines of credit	—	197	75
Construction, first mortgage	—	—	—
Commercial real estate	—	—	—
Commercial and industrial	—	—	—
Commercial construction	—	—	—
Commercial lines of credit	—	—	—
Total non-accruing loans	736	1,661	1,444
Total loans outstanding	$255,265	$248,205	$193,760
Total assets outstanding	$453,417	$449,513	$446,099
Total non-accruing loans as a percentage of total loans outstanding	0.29%	0.67%	0.75%
Total non-performing loans as a percentage of total loans outstanding	0.29%	0.67%	0.75%
Total non-performing loans as a percentage of total assets	0.16%	0.37%	0.32%
Total non-performing assets as a percentage of total assets(1)	0.35%	0.40%	0.37%

(1)
Non-performing assets as of June 30, 2025 includes real estate owned of two closed branches, totaling $868,000. Non-performing assets as of December 31, 2024 includes real estate owned of one closed branch, totaling $139,000. Non-performing assets as of December 31, 2023 includes real estate owned of one closed branch, totaling $200,000.

Allowance for Credit Losses
Analysis and Determination of the Allowance for Credit Losses.   The allowance for credit losses represents management’s estimate of expected credit losses in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance. All or part, of the principal balance of a loan receivable is charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off no portion of the allowance for credit losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

We perform a quarterly evaluation of the allowance for credit losses. Our determination of the adequacy of the allowance for credit losses is based on the assessment of the expected credit losses on loans over the expected life of the loans. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
In accordance with the provisions of the accounting standards under CECL, we estimate the allowance for credit losses balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience of a defined peer group, by affiliate, paired with economic forecasts, provide the basis for the quantitatively modeled estimates of expected credit losses. We adjust our quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the qualitative factor.
The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. We use the average historical loss method to measure the quantitative portion of the allowance for credit losses over the forecast and reversion periods.
Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When we determine that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.
Prior to January 1, 2023, we calculated the allowance for loan losses under the probable incurred methodology. Using this methodology, the analysis had two components, specific and general allowances. The specific percentage allowance was for unconfirmed losses related to loans that were determined to be impaired. Impairment was measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan was less than the loan’s carrying value, a charge was recorded for the difference.
The general allowance, which was for loans reviewed collectively, was determined by segregating the remaining loans by type of loan risk weighting (if applicable) and payment history. We also analyzed historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis established historical loss percentages and qualitative factors that were applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that were reviewed collectively. The qualitative component was critical in determining the allowance for loan losses as certain trends may have indicated the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could have misstated the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.
We continue to monitor and modify our allowance for credit losses as conditions dictate. No assurances can be given that the level of allowance for credit losses will cover all of the expected losses on the loans or that future adjustments to the allowance for credit losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for credit losses.

Allowance for Credit Losses.   The following table sets forth activity in our allowance for credit losses on loans for the periods indicated.
	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Allowance for credit losses on loans at beginning of period	$2,126	$1,653	$1,653	$902
Effect of adoption of ASU 2016-13				768
Provision for (recovery of) credit losses	270	234	468	—
Charge-offs:
One to four residential	—	—	—	(17)
Purchased and participations	—	—	—	—
Home improvement, first mortgage	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction, first mortgage	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial construction	—	—	—	—
Commercial lines of credit	—	—	—	—
Total charge-offs	—	—	—	(17)
Recoveries:
One to four residential	16	—	5	—
Purchased and participations	—	—	—	—
Home improvement, first mortgage	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction, first mortgage	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial construction	—	—	—	—
Commercial lines of credit	—	—	—	—
Total recoveries	16	—	5	—
Net charge-offs	16	—	5	(17)
Allowance for credit losses on loans at end of period	$2,412	$1,887	$2,126	$1,653
Allowance to non-performing loans	327.72%	137.24%	128.00%	114.47%
Allowance to total loans outstanding at the end of the period	0.94%	0.95%	0.86%	0.85%
The allowance for credit losses increased from December 31, 2023 to December 31, 2024 due to the increase in volume of the commercial loan portfolio.

The following table set forth additional information with respect to charge-offs by category for the periods indicated.
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2025	2024	2024	2023
Net charge-offs (recoveries) to average loans outstanding during the period:
One to four residential	(0.006)%	—	(0.002)%	0.008%
Purchased and participations	—	—	—	—
Home improvement, first mortgage	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction, first mortgage	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial construction	—	—	—	—
Commercial lines of credit	—	—	—	—
Allocation of Allowance for Credit Losses.   The following table sets forth the allowance for credit losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.
	As of June 30,			As of December 31,
	2025			2024			2023
	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
One to four residential	$1,114	46.2%	46.2%	$1,074	50.5%	50.5%	$1,227	74.3%	74.3%
Purchased and participations	69	2.9%	2.9%	75	3.5%	3.5%	84	5.1%	5.1%
Home improvement, first mortgage	2	0.1%	0.1%	2	0.1%	0.1%	3	0.2%	0.2%
Home equity lines of credit	49	2.0%	2.0%	52	2.4%	2.4%	43	2.6%	2.6%
Construction, first mortgage	—	—	—	—	—	—	2	0.1%	0.1%
Commercial real estate	592	25.4%	25.4%	435	20.5%	20.5%	181	10.9%	10.9%
Commercial and industrial	151	6.3%	6.3%	186	8.8%	8.8%	48	2.9%	2.9%
Commercial construction	347	14.4%	14.4%	195	9.2%	9.2%	65	3.9%	3.9%
Commercial lines of credit	88	3.6%	3.6%	107	5.0%	5.0%	—	—	—
Total	$2,412	100%	100%	$2,126	100%	100%	$1,653	100%	100%
Although we believe that we use the best information available to establish the allowance for credit losses, future adjustments to the allowance for credit losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for credit losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result.

Furthermore, as an integral part of its examination process, the FDIC and the IDFPR will periodically review our allowance for credit losses. As a result of such reviews, we may have to adjust our allowance for credit losses.
Securities Available-for-Sale
We have authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, and federal funds. Our investment strategy is established by the board of directors.
	As of June 30,		As of December 31,
	2025		2024		2023
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in thousands)
Investment securities available-for-sale:
Mortgage-backed securities	$81,976	$72,075	$87,649	$75,108	$100,378	$87,688
U.S. government and agency obligations	45,480	37,535	45,480	35,841	51,477	41,979
Municipal obligations	1,194	1,165	1,181	1,131	1,456	1,390
U.S. treasuries	997	998	4,471	4,475	5,841	5,829
Total investment securities available-for-sale	$129,647	$111,773	$138,781	$116,555	$159,152	$136,886
Investment securities held-to-maturity:
Mortgage-backed securities	$28,897	$26,623	$31,796	$28,746	$37,756	$34,489
U.S. government and agency obligations	1,979	1,493	1,978	1,465	3,036	2,521
Municipal obligations	248	209	248	204	248	210
U.S. treasuries	—	—	—	—	16,310	16,177
Total investment securities held-to-maturity	$31,124	$28,325	$34,022	$30,415	$57,350	$53,397
The investment policy is designed primarily to manage the interest rate sensitivity of the assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement the lending activities and to provide and maintain liquidity. The current investment policy generally permits investments in debt securities issued by the U.S. government and U.S. agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government-sponsored enterprises such as Fannie Mae, Freddie Mac and the FHLB of Chicago. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and the Government National Mortgage Association (“Ginnie Mae”) and U.S. treasuries.
As of June 30, 2025, our investment securities available-for-sale portfolio totaled $111.8 million, or 24.7% of total assets at such date. The largest component of our investment securities portfolio as of June 30, 2025 was investment in pass-through mortgage-backed securities issued by Fannie Mae, Ginnie Mae and Freddie Mac, which amounted to $72.1 million. Our investment in U.S. government and federal agency obligations as of June 30, 2025, were $37.5 million and our investment in municipal obligations as of June 30, 2025, were $1.2 million. Our investments in U.S. treasuries amounted to $998,000 as of June 30, 2025.
Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government.
Investments in mortgage-backed securities involve the risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.
Investment securities are classified at the time of acquisition as securities available-for-sale, held to maturity or trading. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity and can be sold prior to maturity only under rare circumstances. Held-to-maturity securities are accounted for based upon the amortized cost of the security. Available-for-sale securities can be sold at any time based upon needs or market conditions. Available-for-sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected as accumulated other comprehensive income. As of June 30, 2025, $111.8 million in securities were classified as securities available-for-sale. As of June 30, 2025, we had no investments in a single issuer other than securities issued by U.S. government agencies or U.S. government sponsored enterprises, which had an aggregate book value in excess of 10.0% of our stockholders’ equity.
The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities as of June 30, 2025. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities have been included in one to five years based on average remaining life.
	Amounts as of June 30, 2025, Which Mature In
	One Year or Less	After One through Five Years	After Five through Ten Years	Over Ten Years	Total
	(Dollars in thousands)
Investment securities available-for-sale:
Mortgage-backed securities	$11	$2,391	$10,358	$69,216	$81,976
U.S. government and agency obligations	—	6,000	27,992	11,488	45,480
Municipal obligations	493	230	471	—	1,194
U.S. treasuries	997	—	—	—	997
Total	$1,501	$8,621	$38,821	$80,704	$129,647
Weighted average yield:
Mortgage-backed securities	2.26%	1.70%	2.72%	1.79%	1.91%
U.S. government and agency obligations	—%	1.29%	1.46%	1.75%	1.51%
Municipal obligations	3.69%	3.70%	3.44%	—%	3.59%
U.S. treasuries	4.92%	—%	—%	—%	4.92%
Total weighted average yield	4.50%	1.47%	1.82%	1.78%	1.80%
Investment securities held-to-maturity:
Mortgage-backed securities	$12	$1,873	$6,189	$20,823	$28,897
U.S. government and agency obligations	—	—	—	1,979	1,979
Municipal obligations	—	—	248	—	248
U.S. treasuries	—	—	—	—	—
Total	$12	$1,873	$6,437	$22,802	$31,124
Weighted average yield:
Mortgage-backed securities	2.63%	1.99%	2.55%	2.56%	2.52%
U.S. government and agency obligations	—%	—%	—%	1.99%	1.99%
Municipal obligations	—%	—%	1.72%	—%	1.72%
U.S. treasuries	—%	—%	—%	—%	—%
Total weighted average yield	2.63%	1.99%	2.52%	2.51%	2.48%
The following table sets forth the composition of our investment securities portfolio at each of the dates indicated.
	As of	As of December 31,
	June 30, 2025	2024	2023
	(Dollars in thousands)
Fixed-rate:	$124,527	$133,265	$152,092
Adjustable-rate:	5,120	5,516	7,060
Total investment securities available-for-sale	$129,647	$138,781	$159,152
Fixed-rate:	$28,953	$31,558	$54,244
Adjustable-rate:	2,171	2,464	3,106
Total investment securities held-to-maturity	$31,124	$34,022	$57,350

Investment Activities
Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.
Additionally, we hold interest-bearing deposits at financial institutions throughout the United States. Some of these accounts have balances above the FDIC’s per account insurance limit of $250,000. We monitor that credit risk on a quarterly basis. We also hold funds in the Federal Reserve Bank of Chicago and the FHLB of Chicago.
We own several BOLI policies totaling $14.6 million and $17.0 million as of June 30, 2025 and December 31, 2024, respectively. The purpose of these policies is to provide additional non-interest income while offsetting the costs of any defined benefit plans developed in the future. The lives of certain key employees and non-employee directors are insured, and Hoyne Savings Bank is the sole beneficiary and will receive any benefits upon the employee or non-employee’s death. The policies were purchased from various life insurance companies. The design of the plan allows the cash value of the policy to be designated as an asset of Hoyne Savings Bank. The asset’s value will increase by the crediting rate, which is a rate set by each insurance company and is subject to change on a quarterly, semi-annual or annual basis. The growth of the value of the asset will be recorded in non-interest income on the consolidated statements of income. Because this is a life insurance product, current federal tax laws exempt the income from federal income taxes.
BOLI is not secured by any government agency nor are the policies’ asset values or death benefits secured specifically by any collateral. We have worked closely with our advisor to select insurance companies and the bond ratings and financial condition of the underlying insurance companies are monitored on a quarterly basis. The failure of one of these insurance companies could result in a significant loss. Other risks include the possibility that the favorable tax treatment of the income could change, that the crediting rate will not increase in a manner comparable to market interest rates, or that this type of plan will no longer be permitted by our regulators. This asset is considered illiquid because, although we may terminate the policies and receive the original premium plus all earnings at any time, such an action would require the payment of federal income taxes on all earnings since inception.
Sources of Funds
General.   Deposits, loan repayments and prepayments, proceeds from investment sales, calls, maturities and pay-downs, cash flows generated from operations and FHLB of Chicago advances are the primary sources of our funds for use in lending, investing and for other general purposes.
Deposits.   We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of now, money market, savings and certificates of deposit accounts. As of June 30, 2025, 46.7% of the funds deposited with Hoyne Savings Bank were in core deposits, which are deposits other than certificate of deposits.
The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where our branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.
We use traditional means of advertising deposit products, including broadcast and print media and we generally do not solicit deposits from outside our market area. In recent years, we have emphasized the origination of core deposits.
The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	As of		As of December 31,
	June 30, 2025		2024		2023
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Certificate accounts:
0.00% – 0.99%	$29,578	8.3%	$33,780	9.45%	$38,235	10.83%
1.00% – 1.99%	628	0.2%	1,006	0.28%	1,708	0.48%
2.00% – 2.99%	31,339	8.8%	12,215	3.42%	11,074	3.13%
3.00% or more	128,793	36.0%	145,873	40.83%	133,274	37.76%
Total certificate accounts	$190,338	53.3%	$192,874	54.0%	$184,291	52.2%
Transaction accounts:
Savings accounts	96,688	27.1%	102,136	28.6%	105,456	29.9%
Checking accounts	52,016	14.5%	45,165	12.6%	43,968	12.5%
Money market	18,139	5.1%	17,117	4.8%	19,160	5.4%
Total transaction accounts	$166,843	46.7%	$164,418	46.0%	$168,584	47.8%
Total deposits	$357,181	100.0%	$357,292	100.00%	$352,875	100.0%
The following tables show the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.
	Six Months Ended June 30
	2025			2024
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in thousands)
Savings accounts	$99,348	$143	0.29%	$105,442	$120	0.23%
Checking accounts	48,820	3	0.01%	43,245	13	0.06%
Money market accounts	17,427	122	1.40%	17,714	85	0.96%
Certificates of deposit	198,183	3,030	3.06%	185,949	3,355	3.61%
Total deposits	$363,778	$3,298	1.81%	$352,350	$3,573	2.03%
	Year Ended December 31,
	2024			2023
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in thousands)
Savings accounts	$103,663	$251	0.24%	$118,800	$215	0.17%
Checking accounts	43,874	26	0.06%	46,031	10	0.03%
Money market accounts	17,036	189	1.11%	22,496	208	0.92%
Certificates of deposit	185,289	6,619	3.57%	178,007	4,039	2.27%
Total interest-bearing deposits	$349,862	$7,085	2.03%	$365,334	$4,472	1.22%
Total deposits	$349,862	$7,085	2.03%	$365,334	$4,472	1.22%

The following table shows, by various interest rate categories and maturities, the amount of certificates of deposit as of June 30, 2025.
	Balance as of June 30, 2025 Maturing in the Twelve Months Ending June 30,
	2026	2027	2028	2029	Thereafter	Total
	(Dollars in thousands)
Certificates of deposit
0.00% – 0.99%	$23,367	$5,219	$508	$209	$275	$29,578
1.00% – 1.99%	92	117	419	—	—	628
2.00% – 2.99%	22,854	8,005	50	430	—	31,339
3.00% – or more	124,915	3,531	347	—	—	128,793
Total certificate accounts	$171,228	$16,872	$1,324	$639	$275	$190,338
The following table shows the maturities of our certificates of deposits with balances of $100,000 or more as of June 30, 2025 by time remaining to maturity.
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
September 30, 2025	$33,364	3.11%
December 31, 2025	33,234	2.85%
March 31, 2026	18,293	2.82%
June 30, 2026	9,256	2.77%
After June 30, 2026	11,027	2.38%
Total certificates of deposit with balances of $100,000 or more	$105,174	2.87%
The following table shows the maturities of our certificates of deposit in excess of the FDIC insurance limit (generally, $250,000) as of June 30, 2025 by time remaining to maturity.
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
September 30, 2025	$10,667	3.22%
December 31, 2025	14,847	2.68%
March 31, 2026	5,052	2.72%
June 30, 2026	2,654	3.11%
After June 30, 2026	4,514	2.60%
Total certificates of deposit with balances of more than $250,000	$37,734	2.86%
The amount of our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit) was $72.8 million (of which $3.7 million were checking and $32.5 million were savings) and $66.2 million (of which $4.2 million were checking and $28.8 million were savings) as of December 31, 2024 and December 31, 2023, respectively.
Borrowings.   Historically, we have not utilized advances from either the FHLB of Chicago or Bankers’ Bank. As of June 30, 2025, December 31, 2024 and December 31, 2023 there were no FHLB of Chicago or Bankers’ Bank advances outstanding.
Properties
We currently conduct business from our main office, five full-service branch offices and one loan production office. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices as of June 30, 2025.

Description/Address	Net Book Value	Amount of Deposits
	(Dollars)
Main Office:
4786 North Milwaukee Ave., Chicago, IL 60630 and adjacent drive-up	$1,752,941	$109,573,498
Branch Offices:
6257 South Austin Ave., Chicago, IL 60638	$786,081	$74,079,172
7001 West Grand Ave., Chicago, IL 60707	1,941,458	21,544,184
4646 West 103rd St., Oak Lawn, IL 60453(1)	38,785	24,110,466
699 West Dundee Road, Wheeling, IL 60090	747,239	43,985,906
11139 South Harlem Ave., Worth, IL 60482	791,402	84,528,053
Loan Production Office:
810 South Oak Park Ave., Oak Park, IL 60304(2)	$40,740	$—

(1)
The branch office located in Oak Lawn, Illinois is leased by Hoyne Savings Bank. The lease expires on November 30, 2025 and Hoyne Savings Bank has the right to renew the lease until November 30, 2026. The annual lease payment is $81,600.

(2)
The loan production office located in Oak Park, Illinois is leased by Hoyne Savings Bank. The lease expires on December 31, 2025 and Hoyne Savings Bank has the right to renew the lease until December 31, 2030. The annual lease payment is $100,236.

Subsidiaries
Currently, Hoyne Bancorp, Inc. and Hoyne Savings Bank have no subsidiaries. Following completion of the conversion, Hoyne Savings Bank will be the sole direct subsidiary of Hoyne Bancorp, Inc.
Employees and Human Capital Resources
As of June 30, 2025, we had 58 full-time equivalent employees. None of such employees are represented by a collective bargaining group, and we believe that our relationship with our employees is excellent. The success of our business is highly dependent on our employees, who provide value to our customers and communities. Our workplace culture provides a set of core values: a concern for others, trust, respect, hard work and a dedication to our customers. We seek to hire well-qualified employees who are also a good fit for our value system. On an ongoing basis, we further promote the health and wellness of our employees by strongly encouraging work-life balance, offering flexible work schedules, and keeping the employee portion of health care premiums to a low amount.
We believe that our ability to attract and retain top quality employees will be a key to our future success. We recently promoted Walter F. Healy to Chief Executive Officer of Hoyne Savings Bank in July 2024 and after the retirement of Steven F. Rosenbaum from that position. We expect to continue to assess our management and staffing needs and are likely to add personnel in the future in order to fully implement our business strategy.
Employee retention helps us operate efficiently and achieve one of our business objectives, which is being a low-cost provider. We believe our commitment to living out our core values, actively prioritizing concern for our employees’ well-being, supporting our employees’ career goals, offering competitive wages and providing valuable fringe benefits aids in retention of our top-performing employees.
Legal Proceedings
We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by Hoyne Savings Bank.

SUPERVISION AND REGULATION
General
As an Illinois-chartered savings bank, Hoyne Savings Bank is subject to examination and regulation by the IDFPR, and is also subject to examination by the FDIC as deposit insurer and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of stockholders. Hoyne Savings Bank also is a member of and owns stock in the FHLB of Chicago, which is one of the eleven regional banks in the Federal Home Loan Bank System.
Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less-than-satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Hoyne Savings Bank or its holding company, Hoyne Bancorp, Inc., from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or financial service companies, or to establish new branches.
In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, federal and state Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions, financial services companies or expand our branch network.
As a savings and loan holding company following the conversion, Hoyne Bancorp, Inc. will be required to comply with the rules and regulations of the Federal Reserve Board and the IDFPR. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board and the IDFPR. Hoyne Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
Any change in applicable laws or regulations, whether by the IDFPR, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Hoyne Bancorp, Inc. and Hoyne Savings Bank.
Set forth below is a brief description of material regulatory requirements that are or will be applicable to Hoyne Savings Bank and Hoyne Bancorp, Inc. The description is limited to certain material aspects of the statutes and regulations addressed in this prospectus, and is not intended to be a complete description of such statutes and regulations and their effects on Hoyne Savings Bank and Hoyne Bancorp, Inc.
State and Federal Banking Regulation
Business Activities.   An Illinois-chartered savings bank derives its lending and investment powers from the Illinois Savings Bank Act, and applicable regulations. Under these laws and regulations, an Illinois savings bank may generally invest in mortgage loans secured by residential real estate without an aggregate limit, and commercial business, commercial real estate and consumer loans, certain types of debt securities and certain other assets, subject to overall percentage of assets or capital limits.
Capital Requirements.   Illinois and federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio. As of June 30, 2025, Hoyne Savings Bank’s capital exceeded all applicable requirements.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.
Hoyne Savings Bank has elected to utilize the community bank leverage ratio, referred to in this prospectus as the CBLRF, of between 8.0% and 10.0% for institutions with assets of less than $10.0 billion. The community bank leverage is the ratio of a bank’s tangible Tier 1 equity capital to average total consolidated assets and was established by the regulators at 9.0%. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements.
Loans-to-One Borrower.   Generally, an Illinois-chartered savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 25.0% of the savings bank’s total capital plus general loan loss reserves. As of June 30, 2025, Hoyne Savings Bank was in compliance with the loans-to-one borrower limitations.
Dividend Restrictions.   Hoyne Bancorp, Inc. will be a legal entity separate and distinct from its subsidiary, Hoyne Savings Bank. There are various legal and regulatory restrictions on the extent to which Hoyne Savings Bank, Inc. can, among other things, finance or otherwise supply funds to Hoyne Bancorp, Inc. Specifically, dividends from Hoyne Savings Bank will be a principal source of Hoyne Bancorp, Inc.’s cash funds and there are certain legal restrictions under Illinois law and regulations on the payment of dividends by state-chartered savings banks. The IDFPR, the FDIC and the Federal Reserve Board also have authority to prohibit Hoyne Bancorp, Inc. and Hoyne Savings Bank from engaging in certain practices deemed to be unsafe and unsound. The payment of dividends could, depending upon the condition of Hoyne Bancorp, Inc. and Hoyne Savings Bank, be deemed to constitute an unsafe and unsound practice.
Illinois law regulates the distribution of dividends by state-chartered banks and provides, in part, that dividends may be declared and paid only out of accumulated net profits. In addition, Illinois law restricts state-chartered banks from declaring and paying dividends from the surplus funds that Illinois law requires state-chartered banks to maintain. Each year Illinois state-chartered savings banks are required to set aside as surplus funds a sum equal to not less than 10.0% of net profits until the surplus funds equal 100% of capital stock.
Community Reinvestment Act and Fair Lending Laws.   Illinois-chartered savings banks have a responsibility under both the Illinois Community Reinvestment Act and the Federal Community Reinvestment Act, (collectively the “Community Reinvestment Acts”), and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The FDIC and the IDFPR are required to assess the savings association’s record of compliance with their respective Community Reinvestment Acts. A savings association’s failure to comply with these provisions could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the IDFPR, as well as other federal regulatory agencies and the Department of Justice.
The Community Reinvestment Acts require all institutions to publicly disclose their rating. Hoyne Savings Bank received a “Satisfactory” Community Reinvestment Act rating from the FDIC in its most recent federal examination. Hoyne Savings Bank has not yet been examined by the IDFPR under its Community Reinvestment Act requirements.
Transactions with Related Parties.   An insured depository institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Hoyne Savings Bank. Hoyne Bancorp, Inc. will be an affiliate of Hoyne Savings Bank because of its control of Hoyne Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.
Hoyne Savings Bank’s authority to extend credit to its directors, executive officers and 10.0% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:
•
be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•
not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Hoyne Savings Bank’s unimpaired capital and unimpaired surplus.

In addition, extensions of credit in excess of certain limits must be approved by Hoyne Savings Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.
Illinois law prohibits Hoyne Savings Bank from making a loan to any person owning 10.0% or more of Hoyne Savings Bank’s capital stock, any affiliated person, agent or attorney of Hoyne Savings Bank, either individually or as an agent or partner of another.
Enforcement.   The IDFPR and FDIC have enforcement responsibility over Hoyne Savings Bank and have authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on Hoyne Savings Bank. Formal enforcement action by the FDIC or IDFPR may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties from the FDIC cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the IDFPR that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.
Standards for Safety and Soundness.   Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.
Prompt Corrective Action.   Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well-capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.
At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.
The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.
As of June 30, 2025, Hoyne Savings Bank met the criteria for being considered “well-capitalized.”
Insurance of Deposit Accounts.   The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as Hoyne Savings Bank, generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.
Under the FDIC’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10.0 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years.
The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Hoyne Savings Bank. We cannot predict what assessment rates will be in the future.
Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that may lead to termination of our deposit insurance.
Privacy and Cybersecurity.   The Gramm-Leach-Bliley Act, or GLBA, and its implementing regulations issued by federal regulatory agencies require financial institutions (including banks) to adopt policies and procedures regarding the disclosure of nonpublic personal information about their customers to non-affiliated third parties. In general, financial institutions are required to explain to customers their policies and procedures regarding the disclosure of such nonpublic personal information and, unless otherwise required or permitted by law, financial institutions are prohibited from disclosing such information except as provided in their policies and procedures. Specifically, the GLBA established certain information security guidelines that require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against anticipated threats or hazards to the security or integrity of such information and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. Hoyne Savings Bank currently has a privacy protection policy and security program in place and believes that such policy and program are in compliance with applicable regulations.
Recent cyberattacks against banks and other financial institutions that resulted in unauthorized access to confidential customer information have prompted the federal banking regulators to issue extensive guidance on cybersecurity. Among other things, financial institutions are expected to design multiple layers of security controls to establish lines of defense and ensure that their risk management processes address the risks posed by compromised customer credentials, including security measures to authenticate customers accessing Internet-based services. A financial institution also should have a robust business continuity program to recover from a cyberattack and procedures for monitoring the security of third-party service providers that may have access to nonpublic data at the institution.
The federal banking agencies have adopted rules providing for notification requirements for banking organizations and their service providers for significant cybersecurity incidents. Specifically, the new rules require a banking organization to notify its primary federal regulator as soon as possible, and no later than 36 hours after, the banking organization determines that a “computer-security incident” rising to the level of a “notification incident” has occurred. Notification is required for incidents that have materially affected or are reasonably likely to materially affect the viability of a banking organization’s operations, its ability to deliver banking products and services, or the stability of the financial sector.
USA PATRIOT Act.   Hoyne Savings Bank is subject to the Bank Secrecy Act and USA PATRIOT Act. These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and accounts and other relationships intended to guard against money laundering and terrorism financing. The principal requirements for an insured depository institution include (i) establishment of an anti-money laundering program that includes training and audit components, (ii) establishment of a “know your customer” program involving due diligence to confirm the identities of persons seeking to open accounts and to deny accounts to those persons unable to demonstrate their identities, (iii) the filing of currency transaction reports for deposits and withdrawals of large amounts of cash, (iv) additional precautions for accounts sought and managed for non-U.S. persons and (v) verification and certification of money-laundering risk with respect to private banking and foreign correspondent banking relationships. For many of these tasks a bank must keep records to be made available to its primary federal regulator. Anti-money laundering rules and policies are developed by a bureau within the Treasury Department, the Financial Crimes Enforcement Network, but compliance by individual institutions is overseen by its primary federal regulator.
Hoyne Savings Bank has established appropriate anti-money laundering and customer identification programs. Hoyne Savings Bank also maintains records of cash purchases of negotiable instruments, files reports of certain cash transactions exceeding $10,000 (daily aggregate amount) and reports suspicious activity that might signify money laundering, tax evasion or other criminal activities pursuant to the Bank Secrecy Act. Hoyne Savings Bank otherwise has implemented policies and procedures to comply with the foregoing requirements.
The Treasury Department’s Office of Foreign Assets Control, or OFAC, is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If Hoyne Savings Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, Hoyne Savings Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.
Other Regulations
Interest and other charges collected or contracted by Hoyne Savings Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:
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Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; and

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Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies.

The deposit operations of Hoyne Savings Bank also are subject to, among others, the:
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Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws;

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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System
Hoyne Savings Bank is a member of the Federal Home Loan Bank System, which consists of eleven regional Federal Home Loan Banks. Each Federal Home Loan Bank provides a central credit facility primarily for member institutions, and such member institutions are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Hoyne Savings Bank was in compliance with this requirement as of June 30, 2025 based on its ownership of $1.2 million in capital stock of the FHLB of Chicago. The stock has no quoted market value and is carried at cost. Hoyne Savings Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the FHLB of Chicago’s stock. As of June 30, 2025, no impairment had been recognized.
Holding Company Regulation
Hoyne Bancorp, Inc. will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board and the IDFPR. The Federal Reserve Board will have enforcement authority over Hoyne Bancorp, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Hoyne Savings Bank.
As a savings and loan holding company, Hoyne Bancorp, Inc.’s activities will be limited to those activities permissible by law for financial holding companies (if Hoyne Bancorp, Inc. makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. Hoyne Bancorp, Inc. has no present intention to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.
Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such factors as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.
Upon consummation of the conversion and offering, Hoyne Bancorp, Inc. will be a savings and loan holding company with less than $3.0 billion in consolidated assets and, accordingly, will be exempt from consolidated regulatory capital requirements, unless the Federal Reserve Board determines otherwise.
The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.
The Federal Reserve Board has issued supervisory policies regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Hoyne Bancorp, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.
Change in Control Regulations
Under the Change in Bank Control Act, no person may acquire “control” of a savings and loan holding company, such as Hoyne Bancorp, Inc., unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25.0% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10.0% or more of a class of voting stock if the holding company involved has its shares registered under the Exchange Act, or, if the holding company involved does not have its shares registered under the Exchange Act, if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

Federal Securities Laws
Hoyne Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Hoyne Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.
The registration under the Securities Act of 1933, as amended (the “Securities Act”) of shares of common stock issued in Hoyne Bancorp, Inc.’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Hoyne Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Hoyne Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act. If Hoyne Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Hoyne Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (1) 1.0% of the outstanding shares of Hoyne Bancorp, Inc. and (2) the average weekly volume of trading in the shares during the preceding four calendar weeks.
Emerging Growth Company Status
Hoyne Bancorp, Inc. will also be an emerging growth company. For as long as Hoyne Bancorp, Inc. continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, Hoyne Bancorp, Inc. also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We plan to elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
Hoyne Bancorp, Inc. could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

TAXATION
Federal and State Income Taxation
General.   Hoyne Bancorp, Inc. and Hoyne Savings Bank are subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. Hoyne Savings Bank’s income tax returns have not been audited by a taxing authority during the past five years.
Following completion of the conversion, Hoyne Bancorp, Inc. will file a consolidated federal income tax return with Hoyne Savings Bank. Accordingly, it is anticipated that any cash distributions made by Hoyne Bancorp, Inc. to its stockholders would be treated as cash dividends and not as returns of capital to stockholders for federal and state income tax purposes.
Method of Accounting.   For federal and state income tax purposes, we report income and expenses on the accrual method of accounting and use a December 31 tax year for filing our federal and state income tax returns.
Bad Debt Reserves.   The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, Hoyne Savings Bank was permitted to establish a reserve for bad debts.
Corporate Dividends-Received Deduction.   Hoyne Bancorp, Inc., as a member of the same affiliated group of corporations as Hoyne Savings Bank, will be able to exclude from its income for federal income tax purposes 100% of the dividends received from Hoyne Savings Bank.
State Taxation
Hoyne Bancorp, Inc. will be subject to Illinois corporate income tax and replacement tax based on its Illinois taxable income.

MANAGEMENT
Management of Hoyne Bancorp, Inc. and Hoyne Savings Bank
Hoyne Bancorp, Inc.’s board of directors is divided into three classes, each of which contains approximately one-third of the board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Opas and Vaccarello and Ms. Winningham, will have a term of office expiring at the first annual meeting of stockholders after the conversion, a second class, consisting of Mr. Healy and Mses. Carstensen and Gonsch, will have a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Messrs. Breems, Rosenbaum and Wiemann, will have a term of office expiring at the third annual meeting of stockholders following the conversion.
The following table sets forth certain information regarding our directors, all of whom also serve as directors of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank. Ages are reflected as of June 30, 2025.
Name	Age	Position(s) Held with Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank	Position Held Since	Year Term Expires
Walter F. Healy	59	President and Chief Executive Officer	2024	2026
Timothy S. Breems	63	Chair of the Board	2012	2026
Paula M. Carstensen	71	Director	2000	2027
Judith A. Gonsch	72	Director	2017	2026
David M. Opas	74	Director	2020	2027
Steven F. Rosenbaum	68	Director	2017	2026
Theodore C. Wiemann	69	Director	1997	2027
Janet H. Winningham	74	Director	2002	2028
Anthony M. Vaccarello	75	Director	2017	2027
The business experience for at least the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, each individual has held his or her position for the past five years.
Directors
Walter F. Healy has served as President and Chief Executive Officer of Hoyne Savings Bank since September 2024 and a member of the board of directors since 2022, prior to which time, he served as President of Hoyne Savings Bank from 2023 to 2024 and Executive Vice President, Commercial, from 2022 to 2023. Early in his career, Mr. Healy worked for several Chicago commercial banks. In 1996, working with a group of investors, Mr. Healy started a de novo bank, named Community Bank Oak Park River Forest, in the western suburbs of Chicago. He served as President and Chief Executive Officer through the time of that bank’s successful merger with another bank in Chicago in 2019. Mr. Healy serves on the Loan, ALCO, CRA, Compensation and IT committees at Hoyne Savings Bank. Mr. Healy received a finance degree from the University of Notre Dame in 1988. His extensive experience in commercial banking provides the board of directors with valuable knowledge in connection with Hoyne Savings Bank’s business.
Timothy S. Breems, Sr. has served as a director since 2012 and currently serves as the Chair of the board of directors of Hoyne Savings Bank, Hoyne Savings, MHC and Hoyne Financial Corporation. Mr. Breems currently serves as a partner in the law firm of Ruff Breems LLP, which he founded in July 2022. Prior to the founding of his firm, Mr. Breems worked at the law firm of Ruff, Freud, Breems & Nelson Ltd. from 1983 through July 2022, as a law clerk, associate attorney, partner and ultimately as the firm’s managing partner. Mr. Breems serves on the Compensation Committee. He attended DePaul University and received a Bachelor’s degree in Business Administration in 1982, and in 1985, Mr. Breems received his law degree from Loyola University School of Law. Periodically since 2015, Mr. Breems has served as an adjunct professor of Business Law and Contract Law at Trinity Christian College. Mr. Breems is a former President of Southwest Chicago Christian School Association. Mr. Breems’ expansive legal background provides the board of directors with valuable information on all aspects of Hoyne Savings Bank’s business.
Paula M. Carstensen has served as a director since 2000. Ms. Carstensen attended the Illinois Institute of Chicago Kent College of Law and was admitted to the Illinois Bar in 1981. Ms. Carstensen began her legal career as a criminal prosecutor in the office of the Cook County State’s Attorney. After leaving public service, she worked as a civil litigation partner in private practice representing clients in the defense of high exposure liability claims and insurance coverage disputes until her retirement from the practice of law in 2019. Ms. Carstensen serves on the Audit, Compensation, and IT Committees. Ms. Carstensen provides the board of directors with invaluable legal and management experience. Ms. Winningham’s husband is Ms. Carstensen’s first cousin.
Judith A. Gonsch has served as a director since 2017. Ms. Gonsch began her career in 1972 at Prospect Federal Savings Bank, advancing through various accounting positions until becoming Chief Financial Officer and Executive Vice President until 2017, when Prospect Federal Savings Bank merged into Hoyne Savings Bank. She serves as Chair of the Audit Committee and is a member of the Compensation Committee. Ms. Gonsch has a Bachelor’s degree in accounting from DePaul University. With over 50 years of experience in finance and accounting, Ms. Gonsch provides the board of directors with valuable knowledge of the financial aspects of Hoyne Savings Bank’s business.
David M. Opas has served as director since 2020. Mr. Opas previously served as President and Chief Executive Officer of Loomis Federal Savings and Loan Association until it was merged into Hoyne Savings Bank in 2020. As a director of Hoyne Savings Bank, he serves on the Audit and Nominating and Corporate Governance Committees and as Chair of the Compensation Committee. Mr. Opas has a Bachelor’s degree in accounting from Northern Illinois University. His extensive experience provides the board of directors with valuable knowledge across multiple disciplines.
Steven F. Rosenbaum, Sr. has served as a director since 2017. Mr. Rosenbaum served as President and Chief Executive Officer of Hoyne Savings Bank from 2018 to 2023 and Chief Executive Officer from 2023 until his retirement in July 2024. Prior to joining Hoyne Savings Bank as President in 2017, he was President and Chief Executive Officer of Prospect Federal Savings Bank from 1998 until 2017, when Prospect Federal Savings Bank merged into Hoyne Savings Bank. Mr. Rosenbaum began his banking career at Prospect Federal Savings Bank in 1987 as Executive Vice President and Chief Operating Officer, and he joined the Prospect Federal Savings Bank board of directors in 1995. He serves on the Loan, Compensation, IT and ALCO Committees. During his banking career, he has participated in a variety of civic and banking industry activities and organizations. He was a member of the Illinois Bankers Association Board of Directors from 2019 until 2023. Mr. Rosenbaum received a Bachelor’s degree in political science from DePaul University and a Master’s degree from the Keller Graduate School of Management. His experience in civic and banking industry practices provides the board of directors with valuable information on all aspects of Hoyne Savings Bank’s business.
Theodore C. Wiemann has served as a director since 1997 and currently serves as Vice-Chair of the board of directors. Mr. Wiemann began his banking career at Hoyne Savings Bank as a part-time employee in 1976, becoming a full-time loan officer in consumer lending in 1977. Mr. Wiemann spent 47 years at Hoyne Savings Bank, and at his retirement in 2023, was the Executive Vice President and Chief Lending Officer and Community Reinvestment Officer. He serves on the CRA, ALCO and Loan Committees. Until Mr. Wiemann’s retirement in 2023, he also served on the mortgage markets committee of America’s Community Bankers and the American Bankers Association. Mr. Wiemann graduated from North Park University in 1977 with a major in business management. He then attended the Institute of Financial Education. Mr. Wiemann’s varied experience provides the board of directors with valuable information on all aspects of Hoyne Savings Bank’s business.
Janet H. Winningham has served as a director since 2002. Ms. Winningham has been a practicing attorney for over forty years and is currently in private practice, concentrating in real estate finance, construction and commercial leasing. Ms. Winningham received her law degree from Loyola University of Chicago and her Bachelor’s degree from DePauw University. She serves as Chair of the Nominating and

Corporate Governance Committee. Ms. Winningham provides the board of directors with invaluable legal, real estate, finance and management experience. Ms. Carstensen is the first cousin of Ms. Winningham’s husband.
Anthony M. Vaccarello has served as a director of Hoyne Savings Bank since 2017. Mr. Vaccarello began his career as a staff attorney for Talman Home Federal Savings. Later, he went into private practice, concentrating in real estate, probate, estate planning and condominium law. He has also owned and operated a title services agency. Mr. Vaccarello previously was an instructor in the paralegal program at South Suburban College and served in the National Guard. Mr. Vaccarello was previously a director of Prospect Federal Savings Bank until its merger into Hoyne Savings Bank in 2017. He serves on the Loan and Nominating and Corporate Governance Committees. Mr. Vaccarello has a Bachelor’s degree in economics from St. Joseph’s College and received his law degree from the Loyola University School of Law. He provides the board of directors with invaluable legal and property ownership experience.
Director Independence
Our board of directors has reviewed the independence of each director under the applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market. Mr. Healy is not considered independent because he serves as the Chief Executive Officer of Hoyne Bancorp, Inc., Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank. Messrs. Rosenbaum and Wiemann are not considered independent because they served as executive officers of Hoyne Savings Bank in the past three years. Mr. Breems is also not considered independent as he serves as the partner of a firm which received payments from Hoyne Savings Bank that exceeded 5.0% of the gross revenues of the firm.
Based upon information provided by each director concerning their backgrounds, employment and affiliations, our board of directors has determined that Mses. Carstensen, Gonsch, and Winningham and Messrs. Vaccarello and Opas do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is independent under applicable Nasdaq listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining independence and found that none had a relationship that would preclude a finding of independence under applicable Nasdaq listing standards.
Executive Officer Who Is Not a Director of Hoyne Bancorp, Inc.
The following sets forth information regarding our executive officer who is not a director, including his business experience for at least the past five years. The executive officers of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank are appointed annually.
Thomas S. Manfre, age 52, has served as the Executive Vice President and Chief Financial Officer since October 2023, previously serving as Senior Vice President and Chief Risk Officer of Hoyne Savings Bank when he was first hired in 2022. Prior to joining Hoyne Savings Bank, Mr. Manfre previously served as Senior Vice President, Risk Management Solutions from 2021 to 2022 at Bankers’ Bank. He has also served as Executive Vice President, Chief Financial Officer and Chief Operating Officer of FNBC Bank & Trust from 2007 to 2015, at which time he became Senior Vice President, Chief Financial Officer and Head of Retail and Marketing at Community Bank of Oak Park River Forest, which he held until 2019. Mr. Manfre brings more than 30 years of commercial bank management experience through all areas of bank management, including retail, marketing, treasury management, commercial, operational, information technology, investment advisory and financial areas with both de novo and established commercial banks of varying sizes. His management experience includes financial and tax reporting, including holding company reporting, deposit and loan operations, information technology and information security, and he has experience in retail and marketing sales and operational management. Mr. Manfre graduated from the University of Miami in 1995 with a Bachelor’s degree in finance and from DePaul University with a Master’s degree in finance and management in 1999. He also attended the Graduate School of Banking at the University of Wisconsin.
Meetings and Committees of the Board of Directors of Hoyne Bancorp, Inc.
The board of directors of Hoyne Bancorp, Inc. has met once since the incorporation of Hoyne Bancorp, Inc. to address certain organizational matters. The board of directors will establish the following standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees will operate under a written charter, which governs its composition, responsibilities and operations. Each member of each committee will satisfy the applicable independence requirements of Nasdaq and the Securities and Exchange Commission. The table below sets forth the expected directors of each of the listed standing committees.
Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Judith A. Gonsch, Chair	Janet H. Winningham, Chair	David M. Opas, Chair
Paula M. Carstensen	David M. Opas	Paula M. Carstensen
David M. Opas	Anthony M. Vaccarello	Janet H. Winningham
Anthony M. Vaccarello
Corporate Governance Policies and Procedures
In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both Hoyne Bancorp, Inc. and Hoyne Savings Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:
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the composition, responsibilities and operation of our board of directors;

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the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

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convening executive sessions of independent directors; and

•
our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.
Board Oversight of Cybersecurity Risks
We face a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this prospectus. Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the board’s committees, the board receives regular reports from our management, including our information security and technology officer, on material cybersecurity risks and the degree of our exposure to those risks. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. Management works with a third-party service provider to ensure appropriate controls are in place and to continuously monitor network activity through a security operations center. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.
Director Compensation
Each director currently receives a semi-annual retainer of $10,500 and a monthly fee of $2,000 for their collective services on the boards of directors of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank. The Chair of the board of directors also receives an additional payment of $1,000 a month. The Chair of the Audit Committee receives an additional $3,000 a year and the Chairs of the Compensation and Nominating and Corporate Governance Committees receive an additional $1,500.
Upon completion of the conversion, we do not expect changes to director fees for service on the board of directors of Hoyne Savings Bank and anticipate that director fees for service on the board of directors of

Hoyne Bancorp, Inc. will equal the same aggregate amount of director fees payable for service on the boards of directors of Hoyne Financial Corporation, Hoyne Savings, MHC, and Hoyne Savings Bank although no such determination has been made at this time.
The following table sets forth total compensation paid to directors of Hoyne Savings Bank, Hoyne Financial Corporation and Hoyne Bancorp, Inc. during the year ended December 31, 2024.
Name	Board/Committee Fees Earned or Paid in Cash	All Other Compensation		Total
Walter F. Healy(1)	$29,200	$	N/A	$29,200
Timothy S. Breems	$36,800	$	N/A	$36,800
Paula M. Carstensen	$36,000	$	N/A	$36,000
Judith A. Gonsch	$33,600	$	N/A	$33,600
David M. Opas	$34,800	$	N/A	$34,800
Steven F. Rosenbaum	$30,800	$	N/A	$30,800
Theodore C. Wiemann	$31,200	$	N/A	$31,200
Janet H. Winningham	$34,400	$	N/A	$34,400
Anthony M. Vaccarello	$34,000	$	N/A	$34,000

(1)
As Chief Executive Officer, Mr. Healy did not receive fees for attendance on board committees in 2024.

Executive Compensation
The following table shows the compensation paid by Hoyne Savings Bank to its Chief Executive Officer, President, Chief Financial Officer and our only other executive officer whose compensation exceeded $100,000.00 for the year ended December 31, 2024.
Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total
Walter F. Healy, President and Chief Executive Officer(1)	2024	$251,901	$100,000	$13,416(2)	$365,317
Steven F. Rosenbaum, President(3)	2024	$166,015	$25,000	$12,361(4)	$203,376
Thomas S. Manfre, Executive Vice President and Chief Financial Officer	2024	$211,411	$50,000	$—	$264,411

(1)
Mr. Healy was promoted to Chief Executive Officer of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank effective July 2024.

(2)
Represents reimbursement of annual country club dues.

(3)
Mr. Rosenbaum retired as Chief Executive Officer of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank effective July 2024. Upon his retirement in July 2024, Hoyne Savings Bank agreed to continue to reimburse his country club dues until July 2026.

(4)
Represents reimbursement of annual country club dues and cell phone allowance.

Employment Agreement
Prior to the closing of the offering, Hoyne Bancorp, Inc. and Hoyne Savings Bank will enter into employment agreements with Messrs. Healy and Manfre. Pursuant to the agreement with Mr. Healy, he will continue to serve in his current capacity as the President and Chief Executive Officer of Hoyne Bancorp, Inc. and Hoyne Savings Bank. The employment agreement has an initial term of three years. The initial term of the employment agreement will extend automatically for one additional year on each anniversary of the effective date of the agreement, so that the remaining term is again three years, unless one party gives the other party written notice of nonrenewal at least 90 days prior to the applicable anniversary date. The employment agreement provides that his base salary may be increased, but not decreased, at the discretion of the board of directors. In addition to the base salary, the agreement provides that Mr. Healy will be eligible to receive an annual bonus as may be determined by the board of directors. Mr. Healy is also eligible to participate in any other short-term incentive compensation plan or long-term or equity incentive plans that may be adopted by the board of directors. Mr. Healy is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to our employees and officers, and the reimbursement of reasonable business expenses incurred in the performance of his duties. We will also provide Mr. Healy with reimbursement for monthly membership dues at a local country club and downtown lunch club and monthly allowances for an automobile and cellphone, as determined by the board of directors.
The employment agreement is terminable with or without cause by us. Mr. Healy has no right to compensation or other benefits pursuant to the employment agreement for any period after termination for cause, as defined in the agreement. In the event we terminate Mr. Healy’s employment without cause or Mr. Healy voluntary resigns for “good reason” (i.e., a “qualifying termination event”), we will pay Mr. Healy a severance payment equal to the base salary that Mr. Healy would have received had he continued employment for the remainder of the then-current term. The severance payment will be paid as salary continuation in substantially equal installments in accordance with our regular payroll practice over the remainder of the then-current term. Mr. Healy must sign a general release of claims to receive the severance payment. A “good reason” condition for purposes of the employment agreement includes a material reduction in base salary, a material adverse change in responsibilities, titles, powers or duties, a failure to appoint Mr. Healy as a director of Hoyne Savings Bank or a failure to nominate Mr. Healy to stand for election to Hoyne Bancorp, Inc.’s board of directors, relocation of Mr. Healy’s principal place of employment to a location more than 25 miles from his current principal place of employment, or material breach of the employment agreement by us.
If a qualifying termination event occurs within 24 months following a change in control of Hoyne Bancorp, Inc. or Hoyne Savings Bank, Mr. Healy would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three (3) times the sum of (i) Mr. Healy’s base salary, plus (ii) the average annual bonus earned by Mr. Healy for the three (3) years immediately preceding the year in which the change in control occurs. This change in control severance will be paid in a lump sum payment. Mr. Healy must sign a general release of claims to receive the change in control severance payment.
The employment agreement terminates upon Mr. Healy’s death, and in such event, his estate or beneficiary will be paid his accrued benefits through such date. Also, upon termination of employment, Mr. Healy will be required to adhere to an 18-month non-solicitation restriction set forth in his employment agreement.
Pursuant to the agreement with, Mr. Manfre, he will continue to serve in his current capacity as the Executive Vice President and Chief Financial Officer of Hoyne Bancorp, Inc. and Hoyne Savings Bank. The employment agreement has an initial term of three years. The initial term of the employment agreement will extend automatically for one additional year on each anniversary of the effective date of the agreement, so that the remaining term is again three years, unless one party gives the other party written notice of nonrenewal at least 90 days prior to the applicable anniversary date. The employment agreement provides that his base salary may be increased, but not decreased, at the discretion of the board of directors. In addition to the base salary, the agreement provides that Mr. Manfre will be eligible to receive an annual bonus as may be determined by the board of directors. Mr. Manfre is also eligible to participate in any other short-term incentive compensation plan or long-term or equity incentive plans that may be adopted by the board of directors. Mr. Manfre is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to our employees and officers, and the reimbursement of reasonable business expenses incurred in the performance of his duties. We will also provide Mr. Manfre with a monthly allowance for a cell phone, as determined by the board of directors.
The employment agreement is terminable with or without cause by us. Mr. Manfre has no right to compensation or other benefits pursuant to the employment agreement for any period after termination for cause, as defined in the agreement. In the event we terminate Mr. Manfre’s employment without cause or Mr. Manfre voluntary resigns for “good reason” (i.e., a “qualifying termination event”), we will pay

Mr. Manfre a severance payment equal to the base salary that Mr. Manfre would have received had he continued employment for the remainder of the then-current term. The severance payment will be paid as salary continuation in substantially equal installments in accordance with our regular payroll practice over the remainder of the then-current term. Mr. Manfre must sign a general release of claims to receive the severance payment. A “good reason” condition for purposes of the employment agreement includes a material reduction in base salary, a material adverse change in responsibilities, titles, powers or duties, relocation of Mr. Manfre’s principal place of employment to a location more than 25 miles from his current principal place of employment, or material breach of the employment agreement by us.
If a qualifying termination event occurs within 24 months following a change in control of Hoyne Bancorp, Inc. or Hoyne Savings Bank, Mr. Manfre would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to two and one half (2 1∕2) times the sum of (i) Mr. Manfre’s base salary, plus (ii) the average annual bonus earned by Mr. Manfre for the three (3) years immediately preceding the year in which the change in control occurs. This change in control severance will be paid in a lump sum payment. Mr. Manfre must sign a general release of claims to receive the change in control severance payment.
The employment agreement terminates upon Mr. Manfre’s death, and in such event, his estate or beneficiary will be paid his accrued benefits through such date. Also, upon termination of employment, Mr. Manfre will be required to adhere to an 18-month non-solicitation restriction set forth in his employment agreement.
401(k) Plan
Hoyne Savings Bank sponsors the Hoyne Savings Bank 401(k) Plan (“401(k) Plan”), which is a qualified, tax-exempt defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. An employee of Hoyne Savings Bank is eligible to become a participant in the plan after reaching age 21 and completing 1 month of employment. Eligible employees are entitled to enter the 401(k) Plan on a monthly basis.
Under the 401(k) Plan, during 2024 participants were permitted to make salary deferral contributions (in whole percentages or specific dollar amounts) in any amount up to 50% of their plan salary up to the maximum percentage of compensation allowed by law ($69,000 for 2024). Participants who are age 50 or older are permitted to make “catch up” contributions to the plan up to $7,500 (for 2024, as indexed annually). Hoyne Savings Bank currently contributes a matching contribution amount equal to 100% of the participant’s elective deferral up to 3%. Hoyne Savings Bank may also make a discretionary, fully vested profit-sharing contribution to the 401(k) Plan. Upon termination of employment, including following retirement or disability, a participant may withdraw his or her vested account balance.
Retirement Plan
Until June 30, 2024, Hoyne Savings Bank participated in the Pentegra Defined Benefit Plan for Financial Institutions, a defined benefit pension plan operating as a multiple employer plan under the Employment Retirement Income Act of 1974. There are no collective bargaining agreements in place that requires contributions to the plan. Hoyne Savings Bank made no contribution in 2024 and contributed $8,000 in 2023 to the plan. The plan was terminated on June 30, 2024 at no cost to Hoyne Savings Bank.
New Stock Benefit Plans
Employee Stock Ownership Plan.   Hoyne Savings Bank has established an employee stock ownership plan for our employees to become effective upon completion of the conversion. Employees who have been credited with at least 1,000 hours of service during a twelve-month period and who have attained age eighteen are eligible to participate in our employee stock ownership plan.
As part of the conversion, in order to fund the purchase of up to 8.0% of the common stock issued in the conversion (including shares contributed to the charitable foundation), or 416,327 shares and 563,265 shares based on the minimum and maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Hoyne Bancorp, Inc. We anticipate that such loan will equal

100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering, we expect that the employee stock ownership plan will purchase shares in the open market after the conversion is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan, which will have a term of 25 years, will be repaid principally from Hoyne Savings Bank contributions to the employee stock ownership plan, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at the prime rate on the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Hoyne Bancorp, Inc. or upon the sale of treasury shares by Hoyne Bancorp, Inc. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from Hoyne Savings Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.
Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation, consisting of salary and bonus, to the total of such compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Account balances of participants in the employee stock ownership plan will be 100% vested after five years of service. Credit is given for years of service with Hoyne Savings Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.
U.S. GAAP require that any third-party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from stockholders’ equity. If the employee stock ownership plan purchases newly issued shares from Hoyne Bancorp, Inc., total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.
Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.
Stock Option and Stock-Based Benefit Plans.   Following completion of the conversion, we intend to adopt stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plans will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 10.0% and 4.0%, respectively, of the shares issued in the offering. These limitations may not apply if the plans are implemented more than one year after the completion of the conversion, subject to any applicable regulatory approvals.
The stock-based benefit plans will not be established sooner than six months after the completion of the conversion and, if adopted within one year after the completion of the conversion, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If a stock-based benefit plan is established more than one year after completion of the conversion, it must be approved only by a majority of votes cast by our stockholders.

Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after completion of the conversion, including:
•
non-employee directors in the aggregate may not receive more than 30.0% of the stock options and of the shares of restricted common stock authorized under the plan;

•
any non-employee director may not receive more than 5.0% of the stock options and of the restricted stock awards authorized under the plan;

•
any officer or employee may not receive more than 25.0% of the stock options and of the restricted stock awards authorized under the plan;

•
the stock options and the shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of the date of grant; and

•
accelerated vesting is not permitted except for death, disability or upon a change in control of Hoyne Bancorp, Inc. or Hoyne Savings Bank.

We have not yet determined whether we will present our stock-based benefit plans for stockholder approval within one year following the completion of the conversion or whether we will present them for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.
We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.
Transactions with Related Persons
Hoyne Savings Bank offers extensions of credit to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and other purposes. These loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Hoyne Savings Bank, and none of such loans involve more than the normal risk of collectability or present other unfavorable features.
Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as Hoyne Savings Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with nonaffiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.
PROPOSED MANAGEMENT PURCHASES
The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming the offering is closed at the minimum and the maximum of the offering range and assuming sufficient shares are available to satisfy their subscriptions. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 240,000 shares of common stock, equal to 4.7% of the number of shares of common stock to be sold in the offering at the minimum of the offering range. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering — Additional Limitations on Common Stock Purchases.”
Name	Number of Shares	Amount ($)	Percent at the Minimum of the Offering Range	Percent at the Maximum of the Offering Range
Directors and their associates:(1)
Walter F. Healy	30,000	$300,000	*%	*%
Timothy S. Breems	30,000	300,000	*	*
Paula M. Carstensen	25,000	250,000	*	*
Judith A. Gonsch	30,000	300,000	*	*
David M. Opas	10,000	100,000	*	*
Steven F. Rosenbaum	30,000	300,000	*	*
Theodore C. Wiemann	25,000	250,000	*	*
Janet H. Winningham	20,000	200,000	*	*
Anthony M. Vaccarello	10,000	100,000	*%	*%
Other executive officers and their associates:(1)
Thomas S. Manfre	30,000	300,000	*%	*%
Total	240,000	$2,400,000	4.7%	3.5%

*
Less than 1.0%.

(1)
The amounts shown reflect proposed stock purchase amounts by individual directors or executive officers plus purchases by his or her associates, such as his or her spouse or other relative living in his or her home, an affiliated corporation or other organization or a trust or estate in which he or she has a substantial beneficial interest or serves as a fiduciary.

THE CONVERSION AND OFFERING
General
The boards of directors of Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank unanimously adopted the plan of conversion on May 16, 2025. Pursuant to the plan of conversion, Hoyne Savings, MHC will convert from the mutual form of organization to the stock form of organization through the following series of steps: Hoyne Savings, MHC currently owns 100% of the common stock of Hoyne Financial Corporation which in turn owns 100% of the common stock of Hoyne Savings Bank. Hoyne Savings, MHC will first merge with and into Hoyne Financial Corporation which will in turn immediately merge with and into Hoyne Bancorp, Inc., which in turn will sell shares of common stock in the offering. When the conversion and offering are completed, all of the outstanding capital stock of Hoyne Savings Bank will be owned by Hoyne Bancorp, Inc., and all of the common stock of Hoyne Bancorp, Inc. will be owned by stockholders.
The plan of conversion must also be approved by Hoyne Savings, MHC members. A special meeting of members has been called for this purpose. We have filed an application for conversion with respect to the conversion and stock offering and an application for Hoyne Bancorp, Inc. to become the savings and loan holding company for Hoyne Savings Bank with the Federal Reserve Board and the IDFPR. The final approval of the Federal Reserve Board and the IDFPR are required before we can consummate the conversion and stock offering. Any approval by the Federal Reserve Board and the IDFPR does not constitute a recommendation or endorsement of the plan of conversion.
Pursuant to the plan of conversion, we will offer shares of common stock for sale in the subscription offering to our Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members. To the extent shares remain available for sale, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in Lake County, Illinois.
We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or promptly after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “— Community Offering.”
We also may offer for sale shares of common stock not purchased in the subscription and community offerings through a syndicated community offering in which Keefe, Bruyette & Woods, Inc. will be sole manager. See “— Syndicated Community Offering.”
Hoyne Bancorp, Inc. intends to retain between $19.9 million and $27.3 million of the net proceeds of the offering (or $31.6 million at the adjusted maximum of the offering range) and to invest between $24.3 million and $33.2 million of the net proceeds in Hoyne Savings Bank (or $38.3 million at the adjusted maximum of the offering range). The offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.
We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Hoyne Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “— Stock Pricing and Number of Shares to Be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
The following is a brief summary of the plan of conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. The plan of conversion should be consulted for further information about the conversion and offering. A copy of the plan of conversion is available for inspection at each office of Hoyne Savings Bank.

The plan of conversion is also filed as an exhibit to Hoyne Savings, MHC’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”
Reasons for the Conversion
Our primary reasons for converting and raising additional capital through the offering are to:
•
Enhance our capital base to support growth.   We intend to grow our commercial real estate (including commercial construction) and commercial and industrial loan portfolio while continuing the origination of one to four residential mortgages. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth since 50.0% of the net proceeds of the conversion will be downstreamed to Hoyne Savings Bank. We believe this increased capacity will improve our competitive position relative to the many banks and credit unions operating in our market area.

•
Enhance our ability to manage risk.   We believe the conversion will reduce borrower exposure and provide increased flexibility to absorb credit quality related losses and support expanded commercial lending through our enhanced equity position and increased loans-to-one-borrower limitations. We will also have increased flexibility to redeploy liquidity when interest rates rise.

•
Offer our employees and directors an equity ownership interest in Hoyne Bancorp, Inc.   We believe that the conversion and offering will enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

•
Facilitate future mergers and acquisitions, if available, on a prudent basis.   Although we do not currently have any plans, understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise.

•
Offer our members the ability to take an equity ownership interest.   The offering will allow us to offer our members the ability to acquire our common stock, and thus have an equity interest in our future.

Approvals Required
The affirmative vote of a majority of the total outstanding votes eligible to be cast by the voting members of Hoyne Savings, MHC, represented in person or by proxy, is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been called for November 13, 2025. We have filed an application for conversion with respect to the conversion and stock offering and an application for Hoyne Bancorp, Inc. to become the savings and loan holding company for Hoyne Savings Bank with the Federal Reserve Board and the IDFPR. Such applications, which include the plan of conversion, must be approved by the Federal Reserve Board and the IDFPR. We cannot consummate the conversion and offering without receiving these approvals and non-objections and satisfying the conditions contained in them.
Effects of Conversion on Depositors and Borrowers
Continuity.   While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Hoyne Savings Bank at the time of the conversion will be the directors of Hoyne Savings Bank and of Hoyne Bancorp, Inc. after the conversion. The officers of Hoyne Savings Bank at the time of the conversion will retain their positions after the conversion.

Effect on Deposit Accounts.   Pursuant to the plan of conversion, each depositor of Hoyne Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC, without interruption, to the same extent as before the conversion. Depositors will continue to hold their existing certificates, savings and other evidences of their accounts.
Effect on Loans.   No loan outstanding from Hoyne Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.
Effect on Voting Rights of Members.   All of our depositors and certain borrowers as of a specified eligibility date are members of and have voting rights in Hoyne Savings, MHC as to all matters requiring membership action. Upon completion of the conversion, Hoyne Savings, MHC will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in Hoyne Savings Bank will be vested in Hoyne Bancorp, Inc. as the sole stockholder of Hoyne Savings Bank. The stockholders of Hoyne Bancorp, Inc. will possess exclusive voting rights with respect to Hoyne Bancorp, Inc. common stock.
Tax Effects.   We have received opinions of counsel and certain tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Hoyne Savings Bank or its depositors. See “— Material Income Tax Consequences.”
Effect on Liquidation Rights.   Each depositor in Hoyne Savings Bank has both a deposit account in Hoyne Savings Bank and a pro rata ownership interest in the net worth of Hoyne Savings, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Hoyne Savings, MHC, and Hoyne Savings Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account obtains a pro rata ownership interest in Hoyne Savings, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Hoyne Savings, MHC, which is lost to the extent that the balance in the account is reduced or closed.
Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Hoyne Savings, MHC, and Hoyne Savings Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Hoyne Savings, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.
Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in a liquidation account maintained by Hoyne Bancorp, Inc. in an aggregate amount equal to (i) Hoyne Savings, MHC’s ownership interest in Hoyne Financial Corporation’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (ii) the value of the net assets of Hoyne Savings, MHC as of the date of the latest statement of financial condition of Hoyne Savings, MHC prior to the consummation of the conversion (excluding its ownership of Hoyne Financial Corporation). Hoyne Bancorp, Inc. will hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Hoyne Savings Bank after the conversion. The liquidation accounts are designed to provide payments to depositors of their liquidation interests, if any, in the event of a liquidation of (a) Hoyne Bancorp, Inc. and Hoyne Savings Bank or (b) Hoyne Savings Bank. See “— Liquidation Rights.”
Under the regulations of the Federal Reserve Board governing mutual-to-stock conversions of mutual holding companies, non-interest-bearing demand deposit accounts do not meet the definition of qualifying deposits, and, therefore, a holder of a non-interest-bearing demand deposit account would not qualify as an eligible account holder or as a supplemental eligible account holder for purposes of obtaining a purchase priority in the stock offering or having the right to an interest in the liquidation account which is required to be established in connection with the conversion transaction.
We have submitted to the Federal Reserve Board a request for a waiver from this regulation, and the Federal Reserve Board has granted the request. As a result, a depositor of Hoyne Savings Bank who has an eligible non-interest-bearing demand deposit account as of the eligibility record date or the supplemental eligibility record date will be deemed to be an eligible account holder or a supplemental eligible account holder, as applicable, by virtue of this account.
The inclusion of depositors with non-interest-bearing demand deposits as eligible account holders and supplemental eligible account holders will have a dilutive effect on other qualifying depositors with respect to their stock purchase priorities. It will also have a dilutive effect on the interest of all other eligible account holders and supplemental eligible account holders with respect to the liquidation account that is required to be established in connection with the conversion transaction.
Stock Pricing and Number of Shares to Be Issued
The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation. For its services in preparing the initial valuation and the final updated valuation, RP Financial will receive a fee of $80,000, as well as payment for reimbursable expenses and an additional $10,000 for each updated valuation prepared other than the final updated valuation. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.
The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements of Hoyne Savings, MHC. RP Financial also considered the following factors, among others:
•
the present results and financial condition of Hoyne Savings, MHC and the projected results and financial condition of Hoyne Bancorp, Inc.;

•
the economic and demographic conditions in Hoyne Savings, MHC’s existing market area;

•
certain historical, financial and other information relating to Hoyne Savings, MHC;

•
a comparative evaluation of the operating and financial characteristics of Hoyne Savings, MHC with those of other similarly situated publicly traded savings institutions;

•
the effect of the offering on our stockholders’ equity and earnings potential;

•
the proposed dividend policy of Hoyne Bancorp, Inc.; and

•
the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Hoyne Bancorp, Inc. under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Hoyne Bancorp, Inc. also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition as of May 5, 2025 and that had been in fully converted form for at least one year. In addition, RP Financial limited the peer group companies to the following two selection criteria: (i) Midwest, Southeast and Southwest institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings; and (ii) Mid-Atlantic and New England institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings.

The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-book approach in estimating pro forma market value. The price-to-earnings approach was considered less relevant due to our recent history of net operating losses on a core earnings basis. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements.
In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Hoyne Bancorp, Inc. with the peer group. RP Financial advised the board of directors that the valuation conclusion included the following adjustments relative to the peer group. RP Financial made a moderate downward adjustment for profitability, growth and viability of earnings and slight downward adjustments for primary market area, dividends and marketing of the issue. RP Financial made slight upward adjustments for financial condition and asset growth and made no adjustments for liquidity of the shares, management and effect of government regulations and regulatory reform. The downward adjustment for profitability, growth and viability of earnings took into consideration Hoyne Bancorp Inc.’s less favorable efficiency ratio and lower pro forma core earnings as a percent of equity and assets relative to the comparable peer group measures. The downward adjustment for primary market area took into consideration the less favorable demographic growth characteristics of Hoyne Bancorp Inc.’s primary market area in comparison to the peer group’s primary market areas. The downward adjustment for dividends took into consideration Hoyne Bancorp Inc.’s less favorable capacity to pay dividends based on its lower pro forma earnings in comparison to the peer group’s earnings. The upward adjustment for financial condition took into consideration Hoyne Bancorp, Inc.’s stronger pro forma capital position and more favorable funding composition relative to the comparable peer group measures. The upward adjustment for asset growth took into consideration Hoyne Bancorp’s stronger loan growth, and higher pro forma capital position in comparison to the peer group measures. The downward adjustment for marketing of issue took into consideration the volatile stock market conditions in both the overall market and the market for bank and thrift stocks and the heightened uncertainty associated with the initial public offering market in the prevailing stock market environment, including the initial public offering market for the common stock of Hoyne Bancorp, Inc.
Included in RP Financial’s independent valuation were certain assumptions, as to the pro forma earnings of Hoyne Bancorp, Inc. after the offering, used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 2.71% as of June 30, 2025 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.
The independent valuation states that as of May 5, 2025 and as updated as of July 21, 2025, the estimated pro forma market value of Hoyne Bancorp, Inc. was $61.2 million (inclusive of the shares of common stock to be contributed to the charitable foundation). Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $52.0 million and a maximum of $70.4 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by offering price of $10.00 per share, excluding the shares of common stock to be contributed to the charitable foundation. The number of shares offered will be equal to the aggregate offering price of the shares divided by the $10.00 price per share. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 5,100,000 shares, the midpoint of the offering range is 6,000,000 shares and the maximum of the offering range is 6,900,000 shares.
Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15.0%, or up to $81.0 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15.0% in the maximum of the offering range, to up to 7,935,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a reconciliation of subscribers. The offering price of $10.00 per share will remain fixed. See “— Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 7,935,000 shares.
The board of directors of Hoyne Savings Bank reviewed the independent valuation and, in particular, considered the following:
•
Hoyne Savings Bank’s financial condition and results of operations;

•
a comparison of financial performance ratios of Hoyne Savings Bank to those of other financial institutions of similar size; and

•
market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Federal Reserve Board as a result of subsequent developments in the financial condition of Hoyne Savings Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Hoyne Bancorp, Inc. to less than $52.0 million or to more than $81.0 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Hoyne Bancorp, Inc.’s registration statement.
The following table presents a summary of selected pricing ratios for Hoyne Bancorp, Inc. (on a pro forma basis) at and for the 12 months ended June 30, 2025, and for the peer group companies based on earnings and other information at and for the 12 months ended March 31, 2025, with stock prices at July 21, 2025, as reflected in the updated appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 47.9% on a price-to-book value basis and a discount of 50.5% on a price-to-tangible book value basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The estimated appraised value and the resulting discounts took into consideration the potential financial effect of the offering.
	Price-to-earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
Hoyne Bancorp, Inc. (on a pro forma basis, assuming completion of the offering)
Adjusted Maximum	*	51.87%	51.95%
Maximum	*	47.87%	47.94%
Midpoint	*	43.98%	44.05%
Minimum	*	39.62%	39.68%
Valuation of peer group companies, all of which are fully converted (on a historical basis)
Averages	18.31x	84.39%	89.00%
Medians	18.31x	83.07%	89.96%

*
Not meaningful. The price-to-earnings multiple values are not material as the result of Hoyne Bancorp, Inc.’s pro forma loss per share at each point in the valuation range and resulting negative price-to-earnings multiples. A negative price-to-earnings multiple is not meaningful for comparative valuation purposes, as it calculates to a negative pro forma market capitalization.

(1)
Price-to-earnings multiples calculated by RP Financial for Hoyne Bancorp, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings for the twelve months ended June 30,

2025. These ratios are different than those presented in “Pro Forma Data” which are for the six months ended June 30, 2025.
The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Hoyne Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Hoyne Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.
If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $81.0 million and a corresponding increase in the offering range to more than 7,935,000 shares, or a decrease in the minimum of the valuation range to less than $52.0 million and a corresponding decrease in the offering range to less than 5,100,000 shares, then we will promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board in order to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days and aggregate extensions may not conclude beyond           , which is two years after the date on which the Federal Reserve Board approved the plan of conversion.
An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Hoyne Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Hoyne Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.
A copy of the independent valuation report of RP Financial, together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find Additional Information.”
Subscription Offering and Subscription Rights
According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “— Additional Limitations on Common Stock Purchases.”
Priority 1: Eligible Account Holders.   Each depositor of Hoyne Savings Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2024 (an “Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (30,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15x the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of

100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in the same proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on March 31, 2024. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. If there is an oversubscription, the subscription rights of Eligible Account Holders who are also directors or certain officers of Hoyne Savings Bank or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the twelve months preceding March 31, 2024.
Priority 2: Tax-Qualified Employee Benefit Plans.   Our tax-qualified employee benefit plans, including our employee stock ownership plan, will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10.0% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase 8.0% of the shares of common stock issued in the offering, including shares contributed to the charitable foundation. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the offering, subject to the approval of the Federal Reserve Board.
Priority 3: Supplemental Eligible Account Holders.   To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our employee stock ownership plan, each depositor of Hoyne Savings Bank (other than directors and certain officers of Hoyne Savings Bank, and their associates) with a Qualifying Deposit at the close of business on           , 2025, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (30,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15x the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Supplemental Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on          , 2025. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
Priority 4: Other Members.   To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plan, and Supplemental Eligible Account Holders, each depositor on the voting record date of            , 2025 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) and certain borrowers of Hoyne Savings Bank as of October 16, 2020 whose borrowings remained outstanding at the close of business on               , 2025, will receive, without payment, nontransferable subscription rights to purchase up to the greater of 30,000 shares ($300,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.
To ensure proper allocation of common stock, each Other Member must list on the stock order form all accounts in which he or she had an ownership interest at        , 2025 and/or a qualified borrower. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.
Expiration Date.   The subscription offering will expire at 1:00 p.m., Central time, on         , 2025, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board. Subscription rights will expire whether or not each eligible holder of subscription rights can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.
We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 5,100,000 shares have not been sold in the offering by           , 2025 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond           , 2025 is necessary and granted by the Federal Reserve Board, we will resolicit purchasers in the offering as described under “— Procedure for Purchasing Shares in the Subscription and Community Offerings — Expiration Date.”
Community Offering
To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, our tax-qualified employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we will offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:
•
Natural persons and trusts of natural persons residing in Cook County, Illinois; and

•
Other members of the general public.

Subscribers in the community offering may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “— Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.
If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in Cook County, Illinois (“Local Community”), we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among the Local Community whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Local Community whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Local Community.

The term “residing” or “resident” as used in this prospectus with respect to Cook County, Illinois means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records, or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.
Expiration Date.   The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering and must terminate no more than 45 days following the subscription offering, unless extended with the approval of the Federal Reserve Board. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond            , 2025, in which event we will resolicit purchasers.
Syndicated Community Offering
If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, subject to any approvals required from the Federal Reserve Board in a manner that will achieve a wide distribution of our shares of common stock.
If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.
If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Hoyne Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Hoyne Savings Bank or wire transfers). See “— Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 under the Exchange Act and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.
If for any reason we cannot undertake a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.
Additional Limitations on Common Stock Purchases
The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:
•
no individual, or group of individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $300,000 (30,000 shares) in the offering;

•
except for the employee stock ownership plan, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $300,000 (30,000 shares) of common stock in all categories of the offering combined;

•
tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10.0% of the shares of common stock sold in the offering, including shares issued upon an increase in the offering range of up to 15.0% and shares contributed to the charitable foundation;

•
no person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase; and

•
the aggregate number of shares of common stock that may be purchased in all categories of the offering by officers and directors of Hoyne Bancorp, Inc. and Hoyne Savings Bank and their associates may not exceed 26.0% of the total shares sold in the offering.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the members of Hoyne Savings, MHC, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and checked the box on the stock order form will be given the opportunity to increase their orders up to the then-applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders.
If there is an increase in the offering range up to 7,935,000 shares of common stock, shares will be allocated in the following order of priority according to the plan of conversion:
(i)
if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(ii)
to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10.0% of the total number of shares of common stock sold in the offering and contributed to the charitable foundation;

(iii)
if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(iv)
if there is an oversubscription at the Other Members level, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(v)
to fill unfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in Cook County, Illinois, and then to members of the general public.

The term “associate” of a person means:
•
any corporation or organization (other than Hoyne Savings Bank, Hoyne Bancorp, Inc. or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10.0% beneficial stockholder;

•
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

•
any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director or officer of Hoyne Savings Bank or Hoyne Bancorp, Inc.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. Persons with the same address, whether or not related, and persons exercising subscription rights through qualifying accounts registered to the same address will be deemed to be acting in concert unless we determine otherwise. Directors of Hoyne Bancorp, Inc. and Hoyne Savings Bank are not treated as associates of each other solely because of their membership on the boards of directors.
Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Hoyne Bancorp, Inc. or Hoyne Savings Bank and except as described below. Any purchases made by any associate of Hoyne Bancorp, Inc. or Hoyne Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see “— Certain Restrictions on Purchase or Transfer of Our Shares after the Offering” and “Restrictions on Acquisition of Hoyne Bancorp, Inc.”
Plan of Distribution; Selling Agent and Underwriting Compensation
Subscription and Community Offerings.   To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best-efforts basis in the subscription and community offerings by:
•
consulting as to the marketing implications of the plan of conversion;

•
reviewing with the boards the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•
reviewing all offering documents, including the prospectus, stock order forms and related marketing materials;

•
assisting us in the design and implementation of a marketing strategy for the offering;

•
assisting our management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•
providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $35,000 and a success fee of 1% of the aggregate dollar amount of all shares of common stock sold in the subscription offering and will receive a success fee of 1.5% of the aggregate dollar amount of all shares sold in the community offering. The management fee will be credited against the success fee. In addition, if Keefe, Bruyette & Woods, Inc. is required or requested to provide significant services as a result of a resolicitation of subscribers, Keefe, Bruyette & Woods, Inc. will be entitled to additional compensation for such services not to exceed $30,000.
Syndicated Community Offering.   If shares of common stock are sold in a syndicated community offering, we will pay fees of 6% of the aggregate dollar amount of common stock sold in the syndicated community offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated community offering.
Expenses.   Keefe, Bruyette & Woods, Inc. also will be reimbursed for its reasonable out-of-pocket expenses, not to exceed $35,000, related to the offerings. Keefe, Bruyette & Woods, Inc. will also be reimbursed for its fees and expenses of its counsel not to exceed $120,000. These expense limitations assume no unusual circumstances or delays, and no resolicitation in connection with the offerings. In the event unusual circumstances arise or a delay or resolicitation occurs (including but not limited to a delay in the offerings which would require an update of the financial information), such expense limitations may be increased by additional amounts, not to exceed an additional $15,000 in the case of additional out-of-pocket expenses of Keefe, Bruyette & Woods, Inc. and an additional $25,000 in the case of additional fees and expenses of

Keefe, Bruyette & Woods, Inc.’s legal counsel. In no event shall out-of-pocket expenses, including fees and expenses of counsel, exceed $195,000.
Records Management
We have also engaged Keefe, Bruyette & Woods, Inc. as records agent in connection with the subscription and community offerings. In its role as records agent, Keefe, Bruyette & Woods, Inc., will assist us in the offering by:
•
consolidating accounts and vote calculation;

•
coordinating vote solicitation and special meeting services;

•
assisting in designing and preparing stock order forms and member proxy forms;

•
organizing and supervising our Stock Information Center;

•
coordinating proxy solicitation and vote tabulation; and

•
providing subscription services to distribute, collect and tabulate stock order forms in the offering.

Keefe, Bruyette & Woods, Inc. will receive fees of $35,000 for these services, $17,500 of which has already been paid. Keefe, Bruyette & Woods, Inc. also will be reimbursed for reasonable out-of-pocket accountable expenses in an amount not to exceed $10,000. Keefe, Bruyette & Woods, Inc. will reimburse any amounts paid or advanced by us in excess of their actual reasonable out-of-pocket accountable expenses.
Indemnity
We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act, as well as certain other claims and litigation arising out of Keefe, Bruyette & Woods, Inc.’s engagement with respect to the offering.
Solicitation of Offers by Officers and Directors
Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation, which out-of-pocket expenses, if any, are expected to be insignificant. Other regular employees of Hoyne Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.
Procedure for Purchasing Shares in the Subscription and Community Offerings
Expiration Date.   The subscription and community offerings will expire at 1:00 p.m., Central time, on          , 2025, unless we extend one or both for up to 45 days, with the approval of the Federal Reserve Board. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond           , 2025 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.05% per annum for funds processed in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.
We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of the funds were processed as described above.
Use of Order Forms in the Subscription and Community Offerings.   In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before 1:00 p.m., Central time, on           , 2025. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so, and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order reply envelope provided, or by paying for overnight delivery to our Stock Information Center. You may also hand-deliver stock order forms to the Hoyne Savings Bank office located at           , which is open between 9:00 a.m. and 5:00 p.m. Central time, Monday through Friday and between 9:00 a.m. and 12:00 p.m. Central time on Saturday. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at any other office. Please do not mail stock order forms to Hoyne Savings Bank.
Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the subscription offering, you must certify that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Hoyne Savings Bank, the Federal Deposit Insurance Corporation or any other government agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act.
Payment for Shares.   Payment for all shares of common stock must accompany all completed original order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:
(i)
personal check, bank check or money order, made payable to Hoyne Bancorp, Inc.; or

(ii)
authorization of withdrawal of available funds from the types of Hoyne Savings Bank deposit accounts listed on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Hoyne Savings Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current savings rate after the withdrawal. On the stock order form, you may not designate withdrawal from Hoyne Savings Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for designated amount, and we will immediately withdraw the amount from the designated account. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Hoyne Savings Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.
You may not remit Hoyne Savings Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Hoyne Bancorp, Inc.). You may not designate on your stock order form direct withdrawal from a retirement account held at Hoyne Savings Bank. See “— Using Individual Retirement Account Funds.” If permitted by the Federal Reserve Board, if we resolicit large purchasers, as described above in “— Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.
Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by           , 2025. If the subscription and community offerings are extended past           , 2025, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.
Federal Reserve Board regulations prohibit Hoyne Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.
We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.
If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Hoyne Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.
Using Individual Retirement Account Funds.   If you are interested in using funds in your Hoyne Savings Bank IRA or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Hoyne Savings Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a Hoyne Savings Bank IRA, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. You may, but are not obligated to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates, as your IRA custodian. If you do purchase shares of Hoyne Bancorp, Inc. common stock using funds from a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, you acknowledge that KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRAs, KBW, Stifel, Nicolaus & Company,

Incorporated, or Century Securities Associates do not receive additional fees or compensation as a result of the purchase of Hoyne Bancorp, Inc. common stock through a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA or other retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an IRA or any other retirement account, whether held at Hoyne Savings Bank or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, preferably at least two weeks before the , 2025 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
Delivery of Shares of Common Stock.   All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Other Restrictions.   Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:
(i)
a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)
the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)
such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares
Applicable banking regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they also have subscription rights and who qualify in the same subscription offering priority as you. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.
We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center
Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (      )       -       . The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central time. The Stock Information Center will be closed on bank holidays.
Liquidation Rights
Liquidation prior to the conversion.   In the unlikely event that Hoyne Savings, MHC is liquidated prior to the conversion, all claims of creditors of Hoyne Savings, MHC would be paid first. Thereafter, if there were any assets of Hoyne Savings, MHC remaining, these assets would first be distributed to certain depositors of Hoyne Savings Bank based on such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Hoyne Savings, MHC after claims of creditors, based on the relative size of their deposit accounts.
Liquidation following the conversion.   The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Hoyne Bancorp, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Hoyne Savings, MHC’s ownership interest in Hoyne Financial Corporation’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of Hoyne Savings, MHC as of the date of the latest statement of financial condition of Hoyne Savings, MHC prior to the consummation of the conversion (excluding its ownership of Hoyne Financial Corporation). The plan of conversion also provides for the establishment of a parallel liquidation account in Hoyne Savings Bank to support the Hoyne Bancorp, Inc. liquidation account in the event Hoyne Bancorp, Inc. does not have sufficient assets to fund its obligations under the Hoyne Bancorp, Inc. liquidation account.
In the unlikely event that Hoyne Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Hoyne Bancorp, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Hoyne Savings Bank or Hoyne Bancorp, Inc. above that amount.
The liquidation account established by Hoyne Bancorp, Inc. is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Hoyne Savings, MHC) after the conversion in the event of a complete liquidation of Hoyne Bancorp, Inc. and Hoyne Savings Bank or a liquidation solely of Hoyne Savings Bank. Specifically, in the unlikely event that either (i) Hoyne Savings Bank or (ii) Hoyne Bancorp, Inc. and Hoyne Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of March 31, 2024 and           , 2025 of their interests in the liquidation account maintained by Hoyne Bancorp, Inc. Also, in a complete liquidation of both entities, or of Hoyne Savings Bank only, when Hoyne Bancorp, Inc. has insufficient assets (other than the stock of Hoyne Savings Bank) to fund the liquidation account distribution owed to Eligible Account Holders, and Hoyne Savings Bank has positive net worth, then Hoyne Savings Bank shall immediately make a distribution to fund Hoyne Bancorp, Inc.’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Hoyne Bancorp, Inc. as adjusted from time to time pursuant to the plan of conversion and federal regulations. If Hoyne Bancorp, Inc. is completely liquidated or sold apart from a sale or liquidation of Hoyne Savings Bank, then the Hoyne Bancorp, Inc. liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the Hoyne Savings Bank liquidation account, subject to the same rights and terms as the Hoyne Bancorp, Inc. liquidation account.
Under the regulations of the Federal Reserve Board governing mutual-to-stock conversions of mutual holding companies, non-interest-bearing demand deposit accounts do not meet the definition of qualifying deposits, and, therefore, a holder of a non-interest-bearing demand deposit account would not qualify as an eligible account holder or as a supplemental eligible account holder for purposes of obtaining a purchase priority in the stock offering or having the right to an interest in the liquidation account which is required to be established in connection with the conversion transaction.
We have submitted to the Federal Reserve Board a request for a waiver from this regulation, and the Federal Reserve Board has granted the request. As a result, a depositor of Hoyne Savings Bank who has an eligible non-interest-bearing demand deposit account as of the eligibility record date or the supplemental eligibility record date will be deemed to be an eligible account holder or a supplemental eligible account holder, as applicable, by virtue of this account.
The inclusion of depositors with non-interest-bearing demand deposits as eligible account holders and supplemental eligible account holders will have a dilutive effect on other qualifying depositors with respect to their stock purchase priorities. It will also have a dilutive effect on the interest of all other eligible account holders and supplemental eligible account holders with respect to the liquidation account that is required to be established in connection with the conversion transaction.
Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Hoyne Bancorp, Inc. will transfer, or upon the prior written approval of the Federal Reserve Board, Hoyne Bancorp, Inc. may transfer, the liquidation account and the depositors’ interests in such account to Hoyne Savings Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Hoyne Savings Bank.
Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Hoyne Bancorp, Inc. or Hoyne Savings Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.
Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Hoyne Savings Bank on March 31, 2024 or            , 2025, respectively, equal to the proportion that the balance of such account holder’s deposit account on March 31, 2024 or           , 2025, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Hoyne Savings Bank on such dates.
If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2024 or           , 2025, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.
Material Income Tax Consequences
Consummation of the conversion is subject to the prior receipt of an opinion of counsel or other tax advisor that the conversion will not be a taxable transaction to Hoyne Bancorp, Inc., Hoyne Savings, MHC, Hoyne Financial Corporation, Eligible Account Holders, Supplemental Eligible Account Holders or Other Members for federal and Illinois income tax purposes, except to the extent, if any, that the interests in the liquidation account of Hoyne Savings Bank and/or the subscription rights are deemed to have fair market value on the date such interests and rights are issued. Such opinion will be based on certain factual representations and certain customary assumptions and exclusions. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Hoyne Bancorp, Inc., Hoyne Savings, MHC, Hoyne Financial Corporation, Eligible Account Holders, or Supplemental Eligible Account Holders would prevail in a judicial proceeding. While the Internal Revenue Service has issued favorable rulings for transactions similar to the proposed conversion and offering, such rulings may not be relied upon or cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
Hoyne Bancorp, Inc., Hoyne Savings, MHC, and Hoyne Financial Corporation have received an opinion of counsel, Vedder Price P.C., to the effect that, on the basis of the existing provisions of the Code, current administrative rules and court decisions, for federal income tax purposes:
1.
The merger of Hoyne Savings, MHC with and into Hoyne Financial Corporation pursuant to applicable federal laws will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

2.
The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Hoyne Savings, MHC for liquidation interests in Hoyne Financial Corporation will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.
Hoyne Savings, MHC will not recognize any gain or loss on the transfer of its assets to Hoyne Financial Corporation and the assumption by Hoyne Financial Corporation of Hoyne Savings, MHC’s liabilities, if any, in constructive exchange for liquidation interests in Hoyne Financial Corporation or on the constructive distribution of such liquidation interests to Eligible Account Holders and Supplemental Eligible Account Holders.

4.
No gain or loss will be recognized by Hoyne Financial Corporation upon receipt of the assets of Hoyne Savings, MHC in exchange for the constructive transfer of liquidation interests in Hoyne Financial Corporation to Eligible Account Holders and Supplemental Eligible Account Holders.

5.
Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Hoyne Financial Corporation in exchange for their liquidation interests in Hoyne Savings, MHC.

6.
The basis of the assets of Hoyne Savings, MHC to be received by Hoyne Financial Corporation will be the same as the basis of such assets in the hands of Hoyne Savings, MHC immediately before the exchange.

7.
The holding period of the assets of Hoyne Savings, MHC to be received by Hoyne Financial Corporation will include the period during which such assets were held by Hoyne Savings, MHC.

8.
The merger of Hoyne Financial Corporation with and into Hoyne Bancorp, Inc. pursuant to applicable federal and state laws will constitute a mere change in identify, form, or place of organization within the meaning of Section 368(a)(1)(F) of the Code and will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

9.
Hoyne Financial Corporation will not recognize any gain or loss on the transfer of its assets to Hoyne Bancorp, Inc. and the assumption by Hoyne Bancorp, Inc. of Hoyne Financial Corporation’s liabilities, if any, in constructive exchange for interests in the liquidation account of Hoyne Bancorp, Inc. or on the constructive distribution of such interests in the liquidation account of Hoyne Bancorp, Inc. to Eligible Account Holders and Supplemental Eligible Account Holders.

10.
No gain or loss will be recognized by Hoyne Bancorp, Inc. upon the receipt of the assets of Hoyne Financial Corporation in exchange for the constructive transfer of liquidation interests in Hoyne Bancorp, Inc. to Eligible Account Holders and Supplemental Eligible Account Holders.

11.
The basis of the assets of Hoyne Financial Corporation to be received by Hoyne Bancorp, Inc. will be the same as the basis of such assets in the hands of Hoyne Financial Corporation immediately before the exchange.

12.
The holding period of the assets of Hoyne Financial Corporation to be received by Hoyne Bancorp, Inc. will include the period during which such assets were held by Hoyne Financial Corporation.

13.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Hoyne Financial Corporation for interests in the liquidation account of Hoyne Bancorp, Inc.

14.
It is more likely than not that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Hoyne Bancorp, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

15.
It is more likely than not that no income will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of rights in the Hoyne Savings Bank liquidation account.

16.
It is more likely than not that the basis of the shares of Hoyne Bancorp, Inc. common stock purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the stock offering by the exercise of nontransferable subscription rights will be the purchase price paid therefor.

17.
The holding period of the Hoyne Bancorp, Inc. common stock purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the stock offering pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

18.
No gain or loss will be recognized by Hoyne Bancorp, Inc. on the receipt of money in exchange for Hoyne Bancorp, Inc. common stock sold in the stock offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to Hoyne Savings, MHC, Hoyne Financial Corporation, Hoyne Bancorp, Inc. and persons receiving subscription rights. With respect to items 14 and 16 above, Vedder Price P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Vedder Price P.C. also noted that RP Financial has issued a letter that the subscription rights have no ascertainable fair market value. Vedder Price P.C. also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Vedder Price P.C. believes that it is more likely than not that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of the nontransferable subscription rights to purchase shares of common stock. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable income to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who receive the subscription rights in an amount equal to the ascertainable value, and we could recognize income on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
The opinion as to item 15 above is based on the position that (i) there is no history of any holder of an interest in a liquidation account receiving any payment attributable to a liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Hoyne Savings Bank are reduced; (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union; and (v) the Hoyne Savings Bank liquidation account payment obligation arises only if Hoyne Bancorp, Inc. lacks sufficient assets to fund the liquidation account or if Hoyne Savings Bank (or Hoyne Savings Bank and Hoyne Bancorp, Inc.) enters into a transaction to transfer Hoyne Savings Bank’s assets and liabilities to a credit union.
In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the Hoyne Savings Bank liquidation account supporting the payment of the liquidation account if (i) Hoyne Bancorp, Inc. lacks sufficient net assets or (ii) Hoyne Savings Bank (or Hoyne Savings Bank and Hoyne Bancorp, Inc.) enters into a transaction to transfer Hoyne Savings Bank’s assets and liabilities to a credit union does not have any economic value at the time of the conversion. Based on the foregoing, Vedder Price P.C. believes it is more likely than not that no income will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of rights in the Hoyne Savings Bank liquidation account. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.
The opinion of Vedder Price P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions similar to the proposed conversion and stock offering, but any such ruling may not be relied upon or cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
An opinion stating that the Illinois income tax consequences are consistent with the federal income tax consequences has been issued by Vedder Price P.C. The federal and state tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Hoyne Bancorp, Inc.’s registration statement.
Certain Restrictions on Purchase or Transfer of Our Shares After the Offering
All shares of common stock purchased in the offering by a director, and certain officers of Hoyne Bancorp, Inc. or Hoyne Savings Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except upon death or judicial declaration of incompetency of the individual. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to Hoyne Bancorp, Inc.’s transfer agent to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Hoyne Bancorp, Inc. also will be restricted by the insider trading rules under the Exchange Act.
Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.
Federal conversion regulations prohibit Hoyne Bancorp, Inc. from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with Federal Reserve Board approval) or tax-qualified employee stock benefit plans.

OUR CHARITABLE FOUNDATION
General
In furtherance of our commitment to our local community, we have established a new charitable foundation, Hoyne Charitable Foundation, Inc., in connection with the conversion. The charitable foundation has been established as a non-stock, nonprofit corporation and will be funded with shares of our common stock and cash, as further described below.
By furthering our visibility and reputation in our local communities, we believe that our charitable foundation will enhance the long-term value of Hoyne Savings Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the charitable foundation.
Purpose of Our Charitable Foundation
In connection with the closing of the stock offering, we intend to contribute to our charitable foundation 2.0% of the total amount of shares of common stock offered in the conversion and $250,000. The purpose of our charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and will operate in the future and to enable our communities to share in our long-term growth. Our charitable foundation is dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Our charitable foundation also supports our ongoing obligations to the community under the Community Reinvestment Act.
Funding our charitable foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because our charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, our charitable foundation will maintain close ties with Hoyne Savings Bank, thereby forming a partnership within the communities in which Hoyne Savings Bank operates.
Structure of Our Charitable Foundation
Our charitable foundation is incorporated under Delaware law as a non-stock, nonprofit corporation. The articles of organization of our charitable foundation provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The articles of organization further provide that no part of the net earnings of our charitable foundation inure to the benefit of, or be distributable to, its depositors, directors or officers or to private individuals.
Our charitable foundation will be governed by a board of directors, initially consisting of at least two individuals that are directors of Hoyne Bancorp, Inc. and Hoyne Savings Bank. We will also select one additional person to serve on our charitable foundation’s board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. For five years after the stock offering, one seat on our charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on our charitable foundation’s board of directors will be reserved for one of Hoyne Savings Bank’s directors. Except as described below in “— Regulatory Requirements Imposed on our Charitable Foundation,” on an annual basis, directors of our charitable foundation will elect the board to serve for one-year terms.
The board of directors of our charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of our charitable foundation will at all times be bound by their fiduciary duty to advance our charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which our charitable foundation is established. The directors of our charitable foundation also will be responsible for directing the activities of our charitable foundation, including the management and voting of the shares of our common stock held by our charitable foundation. However, as required by applicable regulations, all shares of our common stock held by our charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.
Our charitable foundation’s initial place of business is located at our administrative headquarters. The board of directors of our charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Federal Reserve Board governing transactions between Hoyne Savings Bank and our charitable foundation.
Capital for our charitable foundation will come from:
(1)   any dividend that may be paid on our shares of common stock in the future;
(2)   within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or
(3)   the proceeds of the sale of any of the shares of common stock in the open market from time to time.
As a private charitable foundation under Section 501(c)(3) of the Code, our charitable foundation will be required to distribute annually in grants or donations a minimum of 5.0% of the average fair market value of its net investment assets.
Tax Considerations
We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Code and should be classified as a private charitable foundation. Our charitable foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as our charitable foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, the effective date as a Section 501(c)(3) organization will be the date of its organization.
Hoyne Bancorp, Inc. and Hoyne Savings Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to our charitable foundation.
We believe that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10.0% of our annual taxable income in any one year. We are permitted under the Code to carry the excess contribution over the five-year period following the contribution to our charitable foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to our charitable foundation. In such event, our contribution to our charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to our charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation.
As a private charitable foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1.39%. Our charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Our charitable foundation will be required to make its annual return available for public inspection. The annual return for a private charitable foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the charitable foundation’s managers and a concise statement of the purpose of each grant.
Regulatory Requirements Imposed on Our Charitable Foundation
Applicable regulations impose the following requirements on the establishment of our charitable foundation:
•
the Federal Reserve Board may examine our charitable foundation at the charitable foundation’s expense;

•
our charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•
our charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•
our charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•
our charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Code; and

•
our charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the stock offering, our charitable foundation must submit to the Federal Reserve Board a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of organization.
RESTRICTIONS ON ACQUISITION OF HOYNE BANCORP, INC.
Although the board of directors of Hoyne Bancorp, Inc. is not aware of any effort that might be made to obtain control of Hoyne Bancorp, Inc. after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Hoyne Bancorp, Inc.’s certificate of incorporation to protect the interests of Hoyne Bancorp, Inc. and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Hoyne Savings Bank, Hoyne Bancorp, Inc. or Hoyne Bancorp, Inc.’s stockholders.
The following discussion is a general summary of the material provisions of Delaware law, Hoyne Bancorp, Inc.’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Hoyne Bancorp, Inc.’s certificate of incorporation and bylaws are included as part of Hoyne Savings, MHC’s application for conversion filed with the Federal Reserve Board and the IDFPR and Hoyne Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”
Delaware Law and Certificate of Incorporation and Bylaws of Hoyne Bancorp, Inc.
Delaware law, as well as Hoyne Bancorp, Inc.’s certificate of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Hoyne Bancorp, Inc. more difficult.
Directors.   The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.
Restrictions on Call of Special Meetings.   The certificate of incorporation and bylaws provide that special meetings of stockholders can be called by a majority of the whole board of directors.
Restriction on Action by Written Consent.   The certificate of incorporation provides that stockholders may not take action by written consent.
Prohibition of Cumulative Voting.   The certificate of incorporation prohibits cumulative voting for the election of directors.
Limitation of Voting Rights.   The certificate of incorporation provides that in no event will any person who beneficially owns more than 10.0% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10.0% limit.
Restrictions of Removing Directors from Office.   The certificate of incorporation provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 75.0% of the voting power of all of Hoyne Bancorp, Inc.’s then-outstanding stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “— Limitations of Voting Rights”) for the election of directors.
Authorized but Unissued Shares.   After the conversion, Hoyne Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Hoyne Bancorp, Inc. Following the Conversion.” The certificate of incorporation authorizes 500,000 shares of serial preferred stock. Hoyne Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Hoyne Bancorp, Inc. that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Hoyne Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.
Amendments to Certificate of Incorporation and Bylaws.   Amendments to the certificate of incorporation must be approved by the board of directors and by the affirmative vote of a majority of the outstanding shares of stock, entitled to vote on the amendment; provided, however, that approval by at least 75.0% of the outstanding voting stock entitled to vote for the election of directors is generally required to amend certain provisions.
The certificate of incorporation also provides that the bylaws may be amended by the affirmative vote of a majority of Hoyne Bancorp, Inc.’s directors or by the stockholders by the affirmative vote of at least 75.0% of the total votes eligible to be cast for the election of directors at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 75.0% of the total votes eligible to be cast.
Business Combinations with Interested Stockholders.   Under Delaware law, “business combinations” between Hoyne Bancorp, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for three years after the most recent date on which the interested stockholder becomes an interested stockholder (i) prior to such time the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors, officers and certain employee stock plans; or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock which is not owned by the interested stockholder. These business combinations include a merger, consolidation, certain stock issuances and transfers, and similar transactions involving interested stockholders and their affiliates. Delaware law defines an interested stockholder as (i) any person who beneficially owns 15.0% or more of the voting power of Hoyne Bancorp, Inc.’s voting stock entitled to vote generally in the election of directors; or (ii) an affiliate or associate of Hoyne Bancorp, Inc. who, within the three-year period prior to the date in question, was the beneficial owner of 15.0% or more of the voting power of the then-outstanding voting stock of Hoyne Bancorp, Inc. entitled to vote generally in the election of directors.
Evaluation of Offers.   The certificate of incorporation of Hoyne Bancorp, Inc. provides that its board of directors, when evaluating a transaction that would or may involve a change in control of Hoyne Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, or sale of all or substantially all of its assets), may, in connection with the exercise of its business judgment in determining what is in the best interests of Hoyne Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors.
Purpose and Anti-Takeover Effects of Hoyne Bancorp, Inc.’s Certificate of Incorporation and Bylaws.   Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of Hoyne Bancorp, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Hoyne Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Hoyne Bancorp, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Hoyne Bancorp, Inc. and that is in the best interest of all our stockholders.
Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.
Despite our belief as to the benefits to stockholders of these provision of Hoyne Bancorp, Inc.’s certificate of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.
Forum Selection for Certain Stockholder Lawsuits.   The certificate of incorporation of Hoyne Bancorp, Inc. provides that, unless Hoyne Bancorp, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Hoyne Bancorp, Inc., (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Hoyne Bancorp, Inc. to Hoyne Bancorp, Inc. or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Because this provision permits claims to be brought in federal courts located in the State of Delaware, this provision would apply to a claim made under the U.S. federal securities laws where there is exclusive federal jurisdiction for such a claim, although there is uncertainty as to whether a court would enforce such a provision, a stockholder of Hoyne Bancorp, Inc. cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Under the certificate of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Hoyne Bancorp, Inc. shall be deemed to have notice of and consented to the exclusive forum provisions of the certificate of incorporation. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for dispute with us or our directors and officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.
Regulatory Restrictions
Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.
Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25.0% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote of 10.0% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities.
The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:
•
the acquisition would result in a monopoly or substantially lessen competition;

•
the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•
the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•
the acquisition would have an adverse effect on the Deposit Insurance Fund.

Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership 10.0% or more of a class of voting stock of Hoyne Bancorp, Inc. or Hoyne Savings Bank without the Federal Reserve Board’s prior approval.
During the conversion and for three years following the conversion, the conversion regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10.0% of the stock of any converted savings institution, such as Hoyne Savings Bank, without the prior written approval of the Federal Reserve Board, except for:
•
any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•
offers that if consummated would not result in the acquisition by such person during the preceding twelve-month period of more than 1% of such stock;

•
offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans; and

•
an offer to acquire or acquisition of beneficial ownership of more than 10.0% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion.

Such prohibition also is applicable to the acquisition of Hoyne Bancorp, Inc. common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10.0% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under federal banking regulations.

DESCRIPTION OF CAPITAL STOCK OF HOYNE BANCORP, INC.
FOLLOWING THE CONVERSION
General
Hoyne Bancorp, Inc. is authorized to issue 9,500,000 shares of common stock, par value of $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. Hoyne Bancorp, Inc. currently expects to issue in the stock offering up to 8,096,938 shares of common stock, at the adjusted maximum of the offering range (which number includes 161,938 shares expected to be contributed to the charitable foundation). Hoyne Bancorp, Inc. will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.
The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.
Common Stock
Dividends.   Hoyne Bancorp, Inc. may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends; however, even if Hoyne Bancorp, Inc.’s assets are less than the amount necessary to satisfy the requirement set forth above, Hoyne Bancorp, Inc. may pay dividends from its net earnings for the fiscal year in which the distribution is made, and its net earnings for the preceding fiscal year. The payment of dividends by Hoyne Bancorp, Inc. is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce Hoyne Bancorp, Inc.’s net assets below the then-adjusted balance of its liquidation account. The holders of common stock of Hoyne Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Hoyne Bancorp, Inc. issues shares of preferred stock, the holders thereof may have priority over the holders of the common stock with respect to dividends.
Voting Rights.   Upon completion of the stock offering, the holders of common stock of Hoyne Bancorp, Inc. will have exclusive voting rights in Hoyne Bancorp, Inc. They will elect Hoyne Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10.0% of the then-outstanding shares of Hoyne Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10.0% limit. If Hoyne Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 75.0% of our outstanding voting stock as described in our certificate of incorporation. See “— Delaware Law and Certificate of Incorporation and Bylaws of Hoyne Bancorp, Inc.”
As an Illinois-chartered stock savings bank, corporate powers and control of Hoyne Savings Bank are vested in its board of directors, who elect the officers of Hoyne Savings Bank and who fill any vacancies on the board of directors. Voting rights of Hoyne Savings Bank are vested exclusively in the owners of the shares of capital stock of Hoyne Savings Bank, which will be Hoyne Bancorp, Inc., and voted at the direction of Hoyne Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of Hoyne Bancorp, Inc. will not have direct control of Hoyne Savings Bank.
Liquidation.   In the event of any liquidation, dissolution or winding up of Hoyne Savings Bank, Hoyne Bancorp, Inc., as the holder of 100% of Hoyne Savings Bank’s capital stock, would be entitled to receive all assets of Hoyne Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Hoyne Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and

Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Hoyne Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account to all Eligible Account Holders and Supplemental Eligible Account Holders), all of the assets of Hoyne Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of a liquidation or dissolution.
Preemptive Rights.   Holders of the common stock of Hoyne Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Preferred Stock
None of the shares of Hoyne Bancorp, Inc.’s authorized preferred stock will be issued as part of the stock offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT
The transfer agent and registrar for our common stock will be Pacific Stock Transfer Company, located at 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119.
EXPERTS
The consolidated financial statements of Hoyne Savings, MHC and its subsidiaries as of December 31, 2024 and 2023 and for the years then ended have been included in this prospectus and in the registration statement of which this prospectus is a part, in reliance on the report of Wipfli, LLP, independent registered public accounting firm, which is included herein, upon the authority of said firm as experts in accounting and auditing.
RP Financial has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.
LEGAL MATTERS
Vedder Price P.C., Chicago, Illinois, counsel to Hoyne Bancorp, Inc., Hoyne Savings, MHC, Hoyne Financial Corporation and Hoyne Savings Bank, has issued to Hoyne Bancorp, Inc. its opinion regarding the legality of the common stock and the federal and Illinois income tax consequences of the conversion and offering. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Breyer & Associates PC, McLean, Virginia.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Hoyne Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Our filings with the SEC, including the registration statement, are available to you free of charge on the SEC’s website. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document. The Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Hoyne Bancorp, Inc.
Hoyne Savings, MHC has filed an application with respect to the conversion and an application for Hoyne Bancorp, Inc. to become the savings and loan holding company for Hoyne Savings Bank with the Federal Reserve Board and the IDFPR. This prospectus omits certain information contained in such applications. The applications may be inspected, without charge, at the offices of the Federal Reserve Board located at 230 South LaSalle Street, Chicago, Illinois 60604. The plan of conversion is available, upon request, at each of Hoyne Savings Bank’s main and branch offices.
In connection with the offering, Hoyne Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Hoyne Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10.0% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Hoyne Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the conversion and offering.
Hoyne Bancorp, Inc. also maintains a website at www.hoyne.bank. On its website Hoyne Bancorp, Inc. will make available its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on, or accessible through, our website or any other website cited in this prospectus is not part of, or incorporated by reference into, this prospectus.

Index to Consolidated Financial Statements of
Hoyne Savings, MHC and Subsidiaries
This prospectus does not include separate financial statements for Hoyne Bancorp, Inc. because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenues or expenses.
All financial statement schedules are omitted because the required information either is inapplicable or is included in the consolidated financial statements or related notes.

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Financial Condition
	June 30, 2025 (unaudited)	December 31, 2024 (restated)
Assets
Cash and cash equivalents	$23,838,505	$15,327,048
Certificates of deposit	870,000	1,350,000
Investment securities:
Available-for-sale, (amortized cost of $129,647,415 at June 30, 2025 and $138,780,879 at December 31, 2024 respectively)	111,773,308	116,554,742
Held-to-maturity, at amortized cost	31,123,914	34,021,548
Federal Home Loan Bank of Chicago stock (FHLB)	1,165,700	1,165,700
Bankers Bank stock	992,250	992,250
Real Estate Owned (REO)	868,327	138,900
Loans receivable, net of allowance for credit losses of $2,411,819 at June 30, 2025 and $2,125,993 at December 31, 2024	247,506,702	240,928,137
Premises and equipment, net	7,191,488	7,749,515
Accrued interest receivable	1,356,774	1,481,853
Bank-owned life insurance (BOLI)	14,619,183	16,990,161
Core deposit intangibles	230,000	322,000
Deferred tax assets	9,658,106	10,805,732
Other assets	2,223,148	1,685,609
Total assets	$453,417,405	$449,513,195
Liabilities and Equity
Liabilities:
Deposits	$357,181,308	$357,291,930
Advances from borrowers for taxes and insurance	2,881,999	2,753,319
Accounts payable and accrued expenses	4,460,164	3,637,584
Total liabilities	364,523,471	363,682,833
Equity:
Retained earnings	101,673,380	101,720,939
Accumulated other comprehensive loss	(12,779,446)	(15,890,577)
Total equity	88,893,934	85,830,362
Total liabilities and equity	$453,417,405	$449,513,195
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Operations and Comprehensive Income (Loss)
For the Six Months Ended June 30,
	2025 (unaudited)	2024 (unaudited)
Interest income:
Loans receivable	$7,646,218	$5,216,109
Investment securities	1,626,543	2,291,425
Other	502,030	543,094
Total interest income	9,774,791	8,050,628
Interest expense, deposits	(3,298,147)	(3,573,369)
Net interest income	6,476,644	4,477,259
Provision for credit losses	(270,000)	(234,000)
Net interest income after provision for credit losses	6,206,644	4,243,259
Noninterest income:
Customer service fees	75,259	136,361
Gain on sale of REO	—	118,750
Other	332,166	228,136
Total noninterest income	407,425	483,247
Noninterest expense:
Compensation	(3,473,400)	(3,727,820)
Occupancy	(1,107,601)	(1,062,936)
Advertising	(37,323)	(20,101)
Amortization of core deposit intangible	(92,000)	(92,000)
Other	(1,964,424)	(1,723,492)
Total noninterest expense	(6,674,748)	(6,626,349)
Loss before benefit for income taxes	(60,679)	(1,899,843)
Recovery of Income Taxes:
Current recovery	(13,120)	(541,447)
Net income (loss)	(47,559)	(1,358,396)
Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale, net of income tax (benefit) of $1,241,655 in 2025 and ($325,886) in 2024	3,111,131	(817,575)
Total other comprehensive income	3,111,131	(817,575)
Comprehensive income (loss)	$3,063,572	$(2,175,971)
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Equity
For the Six Months Ended June 30,
	2025 (unaudited)	2024 (unaudited)
Retained earnings:
Unrestricted:
Balance, beginning of the year	$101,720,939	$103,678,756
Net income (loss)	(47,559)	(1,358,396)
Balance, end of the period	$101,673,380	$102,320,360
Accumulated other comprehensive income (loss):
Net unrealized gain (loss) on available for sale securities:
Balance, beginning of the year, net of income tax (benefit) of $(6,335,560) in 2025 and $(6,346,952) in 2024	$(15,890,577)	$(15,919,149)
Change during the period, net of income tax (benefit) of $1,241,655 in 2025 and ($325,886) in 2024	3,111,131	(817,575)
Balance, end of the period, net of income tax (benefit) of $(5,093,905) in 2025 and $(6,672,838) in 2024	(12,779,446)	(16,736,724)
Total equity	$88,893,934	$85,583,636
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Cash Flows
For the Six Months Ended June 30,
	2025 (unaudited)	2024 (unaudited)
Net cash flows from operating activities:
Net Income (loss)	$(47,559)	$(1,358,396)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	266,643	218,981
Accretion (amortization) of premiums and discounts	4,807	(138,964)
Provision for credit losses	270,000	234,000
Amortization of core deposit intangible	92,000	92,000
Accretion of Loan credit and yield adjustment	(20,085)	(58,434)
Gain on sale of ORE	—	(118,750)
Increase in cash surrender value of bank-owned life insurance	(326,366)	(187,601)
Change in other assets	(537,539)	(527,482)
Change in accrued interest receivable	125,079	41,695
Deferred income tax benefit	(94,029)	(20,000)
Change in accounts payable and accrued expenses	822,580	1,576,247
Net cash flows from operating activities	555,531	(246,704)
Net cash flows from investing activities:
Purchase of BOLI	—	(4,820,146)
Redemption from BOLI	2,697,344	—
Proceeds from maturities of certificates of deposit	1,350,000	1,350,000
Purchase of certificates of deposit	(870,000)	(1,350,000)
Proceeds from repayment of available-for-sale securities	9,134,220	10,279,435
Repayment of held-to-maturity securities	2,892,827	12,000,234
Change in loans receivable	(6,828,480)	(8,667,056)
Proceeds from sale of ORE	—	318,750
Purchase of premises and equipment	(438,043)	(425,714)
Net cash flows from investing activities	7,937,868	8,685,503
Net cash flows from financing activities:
Change in deposit accounts	(110,622)	(2,795,754)
Change in advances from borrowers for taxes and insurance	128,680	(58,201)
Net cash flows from financing activities	18,058	(2,853,955)
Net change in cash and cash equivalents	8,511,457	5,584,844
Cash and cash equivalents:
Beginning of the year	15,327,048	24,675,453
End of the year	$23,838,505	$30,260,297
Supplemental cash flow information:
Cash paid during the year for Interest	$3,425,830	$3,339,842
Taxes paid during the year
Premises and Equipment transferred to ORE	729,427	—
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements
1.   Organization
Hoyne Savings Bank (the Bank), an Illinois stock institution, maintains a mutual holding company structure pursuant to regulatory laws and rules. Hoyne Financial Corporation (the Company), a federal stock holding company, owns the stock of the Bank. The mutual holding company, Hoyne Savings, MHC, owns the stock of Hoyne Financial Corporation.
2.   Nature of Operations
The Bank operates as a single segment and offers a variety of retail deposit and lending services and is principally engaged in attracting retail deposits from the general public and investing those funds. The Bank’s principal lending products are fixed rate mortgage loans, secured by residential properties and other collateral as deemed necessary by management and commercial loans.
3.   Summary of Significant Accounting Policies
Principles of Consolidation — The consolidated financial statements include the accounts and results of operations of Hoyne Savings, MHC, Hoyne Financial Corporation, and Hoyne Savings Bank and Prospect Services Incorporated. Significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and activities at the date of the financial statements, and during the reporting period. Actual results could differ from those estimates.
Significant estimates used in the preparation of these financial statements and disclosures include the allowance for credit losses and the fair values of financial instruments. For these estimates, it is reasonably possible that the recorded amounts or related disclosures could significantly change in the near future as more information is available.
Cash and Cash Equivalents — Cash and cash equivalents include cash on hand, demand deposits, and investment deposits with a maturity of three months or less.
Certificates of Deposit — Interest-bearing deposits are carried at cost and consist of short term certificates of deposit held at other financial institutions.
Investment Securities — Investment securities are classified in the following categories, and accounted for as follows (see Note 4 to the consolidated financial statements):
Debt Securities — Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and are carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method. Premiums that exceed the amount repayable by the issuer at the next call date are amortized to the next call date. Other premiums and discounts are amortized (accreted) over the estimated lives of the securities. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.
The Bank uses a current expected credit loss (“CECL”) model to estimate the allowance for credit losses on securities held to maturity. The CECL model considers historical loss rates and other qualitative adjustments, as well as a new forward-looking component that considers reasonable and supportable forecasts over the expected life of each security.
Management believes the Bank will collect all amounts owed on securities held to maturity issued by the U.S. government or a U.S. government-sponsored agency since these securities are either explicitly

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses. Management evaluates all other securities held to maturity using a probability of default method. The probability of default method estimates the probability a security with a certain credit rating will default during its remaining contractual term (probability of default) and how much loss is expected to be incurred if a security defaults (loss given default rate). The Bank obtains information from FHN to estimate the probability of default for each credit rating based on the remaining term of the security and the loss given default rate.
The past due status of a security is based on the contractual terms in the security. The accrual of interest on a security is discontinued when the security becomes 90 days delinquent or whenever management believes the issuer will be unable to make payments as they become due. When securities are placed on nonaccrual status, all unpaid accrued interest is reversed against interest income.
The Bank excludes accrued interest receivable from the amortized cost basis of both securities held to maturity and available for sale when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on securities held to maturity totaling approximately $75,000 and $81,000 and accrued interest on securities available for sale totaling approximately $304,000 and $370,000 at June 30, 2025 and December 31, 2024, respectively, was excluded from the amortized cost basis of securities held to maturity and available for sale.
The Bank evaluates individual securities available for sale in an unrealized loss position by first determining whether the decline in fair value below the amortized cost basis of the security has resulted from a credit loss or other factors. A credit loss exists when the present value of cash flows expected to be collected from the security is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Bank considers the extent to which the fair value is less than the amortized cost basis, adverse conditions related to the security, the industry, or geographic areas, the payment structure of the debt security, failure of the issuer to make scheduled payments, and any changes to the rating of the security. Impairment related to credit losses is recognized through an allowance for credit losses up to the amount that fair value is less than the amortized cost basis. Changes to the allowance are recognized through earnings as a provision for (or recovery of) credit losses. Impairment related to other factors is recognized in other comprehensive income (loss).
Stock in Federal Home Loan Bank of Chicago and Bankers Bank — The Bank, as a member of the Federal Home Loan Bank system is required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. Federal Home Loan Bank of Chicago (FHLB) stock is recorded at cost and classified as a restricted security. No readily available market exists for this stock and it has no quoted market value. Redemptions of FHLB stock are at par value. The stock is evaluated for impairment annually based on the ultimate recoverability of the par value without regard to temporary declines in value. The Bank also holds stock in Bankers Bank as part of our available funds requirement. Bankers Bank stock is recorded at cost and classified as a restricted security. Based on an evaluation of these investments as of June 30, 2025 and December 31, 2024, management is of the opinion the cost of this investment will be recovered.
Loans Receivable
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for purchase premiums or discounts, deferred loan fees and costs, charge-offs, and an allowance for credit losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan-origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
The past due status of a loan is based on the contractual terms in the loan agreement. The accrual of interest on a loan is discontinued when the loan becomes 90 days delinquent or whenever management believes the borrower will be unable to make payments as they become due. When loans are placed on nonaccrual status or charged off, all unpaid accrued interest is reversed against interest income. The interest on these loans is subsequently accounted for on the cash basis if collection of the remaining recorded investment in the loan is still expected or using the cost-recovery method when collection of the remaining recorded investment is in doubt. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Credit Losses and Unfunded Commitments
The allowance for credit losses on loans is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the Bank’s loan portfolio. The allowance for credit losses on loans is established through provisions for credit losses charged against earnings. When available information confirms that specific loans, or portions thereof, are uncollectible, these amounts are charged against the allowance for credit losses on loans, and subsequent recoveries, if any, are credited to the allowance for credit losses on loans.
Management considers the following when assessing risk in the Bank’s loan portfolio segment:
Commercial
Loans in this portfolio segment are primarily income-producing properties throughout the Chicago area. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this portfolio. Management obtains rent rolls annually and continually monitors the cash flows of these loans. Loans in this segment also include those made to businesses and secured by assets of the business. Repayment is expected from operations of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality of these loans.
Residential Real Estate
Loans in this portfolio segment primarily include owner-occupied 1-4 family residences secured by 1st liens. The Bank generally has 2nd liens on property securing home equity loans. The Bank generally does not originate loans with a loan-to-value ratio greater than 85% and does not generally grant loans that would be classified as subprime upon origination. All loans in this portfolio are collateralized by residential real estate and repayment is dependent on the credit quality of the individual borrower or borrowers. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.
The Bank uses a current expected credit loss (“CECL”) model to estimate the allowance for credit losses on loans. The CECL model considers historical loss rates and other qualitative adjustments, as well as a new forward-looking component that considers reasonable and supportable forecasts over the expected life of each loan. To develop the allowance for credit losses on loans estimate under the CECL model, the Bank segregates the loan portfolio into loan pools based on loan type and similar credit risk elements; performs an individual evaluation of certain collateral dependent and other credit-deteriorated loans; calculates the historical loss rates for the various loan pools; applies the loss rates over the calculated life of the collectively evaluated loan pools; adjusts for forecasted macro-level economic conditions and other anticipated changes in credit quality; and determines qualitative adjustments based on factors and conditions unique to the Bank’s loan portfolio.
Under the CECL model, loans that do not share similar risk characteristics with loans in their respective pools are individually evaluated for expected credit losses and are excluded from the collectively

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
evaluated loan credit loss estimates. A loan is individually evaluated when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining individual evaluation include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not individually evaluated. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The following describes the types of collateral that secure collateral dependent loans:
•
Commercial and industrial loans considered collateral dependent are primarily secured by accounts receivable, inventory and equipment

•
Commercial real estate — Construction loans are primarily secured by residential and commercial properties, which are under construction and/or redevelopment, and by raw land

•
Commercial real estate loans — Other are primarily secured by office and industrial buildings, warehouses, retail shopping facilities and various special purpose properties, including hotels and restaurants.

•
Residential — First mortgages are primarily secured by first liens on residential real estate.

•
Residential — Junior mortgages are primarily secured by first and junior liens on residential real estate.

Management evaluates all collectively evaluated loan pools using the weighted average remaining life (“remaining life”) methodology. The remaining life methodology applies calculated quarterly net loss rates to collectively evaluated loan pools on a periodic basis based on the estimated remaining life of each pool. The estimated losses under the remaining life methodology are then adjusted for qualitative factors deemed appropriate by management.
The estimated remaining life of each pool is determined using quarterly, pool-based attrition measurements using the Bank’s loan-level historical data. The Bank’s historical call report data is utilized for historical loss rate calculations, and the lookback period for each collectively evaluated loan pool is determined by management based upon the estimated remaining life of the pool. Forecasted historical loss rates are calculated using the Bank’s historical data based on the lookback, forecast, and reversion period inputs by management. Management elected to utilize peer group loss rates to supplement the Bank’s data to provide a forecasted market adjustment.
The quantitative analysis under the remaining life methodology is supplemented with other qualitative factors based on the risks management determines are present for each collectively evaluated loan pool. The Qualitative Adjustment factor is intended to embody a forecasting component based on an independent economic metric. The Bank has selected for this component regional unemployment for consumer portfolio segments and regional gross domestic product for non-consumer portfolio segments.
The Bank excludes accrued interest receivable from the amortized cost basis of loans when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on loans totaling approximately $953,000 and $991,000 at June 30, 2025 and December 31, 2024, respectively, was excluded from the amortized cost basis of loans.
In addition to the allowance for credit losses on loans, the Bank calculates a reserve for unfunded loan commitments at a level that management believes is adequate to absorb estimated probable credit losses

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
over the contractual terms of the Bank’s noncancellable loan commitments. The Bank deemed the calculated reserve for unfunded commitments as immaterial as of June 30, 2025 and December 31, 2024.
Unfunded loan commitments are segmented into the same pools used for estimating the allowance for credit losses on loans. Estimated credit losses on unfunded loan commitments are based on the same methodology, inputs, and assumptions used to estimate credit losses on collectively evaluated loans, adjusted for estimated funding probabilities. The estimated funding probabilities represent management’s estimate of the amount of the current unfunded loan commitment that will be funded over the remaining contractual life of the commitment and is based on historical data.
The Bank may modify loans to borrowers experiencing financial difficulty and grant certain concessions that include principal forgiveness, a term extension, an other-than-insignificant payment delay, an interest rate reduction, or a combination of these concessions. An assessment of whether the borrower is experiencing financial difficulty is made at the time of the loan modification.
Upon the Bank’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
Real Estate Owned — At the time of foreclosure, foreclosed real estate is recorded at the fair value less cost to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for credit losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in net gain (loss) on real estate owned. Mortgage loans in the process of foreclosure at June 30, 2025 and December 31, 2024 totaled $325,000 and $680,000, respectively.
Real estate owned can also include former Bank locations and land that management has committed to a plan to sell and have been classified as held-for-sale. Once the criteria for classification as held for sale is met, the asset is reclassified from Premises and Equipment to Real Estate Owned on the consolidated statement of financial condition and is initially measured at the lower of its carrying amount or fair value less cost to sell. Subsequent to the initial reclassification, valuations are periodically performed by management, and the asset is reviewed for impairment with any adjustments to the carrying amount included in noninterest expense.
Premises and Equipment — Land is carried at cost. Buildings and improvements, furniture, fixtures, and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the following estimated useful lives:
Building and improvements	5 – 50 years
Furniture, fixtures, and equipment	3 – 20 years
Bank-owned Life Insurance — The Bank has purchased life insurance policies on certain key officers. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized upon immediate liquidation. The change in the cash surrender value is included as other noninterest income.
Core Deposit Intangibles — The core deposit intangibles (CDI) were acquired in business combinations. On October 16, 2020, the Bank acquired Loomis Federal Savings and Loan Association which included a CDI of $3,000. The Bank has an additional CDI of $2,705,000 from a previous business combination that is being amortized over its estimated useful life of 120 months. Accumulated amortization at June 30, 2025,

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
was $2.5 million ($2.4 million at December 31, 2024). The CDIs are reviewed for impairment when events or circumstances indicate that the carrying amount may not be recoverable. No events or circumstances indicating impairment exist as of June 30, 2025 and December 31, 2024.
Aggregate annual amortization expense is expected to be as follows:
Year	Amount
2025	$184,000
2026	138,000
Deposits — Demand deposits normally bear interest and have no stated maturity. Time deposits, which include certificates of deposit, bear interest for a fixed, stated period of time. Premiums on acquired certificates of deposit are amortized into interest expense over the estimated life of the certificates.
Retained Earnings — Undivided profits are recorded in accordance with regulations of the State of Illinois and the Federal Deposit Insurance Corporation.
Transfers of Financial Assets — Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred asset, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Noninterest Income Revenue Recognition — The Bank earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, such as ATM use fees, wires, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Bank fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly service charges and maintenance fees, are earned over the course of a month, representing the period over which the Bank satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Bank’s performance obligation.
Legal Contingencies — Various legal claims arise from time to time in the normal course of business. In the opinion of management, any liability resulting from such proceedings would not have a material impact on the financial statements of the Bank.
Advertising — The Bank expenses the cost of advertising the first time the advertising takes place. Advertising expense was $37,323 during the six months ended June 30, 2025 ($20,101 during the six months ended June 30, 2024).
Income Taxes — Deferred tax assets and liabilities have been determined using the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Provision (credit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.
The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income tax expense.
With few exceptions, the Company is no longer subject to federal or state examination by tax authorities for years ending before December 31, 2021.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
Comprehensive Income (Loss) — Accounting principles generally require that recognized revenue, expense, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a direct adjustment to the equity section of the consolidated statement of financial condition. Such items, along with net income, are considered components of comprehensive income.
Segment Information — The Bank’s reportable segment is determined by the Chief Financial Officer (CFO) based upon information provided about the Bank’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided by the CFO, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products / services, and customers are similar. The CFO will evaluate the financial performance of the Bank’s business components such as evaluating revenue streams, significant expenses, and budget to actual results in assessing the Bank’s segment and in the determination of allocating resources. The CFO uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CFO uses consolidated net income (loss) to benchmark the Bank against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposit product service fees provide the revenues in the banking operation. Interest expense and salaries and employee benefits, as reported on the consolidated statement of income, provide the significant expenses in the banking operation. All operations are domestic.
The Bank operates under a single segment. Segment performance is evaluated using consolidated net income (loss). The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Noncash items, such as depreciation and amortization, as well as expenditures for premises and equipment, are reported on the consolidated statement of cash flows.

4.
Restatement of Previously Issued Consolidated Financial Statements

In connection with the preparation of the Bank’s interim consolidated financial statements as of and for the six months ended June 30 2025 and 2024 to be included in Form S-1A, an error was identified in relation to the accounting for the closed and held for sale bank branch during 2024 which was included in real estate owned on the balance sheet and the related deferred tax effect on the transaction. Consequently, the Bank has restated its consolidated statement of financial condition, consolidated statement of income and comprehensive income (loss), consolidated statement of equity, and consolidated statement of cash flows as of and for the year ended December 31, 2024 to reflect the proper accounting for the transaction. Additionally, we closed a second branch in the first quarter of 2025 which was accounted for incorrectly and subsequently corrected.
As reported in the previously issued consolidated financial statements as of and for the year ended December 31, 2024, the Bank recorded the transaction at the market value of $719,000 for the closed and held for sale branch instead of the lower of cost or market value which was $138,900. The related deferred tax effect of the transaction was $165,358.
As previously included in the consolidated interim financial statements as of and for the three months ended March 31, 2025 and 2024, the Bank recorded the transaction at the market value of $1,405,000 for the closed and held for sale branch instead of the lower of cost or market value which was $729,427. The related tax effect of the transaction was $192,548.
The tables below show the error reconciliation for the first closed branch in 2024 in the previously filed December 31, 2024 financials as well as the error reconciliation in the previously filed March 31, 2025 financials for the branch closed in the first quarter of 2025:

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
4.
Restatement of Previously Issued Consolidated Financial Statements (continued)

Corrected Consolidated Statement of Financial Condition:
	December 31, 2024
	As previously stated	Adjustments	Restated
Real Estate Owned (REO)	$719,000	$(580,100)	$138,900
Deferred tax assets	10,640,374	165,358	10,805,732
Total Assets	449,927,937	(414,742)	449,513,195
Retained earnings	102,135,681	(414,742)	101,720,939
Total Equity	86,245,104	(414,742)	85,830,362
Total Liabilities and Equity	449,927,937	(414,742)	449,513,195
Corrected Consolidated Statement of Income and Comprehensive Income (Loss):
	December 31, 2024
	As previously stated	Adjustments	Restated
Gain on REO	$698,850	$(580,100)	$118,750
Total noninterest income	1,659,988	(580,100)	1,079,888
Loss before benefit for income taxes	(2,412,433)	(580,100)	(2,992,533)
Current recovery of income taxes	(869,358)	(165,358)	(1,034,716)
Net income (loss)	(1,543,075)	(414,742)	(1,957,817)
Comprehensive income (loss)	(1,514,503)	(414,742)	(1,929,245)
Corrected Consolidated Statement of Equity:
	December 31, 2024
	As previously stated	Adjustments	Restated
Net Income (loss)	$(1,543,075)	$(414,742)	$(1,957,817)
Retained Earnings Balance, End of Year	102,135,681	(414,742)	101,720,939
Total Equity	86,245,104	(414,742)	85,830,362
Corrected Consolidated Statement of Cash Flows:
	December 31, 2024
	As previously stated	Adjustments	Restated
Net cash flows from operating activities:
Net income (loss)	$(1,543,075)	$(414,742)	$(1,957,817)
Gain on sale of REO	(698,850)	580,100	(118,750)
Deferred income tax benefit	(1,072,712)	(165,358)	(1,238,070)

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
4.
Restatement of Previously Issued Consolidated Financial Statements (continued)

Corrected Consolidated Statement of Financial Condition:
	March 31, 2025
	As previously stated	Adjustments	Restated
Real Estate Owned (REO)	$2,124,000	$(1,255,673)	$868,327
Deferred tax assets	10,140,384	165,358	10,305,742
Total Assets	466,508,605	(1,090,315)	465,418,290
Accounts payable and accrued expenses	4,997,460	(192,548)	4,804,912
Total Liabilities	377,678,071	(192,548)	377,485,523
Retained earnings	102,452,681	(897,767)	101,554,914
Total Equity	88,830,534	(897,767)	87,932,767
Total Liabilities and Equity	466,508,605	(1,090,315)	465,418,290
Corrected Consolidated Statement of Income and Comprehensive Income (Loss):
	March 31, 2025
	As previously stated	Adjustments	Restated
Gain on REO	$675,573	$(675,573)	$—
Total noninterest income	974,603	(675,573)	299,030
Income (loss) before benefit for income taxes	433,000	(675,573)	(242,573)
Current expense (recovery) of income taxes	116,000	192,548	(76,548)
Net income (loss)	317,000	(483,025)	(166,025)
Comprehensive income (loss)	2,585,430	(483,025)	2,102,405
Corrected Consolidated Statement of Equity:
	March 31, 2025
	As previously stated	Adjustments	Restated
Retained Earnings Balance, Beginning of year	$102,135,681	$(414,742)	$101,720,939
Net Income (loss)	317,000	(483,025)	(166,025)
Retained Earnings Balance, End of Year	102,452,681	(897,767)	101,554,914
Total Equity	88,830,534	(897,767)	87,932,767
Corrected Consolidated Statement of Cash Flows:
	March 31, 2025
	As previously stated	Adjustments	Restated
Net cash flows from operating activities:
Net Income (loss)	$317,000	$(483,025)	$(166,025)
Writedown on REO	340,000	(340,000)	—
Gain on sale of REO	(1,015,573)	1,015,573	—
Change in accounts payable and Accrued expenses	1,359,876	(192,548)	1,167,328

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
5.   Investment Securities
The amortized cost and fair value of securities available-for-sale and held-to-maturity, with gross unrealized gains and losses, are as follows (in thousands):
	June 30, 2025
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Available-for-sale securities:
Agencies	$45,480	$—	$(7,945)	$37,535
Mortgage-backed	81,976	53	(9,954)	72,075
Municipal bonds	1,194	—	(29)	1,165
Treasuries	997	1	—	998
Total available-for-sale securities	$129,647	$54	$(17,928)	$111,773
Held-to-maturity securities:
Agencies	$1,979	$—	$(486)	$1,493
Mortgage-backed	28,897	18	(2,292)	26,623
Municipal bonds	248	—	(39)	209
Total Held-to-maturity securities	$31,124	$18	$(2,817)	$28,325
	December 31, 2024
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Available-for-sale securities:
Agencies	$45,480	$—	$(9,639)	$35,841
Mortgage-backed	87,649	32	(12,573)	75,108
Municipal bonds	1,181	—	(50)	1,131
Treasuries	4,471	6	(2)	4,475
Total available-for-sale securities	$138,781	$38	$(22,264)	$116,555
Held-to-maturity securities:
Agencies	$1,978	$—	$(513)	$1,465
Mortgage-backed	31,796	6	(3,056)	28,746
Municipal bonds	248	—	(44)	204
Total Held-to-maturity securities	$34,022	$6	$(3,613)	$30,415
The amortized cost and fair value of investment securities by contractual maturity are as follows (in thousands):
	June 30, 2025
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$1,490	$1,489	$—	$—
Due after 1 year to 5 years	6,230	5,605	—	—
Due after 5 years to 10 years	28,463	23,874	248	209

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
5.   Investment Securities (continued)
	June 30, 2025
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due after 10 years	11,488	8,730	1,979	1,493
Total	47,671	39,698	2,227	1,702
Mortgage-backed	81,976	72,075	28,897	26,623
Total	$129,647	$111,773	$31,124	$28,325

	December 31, 2024
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$4,955	$4,955	$—	$—
Due after 1 year to 5 years	2,228	2,000	—	—
Due after 5 years to 10 years	30,461	24,648	248	204
Due after 10 years	13,488	9,844	1,978	1,465
Total	51,132	41,447	2,226	1,669
Mortgage-backed	87,649	75,108	31,796	28,746
Total	$138,781	$116,555	$34,022	$30,415
There were no sales of investment securities available-for-sale during the six months ended June 30, 2025 or June 30, 2024.
Information pertaining to debt securities with gross unrealized losses at June 30, 2025 and December 31, 2024 aggregated by investment category and length of time that individual securities have been in a continuous loss position follows (in thousands):
	June 30, 2025
	Less Than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available-for-sale:
Agencies	$—	$—	$7,945	$37,535
Mortgage-backed	1	85	9,953	68,223
Municipal bonds	—	—	29	1,165
Total	$1	$85	$17,927	$106,923
	December 31, 2024
	Less Than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available-for-sale:
Agencies	$—	$—	$9,639	$35,841

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
5.   Investment Securities (continued)
	December 31, 2024
	Less Than Twelve Months		Twelve Months and Over
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Mortgage-backed	24	1,727	12,549	71,084
Municipal bonds	—	—	50	1,131
Treasuries	—	—	2	1,990
Total	$24	$1,727	$22,240	$110,046

At June 30, 2025, 23 agencies securities are in an unrealized loss position with aggregate depreciation of 17.47% from the Bank’s amortized cost basis, 189 mortgage-backed securities are in an unrealized loss position with aggregate depreciation of 12.72% from the Bank’s amortized cost basis and four municipal bond securities are in an unrealized loss position with aggregate depreciation of 2.38% from the Bank’s amortized cost basis. These unrealized losses relate principally to the changes in interest rates and are not due to changes in the financial condition of the issuer, the quality of any underlying assets, or applicable credit enhancements. In reaching the conclusion that an allowance for credit losses is unnecessary, management observed that the securities were issued by a government body or agency, the securities continue to be highly rated (AA or better) where applicable, the issuer continues to make contractual payments, and the quality of any underlying assets or credit enhancements has not changed. Since management has the ability to hold debt securities for the foreseeable future, the Bank expects to recover the amortized cost basis of these securities before they are sold or mature.
The Bank regularly evaluates various attributes of securities held to maturity to determine the appropriateness of the allowance for credit losses. The credit quality indicators monitored differ depending on the major security type.
The Bank evaluates the credit quality of securities issued by the U.S. government (e.g., U.S. Treasury bonds) and U.S. government-sponsored agencies (e.g., FNMA (“Fannie Mae”) and FHLMC (“Freddie Mac”) mortgage-backed securities) by considering the creditworthiness and performance of the securities and the strength of guarantees. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses. Based on this analysis, the Bank believes it will collect all amounts owed on these securities and has not recognized an allowance for credit losses on these securities.
Other securities held to maturity are generally evaluated using credit ratings, which are a key indicator of a debt security’s probability of default. The Bank uses credit ratings issued by S&P or Moody’s (or both). These ratings are updated monthly. The Bank may also consider other relevant information that becomes known about the issuer’s or the security’s performance.
No accrued interest was written off during the six months ended June 30, 2025 or 2024. No securities held to maturity were past due or on nonaccrual as of June 30, 2025 and December 31, 2024.
6.   Loans Receivable
Loans receivable consist of the following (in thousands):
	June 30, 2025	December 31, 2024
First mortgage	$117,894	$125,345
Purchased and participations	7,308	8,712

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
	June 30, 2025	December 31, 2024
Home improvement, first mortgage	181	195
Home equity line of credit (HELOC)	5,229	6,050
Commercial, construction	36,701	22,759
Commercial and Industrial	16,021	21,769
Commercial Real Estate	62,605	50,844
Commercial Line of Credit (LOC)	9,326	12,531
Total	255,265	248,205
Add premiums on purchased loans	45	45
Less:
Loans sold	(4,412)	(4,440)
Loans in process	7	4
Allowance for credit losses	(2,412)	(2,126)
Deferred income from loan fees	(986)	(760)
	$247,507	$240,928

Activity in the allowance for credit losses is summarized for the six months ended June 30, 2025 and 2024, as follows (in thousands):
	First Mortgage	Purchased and participations	Home improvement first mortgage	HELOC	Construction, first mortgage	Commercial construction	Commercial and industrial	Commercial real estate	LOC	Total
Allowance for Credit Loss
Beginning balance January 1,2024	$1,227	84	3	43	2	65	48	181	—	1,653
Provision	$(274)	(18)	(2)	3	(2)	108	118	206	95	234
Charge-offs	$—	—	—	—	—	—	—	—	—	—
Recoveries	$—	—	—	—	—	—	—	—	—	—
Ending balance June 30, 2024	$953	66	1	46	—	173	166	387	95	1,887
Beginning balance January 1, 2025	$1,074	74	2	51	—	195	187	436	107	2,126
Provision	$24	(5)	—	(2)	—	152	(36)	156	(19)	270
Charge-offs	$—	—	—	—	—	—	—	—	—	—
Recoveries	$16	—	—	—	—	—	—	—	—	16
Ending balance June 30, 2025	$1,114	69	2	49	—	347	151	592	88	2,412
The aging of loans receivable by class of receivable is as follows (in thousands):
	June 30, 2025
2025	Current	30 – 89 days	Non-Accrual 90+ days	Total
First mortgage	$117,141	$68	$685	$117,894
Purchased and Participations	7,252	5	51	7,308
Home improvement, first mortgage	181			181
HELOCs	5,123	106		5,229
Commercial & Industrial	16,021			16,021

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
	June 30, 2025
2025	Current	30 – 89 days	Non-Accrual 90+ days	Total
Commercial real estate	62,605			62,605
Commercial construction	36,701			36,701
Commercial LOC	9,326			9,326
	$254,350	$179	$736	$255,265

	December 31, 2024
2024	Current	30 – 89 days	Non-Accrual 90+ days	Total
First mortgage	$123,739	$187	$1,419	$125,345
Purchased and Participations	8,664	3	45	8,712
Home improvement, first mortgage	195			195
HELOCs	5,836	17	197	6,050
Commercial & Industrial	21,769			21,769
Commercial real estate	50,844			50,844
Commercial construction	22,759			22,759
Commercial LOC	12,531			12,531
	$246,337	$207	$1,661	$248,205
There were no loans that were 90+ days past due and accruing interest at June 30, 2025 and December 31, 2024. As of June 30, 2025 and December 31, 2024, no non-accrual loans had a related allowance. No material accrued interest was written off by reversing interest income during the six months ended June 30, 2025 or 2024.
When, for economic or legal reasons related to the borrower’s financial difficulties, the Bank grants a concession to the borrower that the Bank would not otherwise consider, the modified loan is classified as a troubled loan modification (TLM). Troubled loan modifications may consist of forgiveness of interest and/or principal, a reduction of the interest rate, interest-only payments for a period of time, and/or extending amortization terms. There were no new troubled loan modifications in the six months ended June 30, 2025 or 2024.
The Bank considers a troubled loan modification in default if it becomes past due more than 30 days. No troubled loan modifications defaulted within 12 months of their modification date during the six months ended June 30, 2025 or 2024.
There were no significant changes in the extent to which collateral secured our collateral dependent loans as of June 30, 2025 and December 31, 2024. At June 30, 2025 and December 31, 2024 we had approximately $246,000 and $249,000, respectively of collateral dependent loans without an allowance and no collateral dependent loans with an allowance.
The Bank has no commitments to loan additional funds to the borrowers whose loans have been determined to be collateral dependent.
Business commercial loans are generally evaluated using the following internally prepared ratings:
“Pass” ratings are assigned to loans with adequate collateral and debt service ability such that collectibility of the contractual loan payments is highly probable.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
“Watch / special mention” ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectibility of the contractual loan payments is still probable.
“Substandard” ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectibility of the contractual loan payments is no longer probable.
“Doubtful” ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of June 30, 2025 and December 31, 2024, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows (in thousands):
June 30, 2025
	2025	2024	2023	2022	2021	Prior	Revolvers	Total
Pass
First mortgage	$1,646	$5,181	$3,999	$7,151	$25,884	$72,736	$—	$116,597
Purchased and Participations	—	—	—	—	—	7,308	—	7,308
Home improvement, first mortgage	—	—	—	—	—	181	—	181
Home equity line of credit	—	—	—	—	—	—	5,154	5,154
Commercial construction	—	—	—	—	—	—	36,701	36,701
Commercial and industrial	2,942	10,133	518	—	—	—	—	13,593
Commercial real estate	22,886	26,545	11,999	—	—	—	—	61,430
Commercial line of credit	—	—	—	—	—	—	4,955	4,955
Total pass	27,474	41,859	16,516	7,151	25,884	80,225	46,810	245,919
Special Mention
First mortgage	—	—	—	—	—	527	—	527
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	1,221	—	—	—	—	—	1,221
Commercial real estate	—	—	1,175	—	—	—	—	1,175
Commercial line of credit	—	—	—	—	—	—	4,371	4,371
Total special mention	—	1,221	1,175	—	—	527	4,371	7,294
Substandard
First mortgage	—	—	—	—	—	770	—	770
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	75	75

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
	2025	2024	2023	2022	2021	Prior	Revolvers	Total
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	1,207	—	—	—	—	—	1,207
Commercial real estate	—	—	—	—	—	—	—	—
Commercial line of credit	—	—	—	—	—	—	—	—
Total substandard	—	1,207	—	—	—	770	75	2,052
Total	$27,474	$44,287	$17,691	$7,151	$25,884	$81,522	$51,256	$255,265
Current year to date period gross write-offs
First mortgage	$—	$—	$—	$—	$—	$—	$—	$—
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial line of credit	$—	$—	$—	$—	$—	$—	$—	$—

December 31, 2024
	2024	2023	2022	2021	2020	Prior	Revolvers	Total
Pass
First mortgage	$5,421	$4,330	$7,305	$26,489	$21,225	$58,590	$—	$123,360
Purchased and Participations	—	—	—	—	—	8,712	—	8,712
Home improvement, first mortgage	—	—	—	—	—	195	—	195
Home equity line of credit	—	—	—	—	—	—	6,050	6,050
Commercial construction	—	—	—	—	—	—	22,759	22,759
Commercial and industrial	18,396	540	2,833	—	—	—	—	21,769
Commercial real estate	30,240	14,969	—	—	—	—	—	45,209
Commercial line of credit	—	—	—	—	—	—	12,531	12,531
Total pass	54,057	19,839	10,138	26,489	21,225	67,497	41,340	240,585
Special Mention
First mortgage	—	—	—	—	—	440	—	440
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	235	5,400	—	—	—	—	—	5,635

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
	2024	2023	2022	2021	2020	Prior	Revolvers	Total
Commercial line of credit	—	—	—	—	—	—	—	—
Total special mention	235	5,400	—	—	—	440	—	6,075
Substandard
First mortgage	—	—	—	473	470	602	—	1,545
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial line of credit	—	—	—	—	—	—	—	—
Total substandard	—	—	—	473	470	602	—	1,545
Total	$54,292	$25,239	$10,138	$26,962	$21,695	$68,539	$41,340	$248,205
Current year to date period gross write-offs
First mortgage	$—	$—	$—	$—	$—	$—	$—	$—
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial line of credit	—	—	—	—	—	—	—	—
Total current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

7.   Premises and Equipment
Premises and equipment consist of the following (in thousands):
	June 30, 2025	December 31, 2024
Land	$685	$885
Buildings and improvements	17,479	17,980
Furniture, fixtures, and equipment	2,371	2,834
Total	20,535	21,699
Less accumulated depreciation	13,344	14,408
Construction in progress	—	459
	$7,191	$7,750
The Bank leases a building for one of its branches. The Bank does not have any future lease commitments for that facility, and is operating on a month-to-month basis. Rent expense was $40,800 during the six months ended June 30, 2025 and $40,800 during the six months ended June 30, 2024. The Bank also leases its Oak

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
7.   Premises and Equipment (continued)
Park office. The three year lease was effective in January of 2023. The capital lease asset and lease liability is $50,118 as of June 30, 2025, $73,972 as of December 31, 2024. The capital lease asset is included in other assets on the consolidated statement of financial condition and the lease liability is included in accounts payable and accrued expenses on the consolidated statement of financial condition. There is one year remaining on the lease, all payments will be made in 2025.
8.   Related Party Transactions
The Bank conducts transactions with its directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans (in thousands):
	June 30, 2025	December 31, 2024
Beginning Balance	$313	$324
Change in Directors	—	—
Loans Advanced	—	—
Repayments	5	11
Ending Balance	$308	$313
The aggregate amount of deposits from directors and executive officers and their affiliates amounted to approximately $2.0 million at June 30, 2025 and $2.0 million at December 31, 2024.
9.   Deposits
Deposit accounts consist of the following (in thousands):
	June 30, 2025	December 31, 2024
Demand accounts
Passbook accounts	$96,688	$102,136
NOW accounts	52,016	45,165
Daily money market accounts	18,139	17,117
Total demand deposits	166,843	164,418
Certificates of deposit	190,338	192,874
Total of all deposit accounts	$357,181	$357,292
Time deposits that meet or exceed the FDIC insurance limit of $250,000 totaled $31.4 million at June 30, 2025 and $36.5 million at December 31, 2024.
10.   Fair Value Measurements and Disclosures Restated
The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. From time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as individually evaluated loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Bank is required to disclose, but not record, the fair value of other financial instruments.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
10.   Fair Value Measurements and Disclosures Restated (continued)
Fair Value Hierarchy
The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
Level 3 — Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Cash and Cash Equivalents
The carrying value of cash and cash equivalents is a reasonable estimate of fair value.
Certificates of Deposit
The carrying value of certificates of deposit is a reasonable estimate of fair value given the short term nature of instruments.
Investment Securities
Available-for-sale securities are recorded at market value and held-to-maturity securities are carried at amortized cost. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.
	Assets Measured at Fair Value on a Recurring Basis At June 30, 2025
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2025
Available-for-sale debt securities:
Mortgage-backed	$—	$72,075	$—	$72,075
Agencies	—	37,535	—	37,535
Municipal bonds	—	1,165	—	1,165
Treasuries	998	—	—	998
Total available-for-sale debt securities	$998	$110,775	$—	$111,773

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
10.   Fair Value Measurements and Disclosures Restated (continued)
	Assets Measured at Fair Value on a Recurring Basis At December 31, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2024
Available-for-sale debt securities:
Mortgage-backed	$—	$75,108	$—	$75,108
Agencies	—	35,841	—	35,841
Municipal bonds	—	1,131	—	1,131
Treasuries	4,475	—	—	4,475
Total available-for-sale debt securities	$4,475	$112,080	$—	$116,555
The Bank estimates the fair value of these investments through independent pricing sources. Independent pricing sources utilize information such as similar security transactions and observable yield curves to estimate the fair value of individual securities.
Bank Owned Life Insurance
The carrying value of bank owned life insurance approximates fair value.
Other Investments
The carrying value of other investments includes FHLB Stock and Bankers Bank stock and approximates fair value.
Loans
The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered individually evaluated and a specific reserve is established within the allowance for credit losses. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are individually evaluated. Once a loan is identified as individually evaluated, management measures specific reserves in accordance with GAAP. The fair value of individually evaluated loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those individually evaluated loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. In accordance with GAAP, individually evaluated loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Bank records the individually evaluated loan as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the individually evaluated loan as nonrecurring Level 3. For disclosure purposes, the fair value of fixed rate loans which are not considered individually evaluated is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For collectively evaluated variable rate loans, the carrying amount is a reasonable estimate of fair value for disclosure purposes.
Real Estate Owned
Other real estate properties are adjusted to fair value upon transfer of the loans to real estate owned. Subsequently, real estate owned assets are carried at fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
10.   Fair Value Measurements and Disclosures Restated (continued)
value of the collateral. When the fair value of the collateral is based on an observable market price, the Bank records the other real estate as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the other real estate asset as nonrecurring Level 3.
Deposits
The fair value of passbook savings accounts, interest-bearing checking accounts, noninterest-bearing checking accounts and market rate checking accounts is the amount payable on demand at the reporting date, while the fair value of fixed maturity certificate of deposits is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.
FHLB Advances and Other Borrowings
Federal Home Loan Bank advances are carried at cost and the fair value is obtained from the Federal Home Loan Bank of Atlanta. Federal Funds Purchased are carried at cost and because they are overnight funds, the carrying value is a reasonable estimate of fair value.
Assets Recorded at Fair Value on a Recurring Basis
The Bank’s only assets recorded at fair value on a recurring basis are available-for-sale securities that had a fair value of $111.8 million at June 30, 2025 and $116.6 million at December 31, 2024. They are classified as Level 1 and Level 2.
Assets Recorded at Fair Value on a Nonrecurring Basis
The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. There were no assets measured at fair value on a nonrecurring basis as of June 30, 2025 and December 31, 2024.
The carrying amounts and estimated fair value (in thousands) of the Bank’s financial instruments at June 30, 2025 and December 31, 2024 are as follows (in thousands):
		June 30, 2025		December 31, 2024
		Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$23,839	$23,839	$15,327	$15,327
Certificates of deposit	Level 2	870	870	1,350	1,350
Investment securities AFS	Level 2	110,775	110,775	112,080	112,080
Treasuries	Level 1	998	998	4,475	4,475
Investment securities HTM	Level 2	31,124	28,325	34,022	30,415
Other Investments	Level 3	2,158	2,158	2,158	2,158
Accrued interest receivable	Level 1	1,357	1,357	1,481	1,481
Loans, net	Level 3	247,507	238,033	240,928	232,226
Bank owned life insurance	Level 2	14,619	14,619	16,990	16,990
Financial liabilities:
Deposits	Level 2	357,181	307,556	357,292	355,997
Accrued interest payable	Level 1	669	669	773	773

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
10.   Fair Value Measurements and Disclosures Restated (continued)
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
11.   Regulatory Information
The Bank is required to maintain minimum levels of net worth. At June 30, 2025 and December 31, 2024, the Bank’s net worth exceeded these requirements.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.
Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification may also be subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
The Bank qualified for and elected to opt into the optional Community Bank Leverage Ratio Framework (CBLRF). The CBLRF provides for a simple measure of capital adequacy for certain community banking organizations consistent with section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. Generally, depository institutions and depository institution holding companies that have less than $10 billion in total consolidated assets and meet other qualifying criteria, including a Tier 1 leverage ratio of greater than nine percent, are considered qualifying community banking organizations and are eligible to opt into the community bank leverage ratio framework.
Qualifying community banking organizations that elect to use the CBLRF and that maintain a leverage ratio of greater than nine percent are considered to have satisfied the risk-based and leverage capital requirements in the agencies’ generally applicable capital rule. Additionally, such insured depository institutions are considered to have met the well-capitalized ratio requirements for purposes of section 38 of the Federal Deposit Insurance Act. The CBLRF does not have a total capital requirement; therefore, an electing banking organization is not required to calculate Tier 2 capital or make any Tier 2 capital deductions under the generally applicable capital rule. The leverage ratio required for purposes of the CBLRF is calculated as Tier 1 capital divided by average total consolidated assets, consistent with how banking organizations calculate their leverage ratio under the generally applicable capital rule. The table below presents the leverage ratio and capital adequacy requirements under the CBLRF.
Management believes, as of June 30, 2025 and December 31, 2024, that the Bank meets all capital adequacy requirements to which it is subject. The most recent notification from Regulatory Authorities

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
11.   Regulatory Information (continued)
categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
	Actual		Requirements Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio
As of June 30, 2025:
Tier 1 capital (to average assets for the leverage ratio)	$89,498	20.0%	$40,294	9.0%
As of December 31, 2024 (restated):
Tier 1 capital (to average assets for the leverage ratio)	$89,067	19.9%	$40,363	9.0%
12.   Plan of Conversion and Change in Corporate Form
On May 16, 2025, the Board of Directors of MHC adopted a plan of conversion (Plan) which is subject to the approval of the Board of Governors of the Federal Reserve System and the Illinois Department of Financial & Professional Regulation and must be approved by the affirmative vote of a majority of the total votes eligible to be cast by the voting members of the MHC at a special meeting. The Plan sets forth that the MHC proposes to convert into a stock holding company structure with the establishment of a new company, Hoyne Bancorp, Inc. (Bancorp) as parent of the Bank. The MHC will convert to the stock form of ownership which will result in the ownership of all of the Bank’s outstanding common stock by Bancorp. Pursuant to the Plan, the MHC will determine the offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan which will subscribe for up to approximately 8% of the common stock sold in the offering.
Bancorp is organized as a corporation under the laws of the State of Delaware and will own all the outstanding common stock of the Bank upon completion of the conversion. The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. The Bank has incurred deferred conversion costs totaling approximately $1,265,000 as of September 17, 2025.
At the completion of the conversion to stock form, Bancorp and Bank will establish a liquidation account in the amount of the retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who maintain deposit accounts at the Bank after the conversion.
The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result. Bancorp is an emerging growth company, and for long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies. Bancorp intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Hoyne Savings, MHC and Subsidiaries
Chicago, Illinois
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statement of financial condition of Hoyne Savings, MHC and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income (loss), equity, and cash flows, for each of the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Restatement of the Consolidated Financial Statements
As discussed in Note 4 to the consolidated financial statements, the 2024 consolidated financial statements have been restated to correct a misstatement.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Bank Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2022.
Wipfli LLP
Atlanta, Georgia
July 24, 2025, except for the effects of the restatement described in Note 4, as to which the date is September 17, 2025

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Financial Condition
December 31,
	2024 Restated	2023
Assets
Cash and cash equivalents	$15,327,048	$24,675,453
Certificates of deposit	1,350,000	1,350,000
Investment securities:
Available-for-sale, (amortized cost of $138,780,879 and $159,151,616 at December 31, 2024 and 2023 respectively)	116,554,742	136,885,515
Held-to-maturity, at amortized cost	34,021,548	57,349,549
Federal Home Loan Bank of Chicago stock (FHLB)	1,165,700	1,165,700
Bankers Bank stock	992,250	—
Real Estate Owned (REO)	138,900	200,000
Loans receivable, net of allowance for credit losses of $2,125,993 and $1,653,072 at December 31, 2024 and 2023, respectively	240,928,137	190,570,624
Premises and equipment, net	7,749,515	7,590,936
Accrued interest receivable	1,481,853	1,269,345
Bank-owned life insurance (BOLI)	16,990,161	13,254,798
Core deposit intangibles	322,000	506,000
Deferred tax assets	10,805,732	9,579,054
Other assets	1,685,609	1,702,358
Total assets	$449,513,195	$446,099,332
Liabilities and Equity
Liabilities:
Deposits	$357,291,930	$352,875,223
Advances from borrowers for taxes and insurance	2,753,319	2,086,018
Accounts payable and accrued expenses	3,637,584	3,378,484
Total liabilities	363,682,833	358,339,725
Equity:
Retained earnings	101,720,939	103,678,756
Accumulated other comprehensive loss	(15,890,577)	(15,919,149)
Total equity	85,830,362	87,759,607
Total liabilities and equity	$449,513,195	$446,099,332
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Income and Comprehensive Income (Loss)
For the Year Ended December 31,
	2024 Restated	2023
Interest income:
Loans receivable	$11,526,269	$8,348,329
Investment securities	$4,186,151	$4,107,361
Other	1,086,297	2,963,322
Total interest income	16,798,717	15,419,012
Interest expense, deposits	(7,084,677)	(4,471,832)
Net interest income	9,714,040	10,947,180
Provision for credit losses	(468,000)	—
Net interest income after provision for credit losses	9,246,040	10,947,180
Noninterest income:
Customer service fees	323,466	252,866
Gain on REO	118,750	—
Other	637,672	385,179
Total noninterest income	1,079,888	638,045
Noninterest expense:
Compensation	(6,969,993)	(8,192,520)
Occupancy	(2,789,181)	(2,442,373)
Advertising	(61,975)	(59,169)
Amortization of core deposit intangible	(184,000)	(184,000)
Other	(3,313,312)	(2,600,390)
Total noninterest expense	(13,318,461)	(13,478,452)
Loss before benefit for income taxes	(2,992,533)	(1,893,227)
Recovery of Income Taxes:
Current recovery	(1,034,716)	(3,384,546)
Net income (loss)	(1,957,817)	1,491,319
Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale, net of income taxes (benefit) of $11,392 in 2024, $994,803 in 2023	28,572	2,499,640
Total other comprehensive income	28,572	2,499,640
Comprehensive income (loss)	$(1,929,245)	$3,990,959
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Equity
For the Year Ended December 31,
	2024 Restated	2023
Retained earnings:
Balance, beginning of the year	$103,678,756	$102,721,197
Cumlative effect of change in accounting principle	—	(533,760)
Net income (loss)	(1,957,817)	1,491,319
Balance, end of the year	101,720,939	103,678,756
Accumulated other comprehensive income (loss):
Net unrealized gain (loss) on available for sale securities:
Balance, beginning of the year, net of income tax (benefit) of $(6,346,952) in 2024 and $(7,341,755) in 2023	(15,919,149)	(18,418,789)
Change during the year, net of income tax (benefit) of $11,392 in 2024 and $994,803 in 2023	28,572	2,499,640
Balance, end of the year, net of income tax (benefit) of $(6,335,560) in 2024 and $(6,346,952) in 2023	(15,890,577)	(15,919,149)
Total equity	$85,830,362	$87,759,607
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Consolidated Statement of Cash Flows
For the Year Ended December 31,
	2024 Restated	2023
Net cash flows from operating activities:
Net Income (loss)	$(1,957,817)	$1,491,319
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	680,868	437,788
Accretion of premiums and discounts	(246,727)	(1,060,897)
Provision for credit losses	468,000	—
Amortization of core deposit intangible	184,000	184,000
Accretion of Loan credit and yield adjustment	(38,349)	(55,638)
Write down on REO	—	162,520
Gain on sale of ORE	(118,750)	—
Increase in cash surrender value of bank-owned life insurance	(571,020)	(342,343)
Change in other assets	16,749	(808,130)
Change in accrued interest receivable	(212,508)	(226,811)
Deferred income tax benefit	(1,238,070)	(3,600,937)
Change in accounts payable and accrued expenses	259,100	1,877,475
Net cash flows from operating activities	(2,774,524)	(1,941,654)
Net cash flows from investing activities:
Purchase of BOLI	(13,916,414)	—
Redemption from BOLI	10,752,071	—
Proceeds from maturities of certificates of deposit	1,350,000	1,200,000
Purchase of certificates of deposit	(1,350,000)	(1,350,000)
Purchase of available-for-sale securities	—	(10,572,175)
Proceeds from repayment of available-for-sale securities	20,423,668	14,427,456
Purchase of held-to-maturity securities	—	(1,060,000)
Repayment of held-to-maturity securities	23,521,797	7,097,000
Change in loans receivable	(50,787,164)	(10,121,402)
Proceeds from sale of ORE	318,750
Purchase of premises and equipment	(978,347)	(717,153)
Purchase of Bankers Bank stock	(992,250)	—
Net cash flows from investing activities	(11,657,889)	(1,096,274)
Net cash flows from financing activities:
Change in deposit accounts	4,416,707	(25,423,713)
Change in advances from borrowers for taxes and insurance	667,301	(207,803)
Net cash flows from financing activities	5,084,008	(25,631,516)
Net change in cash and cash equivalents	(9,348,405)	(28,669,444)
Cash and cash equivalents:
Beginning of the year	24,675,453	53,344,897
End of the year	$15,327,048	$24,675,453
Supplemental cash flow information:
Cash paid during the year for Interest	$6,871,054	$3,935,020
Taxes paid during the year	50,000	580,000
Premises and Equipment transferred to ORE	138,900
See accompanying notes.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements
1.   Organization
Hoyne Savings Bank (the Bank), an Illinois stock institution, maintains a mutual holding company structure pursuant to regulatory laws and rules. Hoyne Financial Corporation (the Company), a federal stock holding company, owns the stock of the Bank. The mutual holding company, Hoyne Savings, MHC, owns the stock of Hoyne Financial Corporation. The Bank owns the stock of Prospect Services Incorporated.
2.   Nature of Operations
The Bank operates as a single segment and offers a variety of retail deposit and lending services and is principally engaged in attracting retail deposits from the general public and investing those funds. The Bank’s principal lending products are fixed rate mortgage loans, secured by residential properties and other collateral as deemed necessary by management and commercial loans.
3.   Summary of Significant Accounting Policies
Principles of Consolidation — The consolidated financial statements include the accounts and results of operations of Hoyne Savings, MHC, Hoyne Financial Corporation, and Hoyne Savings Bank and Prospect Services Incorporated. Significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and activities at the date of the financial statements, and during the reporting period. Actual results could differ from those estimates.
Significant estimates used in the preparation of these financial statements and disclosures include the allowance for credit losses and the fair values of financial instruments. For these estimates, it is reasonably possible that the recorded amounts or related disclosures could significantly change in the near future as more information is available.
Cash and Cash Equivalents — Cash and cash equivalents include cash on hand, demand deposits, and investment deposits with a maturity of three months or less.
Certificates of Deposit — Interest-bearing deposits are carried at cost and consist of short term certificates of deposit held at other financial institutions.
Investment Securities — Investment securities are classified in the following categories, and accounted for as follows (see Note 4 to the consolidated financial statements):
Debt Securities — Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and are carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method. Premiums that exceed the amount repayable by the issuer at the next call date are amortized to the next call date. Other premiums and discounts are amortized (accreted) over the estimated lives of the securities. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.
The Bank uses a current expected credit loss (“CECL”) model to estimate the allowance for credit losses on securities held to maturity. The CECL model considers historical loss rates and other qualitative adjustments, as well as a new forward-looking component that considers reasonable and supportable forecasts over the expected life of each security.
Management believes the Bank will collect all amounts owed on securities held to maturity issued by the U.S. government or a U.S. government-sponsored agency since these securities are either explicitly

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses. Management evaluates all other securities held to maturity using a probability of default method. The probability of default method estimates the probability a security with a certain credit rating will default during its remaining contractual term (probability of default) and how much loss is expected to be incurred if a security defaults (loss given default rate). The Bank obtains information from FHN to estimate the probability of default for each credit rating based on the remaining term of the security and the loss given default rate.
The past due status of a security is based on the contractual terms in the security. The accrual of interest on a security is discontinued when the security becomes 90 days delinquent or whenever management believes the issuer will be unable to make payments as they become due. When securities are placed on nonaccrual status, all unpaid accrued interest is reversed against interest income.
The Bank excludes accrued interest receivable from the amortized cost basis of both securities held to maturity and available for sale when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on securities held to maturity totaling approximately $81,000 and $149,000 and accrued interest on securities available for sale totaling approximately $370,000 and $459,000 at December 31, 2024 and 2023, respectively, was excluded from the amortized cost basis of securities held to maturity and available for sale.
The Bank evaluates individual securities available for sale in an unrealized loss position by first determining whether the decline in fair value below the amortized cost basis of the security has resulted from a credit loss or other factors. A credit loss exists when the present value of cash flows expected to be collected from the security is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Bank considers the extent to which the fair value is less than the amortized cost basis, adverse conditions related to the security, the industry, or geographic areas, the payment structure of the debt security, failure of the issuer to make scheduled payments, and any changes to the rating of the security. Impairment related to credit losses is recognized through an allowance for credit losses up to the amount that fair value is less than the amortized cost basis. Changes to the allowance are recognized through earnings as a provision for (or recovery of) credit losses. Impairment related to other factors is recognized in other comprehensive income.
Stock in Federal Home Loan Bank of Chicago and Bankers Bank — The Bank, as a member of the Federal Home Loan Bank system is required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. Federal Home Loan Bank of Chicago (FHLB) stock is recorded at cost and classified as a restricted security. No readily available market exists for this stock and it has no quoted market value. Redemptions of FHLB stock are at par value. The stock is evaluated for impairment annually based on the ultimate recoverability of the par value without regard to temporary declines in value. The Bank also holds stock in Bankers Bank as part of our available funds requirement. Bankers Bank stock is recorded at cost and classified as a restricted security. Based on an evaluation of these investments as of December 31, 2024 and 2023, management is of the opinion the cost of this investment will be recovered.
Loans Receivable
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for purchase premiums or discounts, deferred loan fees and costs, charge-offs, and an allowance for credit losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan-origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
The past due status of a loan is based on the contractual terms in the loan agreement. The accrual of interest on a loan is discontinued when the loan becomes 90 days delinquent or whenever management believes the borrower will be unable to make payments as they become due. When loans are placed on nonaccrual status or charged off, all unpaid accrued interest is reversed against interest income. The interest on these loans is subsequently accounted for on the cash basis if collection of the remaining recorded investment in the loan is still expected or using the cost-recovery method when collection of the remaining recorded investment is in doubt.Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Credit Losses and Unfunded Commitments
The allowance for credit losses on loans is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the Bank’s loan portfolio. The allowance for credit losses on loans is established through provisions for credit losses charged against earnings. When available information confirms that specific loans, or portions thereof, are uncollectible, these amounts are charged against the allowance for credit losses on loans, and subsequent recoveries, if any, are credited to the allowance for credit losses on loans.
Management considers the following when assessing risk in the Bank’s loan portfolio:
Commercial
Loans in this portfolio are primarily income-producing properties throughout the Chicago area. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this portfolio. Management obtains rent rolls annually and continually monitors the cash flows of these loans. Loans in this segment also include those made to businesses and secured by assets of the business. Repayment is expected from operations of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality of these loans.
Residential Real Estate
Loans in this portfolio primarily include owner-occupied 1-4 family residences secured by 1st liens. The Bank generally has 2nd liens on property securing home equity loans. The Bank generally does not originate loans with a loan-to-value ratio greater than 85% and does not generally grant loans that would be classified as subprime upon origination. All loans in this portfolio are collateralized by residential real estate and repayment is dependent on the credit quality of the individual borrower or borrowers. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.
The Bank uses a current expected credit loss (“CECL”) model to estimate the allowance for credit losses on loans. The CECL model considers historical loss rates and other qualitative adjustments, as well as a new forward-looking component that considers reasonable and supportable forecasts over the expected life of each loan. To develop the allowance for credit losses on loans estimate under the CECL model, the Bank segregates the loan portfolio into loan pools based on loan type and similar credit risk elements; performs an individual evaluation of certain collateral dependent and other credit-deteriorated loans; calculates the historical loss rates for the various loan pools; applies the loss rates over the calculated life of the collectively evaluated loan pools; adjusts for forecasted macro-level economic conditions and other anticipated changes in credit quality; and determines qualitative adjustments based on factors and conditions unique to the Bank’s loan portfolio.
Under the CECL model, loans that do not share similar risk characteristics with loans in their respective pools are individually evaluated for expected credit losses and are excluded from the collectively

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
evaluated loan credit loss estimates. A loan is individually evaluated when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining individual evaluation include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not individually evaluated. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The following describes the types of collateral that secure collateral dependent loans:
•
Commercial and industrial loans considered collateral dependent are primarily secure by accounts receivable, inventory and equipment

•
Commercial real estate — Construction loans are primarily secured by resident and commercial properties, which are under construction and/or redevelopment, and by raw land

•
Commercial real estate loans — Other are primarily secured by office and industrial buildings, warehouses, retail shopping facilities and various special purpose properties, including hotels and restaurants.

•
Residential — First mortgages are primarily secured by first liens on residential real estate.

•
Residential — Junior mortgages are primarily secured by first and junior liens on residential real estate.

Management evaluates all collectively evaluated loan pools using the weighted average remaining life (“remaining life”) methodology. The remaining life methodology applies calculated quarterly net loss rates to collectively evaluated loan pools on a periodic basis based on the estimated remaining life of each pool. The estimated losses under the remaining life methodology are then adjusted for qualitative factors deemed appropriate by management.
The estimated remaining life of each pool is determined using quarterly, pool-based attrition measurements using the Bank’s loan-level historical data. The Bank’s historical call report data is utilized for historical loss rate calculations, and the lookback period for each collectively evaluated loan pool is determined by management based upon the estimated remaining life of the pool. Forecasted historical loss rates are calculated using the Bank’s historical data based on the lookback, forecast, and reversion period inputs by management. Management elected to utilize peer group loss rates to supplement the Bank’s data to provide a forecasted market adjustment.
The quantitative analysis under the remaining life methodology is supplemented with other qualitative factors based on the risks management determines are present for each collectively evaluated loan pool. The Qualitative Adjustment factor is intended to embody a forecasting component based on an independent economic metric. The Bank has selected for this component regional unemployment for consumer portfolio segments and regional gross domestic product for non-consumer portfolio segments.
The Bank excludes accrued interest receivable from the amortized cost basis of loans when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on loans totaling approximately $991,000 and $639,000 at December 31, 2024 and 2023, respectively, was excluded from the amortized cost basis of loans.
In addition to the allowance for credit losses on loans, the Bank calculates a reserve for unfunded loan commitments at a level that management believes is adequate to absorb estimated probable credit losses

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
over the contractual terms of the Bank’s noncancellable loan commitments. The Bank deemed the calculated reserve for unfunded commitments as immaterial as of December 31, 2024 and 2023.
Unfunded loan commitments are segmented into the same pools used for estimating the allowance for credit losses on loans. Estimated credit losses on unfunded loan commitments are based on the same methodology, inputs, and assumptions used to estimate credit losses on collectively evaluated loans, adjusted for estimated funding probabilities. The estimated funding probabilities represent management’s estimate of the amount of the current unfunded loan commitment that will be funded over the remaining contractual life of the commitment and is based on historical data.
The Bank may modify loans to borrowers experiencing financial difficulty and grant certain concessions that include principal forgiveness, a term extension, an other-than-insignificant payment delay, an interest rate reduction, or a combination of these concessions. An assessment of whether the borrower is experiencing financial difficulty is made at the time of the loan modification.
Upon the Bank’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
Real Estate Owned — At the time of foreclosure, foreclosed real estate is recorded at the fair value less cost to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for credit losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in net gain (loss) on real estate owned. Mortgage loans in the process of foreclosure at December 31, 2024 and 2023 totaled $680,000 and $0, respectively.
Real estate owned can also include former bank locations and land that management has committed to a plan to sell and have been classified as held-for-sale. Once the criteria for classification as held for sale is met, the asset is reclassified from Premises and Equipment to Real Estate Owned on the consolidated balance sheet and is initially measured at the lower of its carrying amount or fair value less cost to sell. Subsequent to the initial reclassification, valuations are periodically performed by management, and the asset is reviewed for impairment with any adjustments to the carrying amount included in noninterest expense.
Premises and Equipment — Land is carried at cost. Buildings and improvements, furniture, fixtures, and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the following estimated useful lives:
Building and improvements	5 – 50 years
Furniture, fixtures, and equipment	3 – 20 years
Bank-owned Life Insurance — The Bank has purchased life insurance policies on certain key officers. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized upon immediate liquidation. The change in the cash surrender value is included as other noninterest income.
Core Deposit Intangibles — The core deposit intangibles (CDI) were acquired in business combinations. On October 16, 2020, the Bank acquired Loomis Federal Savings and Loan Association which included a CDI of $3,000. The Bank has an additional CDI of $2,705,000 from a previous business combination that is being amortized over its estimated useful life of 120 months. Accumulated amortization at December 31, 2024, was $2.4 million ($2.2 million at December 31, 2023). The CDIs are reviewed for impairment when

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
events or circumstances indicate that the carrying amount may not be recoverable. No events or circumstances indicating impairment exist as of December 31, 2024 and 2023.
Aggregate amortization expense is expected to be as follows:
Year	Amount
2025	$184,000
2026	138,000
Deposits — Demand deposits normally bear interest and have no stated maturity. Time deposits, which include certificates of deposit, bear interest for a fixed, stated period of time. Premiums on acquired certificates of deposit are amortized into interest expense over the estimated life of the certificates.
Retained Earnings — Undivided profits are recorded in accordance with regulations of the State of Illinois and the Federal Deposit Insurance Corporation.
Transfers of Financial Assets — Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred asset, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Noninterest Income Revenue Recognition — The Bank earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, such as ATM use fees, wires, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Bank fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly service charges and maintenance fees, are earned over the course of a month, representing the period over which the Bank satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Bank’s performance obligation.
Legal Contingencies — Various legal claims arise from time to time in the normal course of business. In the opinion of management, any liability resulting from such proceedings would not have a material impact on the financial statements of the Bank.
Advertising — The Bank expenses the cost of advertising the first time the advertising takes place. Advertising expense was $61,975 in 2024 ($59,169 in 2023).
Income Taxes — Deferred tax assets and liabilities have been determined using the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Provision (credit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.
The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income tax expense.
With few exceptions, the Company is no longer subject to federal or state examination by tax authorities for years ending before December 31, 2021.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
3.   Summary of Significant Accounting Policies (continued)
Comprehensive Income — Accounting principles generally require that recognized revenue, expense, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a direct adjustment to the equity section of the consolidated statement of financial condition. Such items, along with net income, are considered components of comprehensive income.
Segment Information — The Bank’s reportable segment is determined by the Chief Financial Officer (CFO) based upon information provided about the Bank’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided by the CFO, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products / services, and customers are similar. The CFO will evaluate the financial performance of the Bank’s business components such as evaluating revenue streams, significant expenses, and budget to actual results in assessing the Bank’s segment and in the determination of allocating resources. The CFO uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CFO uses consolidated net income (loss) to benchmark the Bank against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposit product service fees provide the revenues in the banking operation. Interest expense and salaries and employee benefits, as reported on the consolidated statement of income, provide the significant expenses in the banking operation. All operations are domestic.
The Bank operates under a single segment. Segment performance is evaluated using consolidated net income (loss). The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Noncash items, such as depreciation and amortization, as well as expenditures for premises and equipment, are reported on the consolidated statement of cash flows.
4.   Restatement of Previously Issued Consolidated Financial Statements
In connection with the preparation of the Bank’s interim consolidated financial statements as of and for the six months ended June 30 2025 and 2024 to be included in Form S-1A, an error was identified in relation to the accounting for the closed and held for sale bank branch during 2024 which was included in real estate owned on the balance sheet and the related deferred tax effect on the transaction. Consequently, the Bank has restated its consolidated statement of financial condition, consolidated statement of income and comprehensive income (loss), consolidated statement of equity, and consolidated statement of cash flows as of and for the year ended December 31, 2024 to reflect the proper accounting for the transaction.
As reported in the previously issued consolidated financial statements as of and for the year ended December 31, 2024, the Bank recorded the transaction at the market value of $719,000 for the closed and held for sale branch instead of the lower of cost or market value which was $138,900. The related deferred tax effect of the transaction was $165,358.
The tables below show the effects of the restatement on the Bank’s consolidated financial statements as of and for the year ended December 31, 2024:
Corrected Consolidated Statement of Financial Position:
	December 31, 2024
	As previously stated	Adjustments	Restated
Real Estate Owned (REO)	$719,000	$(580,100)	$138,900
Deferred tax assets	10,640,374	165,358	10,805,732
Total Assets	449,927,937	(414,742)	449,513,195

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
4.   Restatement of Previously Issued Consolidated Financial Statements (continued)
	December 31, 2024
	As previously stated	Adjustments	Restated
Retained earnings	102,135,681	(414,742)	101,720,939
Total Equity	86,245,104	(414,742)	85,830,362
Total Liabilities and Equity	449,927,937	(414,742)	449,513,195
Corrected Consolidated Statement of Income and Comprehensive Income (Loss):
	December 31, 2024
	As previously stated	Adjustments	Restated
Gain on REO	$698,850	$(580,100)	$118,750
Total noninterest income	1,659,988	(580,100)	1,079,888
Loss before benefit for income taxes	(2,412,433)	(580,100)	(2,992,533)
Current recovery of income taxes	(869,358)	(165,358)	(1,034,716)
Net income (loss)	(1,543,075)	(414,742)	(1,957,817)
Comprehensive income (loss)	(1,514,503)	(414,742)	(1,929,245)
Corrected Consolidated Statement of Equity:
	December 31, 2024
	As previously stated	Adjustments	Restated
Net Income (loss)	$(1,543,075)	$(414,742)	$(1,957,817)
Retained Earnings Balance, End of Year	102,135,681	(414,742)	101,720,939
Total Equity	86,245,104	(414,742)	85,830,362
Corrected Consolidated Statement of Cash Flows:
	December 31, 2024
	As previously stated	Adjustments	Restated
Net cash flows from operating activities:
Net Income (loss)	$(1,543,075)	$(414,742)	$(1,957,817)
Gain on sale of REO	(698,850)	580,100	(118,750)
Deferred income tax benefit	(1,072,712)	(165,358)	(1,238,070)
5.   Investment Securities
The amortized cost and fair value of securities available-for-sale and held-to-maturity, with gross unrealized gains and losses, are as follows:
	2024
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Available-for-sale securities:
Agencies	$45,479,588	$—	$(9,638,673)	$35,840,915
Mortgage-backed	87,649,493	31,047	(12,572,716)	75,107,824

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
5.   Investment Securities (continued)
	2024
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Municipal bonds	1,180,450	—	(49,787)	1,130,663
Treasuries	4,471,348	6,319	(2,327)	4,475,340
Total available-for-sale securities	$138,780,879	$37,366	$(22,263,503)	$116,554,742
Held-to-maturity securities:
Agencies	$1,978,130	$—	$(513,110)	$1,465,020
Mortgage-backed	31,795,457	6,091	(3,055,778)	28,745,770
Municipal bonds	247,961	—	(44,248)	203,713
Total Held-to-maturity securities	$34,021,548	$6,091	$(3,613,136)	$30,414,503

	2023
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Available-for-sale securities:
Agencies	$51,477,118	$—	$(9,498,508)	$41,978,610
Mortgage-backed	100,378,283	53,653	(12,743,884)	87,688,052
Municipal bonds	1,455,745	—	(65,417)	1,390,328
Treasuries	5,840,470	13,606	(25,551)	5,828,525
Total available-for-sale securities	$159,151,616	$67,259	$(22,333,360)	$136,885,515
Held-to-maturity securities: Agencies	$3,036,388	$191	$(515,807)	$2,520,772
Mortgage-backed	37,755,645	697	(3,267,639)	34,488,703
Municipal bonds	247,699	—	(37,307)	210,392
Treasuries	16,309,817	—	(132,782)	16,177,035
Total Held-to-maturity securities	$57,349,549	$888	$(3,953,535)	$53,396,902
The amortized cost and fair value of investment securities by contractual maturity are as follows:
	2024
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$4,954,863	$4,955,055	$—	$—
Due in 1 to 5 years	2,228,071	2,000,438	—	—
Due after 5 years to 10 years	30,460,491	24,647,770	247,961	203,713
Due after 10 years	13,487,961	9,843,655	1,978,130	1,465,020
Total	51,131,386	41,446,918	2,226,091	1,668,733
Mortgage-backed	87,649,493	75,107,824	31,795,457	28,745,770
Total	$138,780,879	$116,554,742	$34,021,548	$30,414,503
During 2024 and 2023, the Bank did not sell any available-for-sale securities.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
5.   Investment Securities (continued)
Information pertaining to debt securities with gross unrealized losses at December 31, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:
	2024
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available-for-sale:
Agencies	$—	$—	$9,638,673	$35,840,915
Mortgage-backed	23,441	1,726,876	12,549,275	71,083,679
Municipal bonds	—	—	49,787	1,130,663
Treasuries	—	—	2,327	1,989,840
Total	$23,441	$1,726,876	$22,240,062	$110,045,097
	2023
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available-for-sale:
Agencies	$9,376	$5,990,150	$9,489,132	$35,988,460
Mortgage-backed	7,408	1,949,760	12,736,476	82,514,105
Municipal bonds	3,505	297,513	61,912	1,092,815
Treasuries	25,551	3,398,620	—	—
Total	$45,840	$11,636,043	$22,287,520	$119,595,380
At December 31, 2024, 23 agencies securities are in an unrealized loss position with aggregate depreciation of 21.19% from the Bank’s amortized cost basis, 200 mortgage-backed securities are in an unrealized loss position with aggregate depreciation of 14.73% from the Bank’s amortized cost basis, four municipal bond securities are in an unrealized loss position with aggregate depreciation of 4.22% from the Bank’s amortized cost basis, and two treasury securities are in an unrealized loss position with aggregate depreciation of 0.12% from the Bank’s amortized cost basis. These unrealized losses relate principally to the changes in interest rates and are not due to changes in the financial condition of the issuer, the quality of any underlying assets, or applicable credit enhancements. In reaching the conclusion that an allowance for credit losses is unnecessary, management observed that the securities were issued by a government body or agency, the securities continue to be highly rated (AA or better) where applicable, the issuer continues to make contractual payments, and the quality of any underlying assets or credit enhancements has not changed. Since management has the ability to hold debt securities for the foreseeable future, the Bank expects to recover the amortized cost basis of these securities before they are sold or mature.
The Bank regularly evaluates various attributes of securities held to maturity to determine the appropriateness of the allowance for credit losses. The credit quality indicators monitored differ depending on the major security type.
The Bank evaluates the credit quality of securities issued by the U.S. government (e.g., U.S. Treasury bonds) and U.S. government-sponsored agencies (e.g., FNMA (“Fannie Mae”) and FHLMC (“Freddie Mac”) mortgage-backed securities) by considering the creditworthiness and performance of the securities and the strength of guarantees. These securities are either explicitly or implicitly guaranteed by the U.S.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
5.   Investment Securities (continued)
government, are highly rated by major rating agencies, and have a long history of no credit losses. Based on this analysis, the Bank believes it will collect all amounts owed on these securities and has not recognized an allowance for credit losses on these securities.
Other securities held to maturity are generally evaluated using credit ratings, which are a key indicator of a debt security’s probability of default. The Bank uses credit ratings issued by S&P or Moody’s (or both). These ratings are updated monthly. The Bank may also consider other relevant information that becomes known about the issuer’s or the security’s performance.
No accrued interest was written off during 2024 and 2023. No securities held to maturity were past due or on nonaccrual as of December 31, 2024 and 2023.
6.   Loans Receivable
Loans receivable at December 31, consist of the following:
	2024	2023
First mortgage	$125,345,417	$143,857,321
Purchased and participations	8,711,693	9,888,302
Home improvement, first mortgage	194,556	338,088
Home equity line of credit (HELOC)	6,050,047	5,082,957
Construction, first mortgage	—	189,797
Commercial, construction	22,758,553	7,610,465
Commercial and Industrial	21,768,830	5,600,093
Commercial Real Estate	50,843,796	21,193,065
Commercial Line of Credit (LOC)	12,531,371	—
Total	248,204,263	193,760,088
Add premiums on purchased loans	44,725	63,786
Less:
Loans sold	(4,439,698)	(987,057)
Loans in process	4,351	(131,582)
Allowance for credit losses	(2,125,993)	(1,653,072)
Deferred income from loan fees	(759,511)	(481,539)
	$240,928,137	$190,570,624

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
Activity in the allowance for credit losses is summarized for the year ended December 31, as follows:
	First Mortgage	Purchased and participations	Home improvement first mortgage	HELOC	Construction, first mortgage	Commercial construction	Commercial and industrial	Commercial real estate	LOC	Total
Allowance for Credit Loss
Beginning balance January 1, 2023	$800,745	51,156	$1,163	29,354	$1,050	18,732	$—	—	$—	$902,200
Impact of adoption of ASU 2016-13	443,708	33,207	1,721	14,011	569	46,197	47,777	180,810	—	768,000
Charge-offs	(17,128)	—	—	—	—	—	—	—	—	(17,128)
Recoveries	—	—	—	—	—	—	—	—	—	—
Ending balance December 31, 2023	1,227,325	84,363	2,884	43,365	1,619	64,929	47,777	180,810	—	1,653,072
Provision	(158,600)	(9,743)	(1,217)	8,457	(1,619)	130,009	138,684	254,692	107,337	468,000
Charge-offs	—	—	—	—	—	—	—	—	—	—
Recoveries	4,921	—	—	—	—	—	—	—	—	4,921
Ending balance December 31, 2024	1,073,646	74,620	1,667	51,822	—	194,938	186,461	435,502	107,337	2,125,993
Information regarding accrued interest written off by reversing interest income for the year ended December 31, 2024 and 2023 follows:
	First Mortgage	HELOC
2024
Accrued interest written off to interest income	$35,473	$14,432
	First Mortgage	HELOC
2023
Accrued interest written off to interest income	$34,902	$2,983
Loans over 90 days delinquent, on which the accrual of interest has been discontinued, amounted to approximately $1,661,000 at December 31, 2024 (approximately $1,444,000 at December 31, 2023). If interest on these loans had been accrued, such income would have approximated $50,000 at December 31, 2024 ($38,000 at December 31, 2023).

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
The aging of loans receivable by class of receivable at December 31, is as follows:

2024	Current	30 – 89 days	Non-Accrual 90+ days	Total
First mortgage and home improvement	$123,933,876	$187,280	$1,418,817	$125,539,973
Purchased and Participations	8,663,843	2,934	44,916	8,711,693
HELOCs	5,835,887	17,252	196,908	6,050,047
Commercial & Industrial	21,768,830			21,768,830
Commercial real estate	50,843,796			50,843,796
Commercial construction	22,758,553			22,758,553
Commercial LOC	12,531,371			12,531,371
	$246,336,156	$207,466	$1,660,641	$248,204,263

2023	Current	30 – 89 days	Non-Accrual 90+ days	Total
First mortgage and home improvement	$142,311,082	$557,076	$1,327,251	$144,195,409
Purchased and Participations	9,842,598	4,059	41,645	9,888,302
HELOCs	5,008,050	—	74,907	5,082,957
Construction, first mortgage	189,797			189,797
Commercial & Industrial	5,600,093			5,600,093
Commercial real estate	21,193,065			21,193,065
Commercial construction	7,610,465			7,610,465
	$191,755,150	$561,135	$1,443,803	$193,760,088
There were no loans that were 90+ days past due and accruing interest at December 31, 2024 and 2023. As of December 31, 2024 and 2023, no non-accrual loans had a related allowance.
When, for economic or legal reasons related to the borrower’s financial difficulties, the Bank grants a concession to the borrower that the Bank would not otherwise consider, the modified loan is classified as a troubled loan modification (TLM). Troubled loan modifications may consist of forgiveness of interest and/or principal, a reduction of the interest rate, interest-only payments for a period of time, and/or extending amortization terms. There were no new troubled loan modifications in 2024 and 2023.
The Bank considers a troubled loan modification in default if it becomes past due more than 30 days. No troubled loan modifications defaulted within 12 months of their modification date during the years ended December 31, 2024 and 2023.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
Collateral dependent loans, including those considered troubled loan modifications (TLMs) as of December 31, and specific allowance recognized on the loans during the year ended December 31, are as follows:
	2024
	Loan Balance	Specific Allowance
Collateral dependent other than TLMs:
First mortgage	$82,377	$—
Troubled loan modifications:
First mortgage	87,361	—
Purchased and participations	79,361	—
Total collateral dependent loans	$249,099	$—
	2023
	Loan Balance	Specific Allowance
Collateral dependent other than TLMs:
First mortgage	$60,766	$—
Troubled loan modifications:
First mortgage	92,121	—
Purchased and participations	86,028	—
Total collateral dependent loans	$238,915	$—
The Bank has no commitments to loan additional funds to the borrowers whose loans have determined to be collateral dependent.
Business commercial loans are generally evaluated using the following internally prepared ratings:
“Pass” ratings are assigned to loans with adequate collateral and debt service ability such that collectibility of the contractual loan payments is highly probable.
“Watch / special mention” ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectibility of the contractual loan payments is still probable.
“Substandard” ratings are assigned to loans that so not have adequate collateral and/or debt service ability such that collectibility of the contractual loan payments is no longer probable.
“Doubtful” ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2024 and 2023, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
2024
	2024	2023	2022	2021	2020	Prior	Revolvers	Total
Pass
First Mortgage	$5,420,878	$4,330,316	$7,305,100	$26,489,097	$21,224,949	$58,589,741	$—	$123,360,081
Purchased and Participations	—	—	—	—	—	8,711,693	—	8,711,693
Home improvement, first mortgage	—	—	—	—	—	194,556	—	194,556
Home equity line of credit	—	—	—	—	—	—	6,050,047	6,050,047
Commercial construction	—	—	—	—	—	—	22,758,553	22,758,553
Commercial and industrial	18,396,116	539,987	2,832,727	—	—	—	—	21,768,830
Commercial real estate	30,240,129	14,968,581	—	—	—	—	—	45,208,710
Commercial line of credit	—	—	—	—	—	—	12,531,371	12,531,371
Total pass	54,057,123	19,838,884	10,137,827	26,489,097	21,224,949	67,495,990	41,339,971	240,583,841
Special Mention
First Mortgage	—	—	—	—	—	440,481	—	440,481
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	235,019	5,400,067	—	—	—	—	—	5,635,086
Commercial line of credit	—	—	—	—	—	—	—	—
Total special mention	235,019	5,400,067	—	—	—	440,481	—	6,075,567
Substandard
First Mortgage	—	—	—	472,642	469,965	602,248	—	1,544,855
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial line of credit	—	—	—	—	—	—	—	—
Total substandard	—	—	—	472,642	469,965	602,248	—	1,544,855
Total	$61,404,704	$19,275,326	$7,305,100	$27,597,563	$21,694,914	$67,902,895	$43,023,761	$248,204,263
Current year to date period gross write-offs
First Mortgage	$—	$—	$—	$—	$—	$—	$—	$—
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial line of credit	$—	$—	$—	$—	$—	$—	$—	$—

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
6.   Loans Receivable (continued)
2023
	2023	2022	2021	2020	2019	Prior	Revolvers	Total
Pass
First Mortgage	$5,290,376	$7,938,088	$28,959,015	$24,455,855	$15,659,933	$60,549,501	$—	$142,852,768
Purchased and Participations	—	—	—	—	—	9,888,302	—	9,888,302
Home improvement, first mortgage	—	—	—	—	—	338,088	—	338,088
Home equity line of credit	—	—	—	—	—	—	5,082,957	5,082,957
Construction, first mortgage	—	—	—	—	—	189,797	—	189,797
Commercial construction	—	—	—	—	—	—	7,610,465	7,610,465
Commercial and industrial	2,171,736	3,428,357	—	—	—	—	—	5,600,093
Commercial real estate	21,193,065	—	—	—	—	—	—	21,193,065
Total pass	28,655,177	11,366,445	28,959,015	24,455,855	15,659,933	70,965,688	12,693,422	192,755,535
Special Mention
First Mortgage	—	—	—	—	—	—	—	—
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Total special mention	—	—	—	—	—	—	—	—
Substandard
First Mortgage	—	—	498,381	—	—	506,172	—	1,004,553
Purchased and Participations	—	—	—	—	—	—	—	—
Home improvement, first mortgage	—	—	—	—	—	—	—	—
Home equity line of credit	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Total substandard	—	—	498,381	—	—	506,172	—	1,004,553
Total	$28,655,177	$11,556,243	$30,207,607	$24,628,501	$15,659,933	$70,359,205	$12,693,422	$193,760,088
Current year to date period gross write-offs
First Mortgage	$—	$—	$—	$—	$—	$17,128	$—	$17,128
Purchased and Participations
Home improvement, first mortgage
Home equity line of credit
Commercial construction	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Total current period gross write-offs	$—	$—	$—	$—	$—	$17,128	$—	$17,128

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
7.   Premises and Equipment
Premises and equipment at December 31, consist of the following:
	2024	2023
Land	$884,727	$920,727
Buildings and improvements	17,980,406	18,065,710
Furniture, fixtures, and equipment	2,833,980	4,876,193
Total	21,699,113	23,862,630
Less accumulated depreciation	14,408,621	16,271,694
Construction in progress	459,023	—
	$7,749,515	$7,590,936
Depreciation expense for the year ended December 31, 2024, was $680,868 ($437,788 for the year ended December 31, 2023).
The Bank leases a building for one of its branches. The Bank does not have any future lease commitments for that facility, and is operating on a month-to-month basis. Rent expense was $81,600 during 2024 and 2023. The Bank also leases its Oak Park office. The three year lease was effective in January of 2023. The capital lease asset and lease liability is $73,972 as of December 2024, $170,548 as of December 31, 2023. The capital lease asset is included in other assets on the consolidated statement of financial condition and the lease liability is included in accounts payable and accrued expenses on the consolidated statement of financial condition. There is one year remaining on the lease, all payments will be made in 2025.
8.   Related Party Transactions
The Bank conducts transactions with its directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans:
	2024	2023
Beginning Balance	$323,761	$333,848
Change in Directors	—	—
Loans Advanced	—	—
Repayments	10,473	10,087
Ending Balance	$313,288	$323,761
The aggregate amount of deposits from directors and executive officers and their affiliates amounted to approximately $2.0 million and $2.0 million at December 31, 2024 and 2023, respectively.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
9.   Deposits
Deposit accounts at December 31, consist of the following:
	2024	2023
Demand accounts
Passbook accounts	$102,135,468	$105,456,182
NOW accounts	45,165,211	43,967,812
Daily money market accounts	17,117,354	19,160,414
Total demand deposits	164,418,033	168,584,408
Certificates of deposit	192,873,897	184,290,815
Total of all deposit accounts	$357,291,930	$352,875,223
Time deposits that meet or exceed the FDIC insurance limit of $250,000 totaled $36,549,650 at December 31, 2024 and $33,146,294 at December 31, 2023.
Uninsured deposits at December 31, 2024, were approximately $32,224,000 ($55,766,000 at December 31, 2023).
At December 31, scheduled maturities of certificates of deposit are as follows:
2024
Amount
Maturities:
Within one year	$176,551,160
One to two years	13,797,737
Two to three years	1,749,615
Three to four years	671,140
Four to five years	104,245
$192,873,897
10.   Commitments and Contingencies
Concentration of credit risk — Most of the Bank’s loans and off-balance-sheet commitments have been granted to borrowers in the bank’s market area. The concentrations of credit by type are set forth in Note 5. The Bank’s exposure to credit risk is significantly affected by economic changes in the Bank’s market area.
Commitments — The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates, or other termination clauses, and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case by case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the potential borrower.
At December 31, 2024, the Bank had made commitments to potential borrowers and other third parties to lend approximately $33,183,000 ($1,337,000 in 2023). Applicable interest rates on loan commitments will be based on market rates at the corresponding closing date. As of December 31, 2024, the Savings Bank had outstanding commitments for unused lines of credit totaling $9,716,000 ($8,380,000 in 2023).

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
10.   Commitments and Contingencies (continued)
FHLB Master Contract Agreement — The Bank has a master contract agreement with the FHLB that provides for borrowing up to the maximum of 76% of the book value of the Bank’s qualifying one-to-four-family residential real estate loans. The FHLB provides both fixed and floating rate advances. Floating rates are based on, but not directly tied to, short-term market rates of interest, such as Secured Overnight Financing Rate (SOFR), federal funds, or treasury bill rates. Advances with call provisions permit the FHLB to request payment beginning on the call date and quarterly thereafter. FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity. FHLB advances are also secured by $1,165,700 of FHLB stock owned by the Bank on December 31, 2024. At December 31, 2024, the Bank’s available and unused portion of the borrowing agreement totaled approximately $72,000,000 based on loans pledged of $95,747,000.
11.   Fair Value Measurements and Disclosures Restated
The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. From time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as individually evaluated loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Bank is required to disclose, but not record, the fair value of other financial instruments.
Fair Value Hierarchy
The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
Level 3 — Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Cash and Cash Equivalents
The carrying value of cash and cash equivalents is a reasonable estimate of fair value.
Certificates of Deposit
The carrying value of certificates of deposit is a reasonable estimate of fair value given short term nature of instruments.
Investment Securities
Available-for-sale securities are recorded at market value and held-to-maturity securities are carried at amortized cost. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
11.   Fair Value Measurements and Disclosures Restated (continued)
assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.
	Assets Measured at Fair Value on a Recurring Basis At December 31, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2024
Available-for-sale debt securities:
Mortgage-backed	$—	$75,107,824	$—	$75,107,824
Agencies	—	35,840,915	—	35,840,915
Municipal bonds	—	1,130,663	—	1,130,663
Treasuries	4,475,340	—	—	4,475,340
Total available-for-sale debt securities	$4,475,340	$112,079,402	$—	$116,554,742
	Assets Measured at Fair Value on a Recurring Basis At December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2023
Available-for-sale debt securities:
Mortgage-backed	$—	$87,688,052	$—	$87,688,052
Agencies	—	41,978,610	—	41,978,610
Municipal Bonds	—	1,390,328	—	1,390,328
Treasuries	5,828,525	—	—	5,828,525
Total available-for-sale debt securities	$5,828,525	$131,056,990	$—	$136,885,515
The Bank estimates the fair value of these investments through independent pricing sources. Independent pricing sources utilize information such as similar security transactions and observable yield curves to estimate the fair value of individual securities.
Bank Owned Life Insurance
The carrying value of bank owned life insurance approximates fair value.
Other Investments
The carrying value of other investments includes FHLB Stock and Bankers Bank stock and approximates fair value.
Loans
The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered individually evaluated and a specific reserve is established within the allowance for credit losses. Loans for which it is probable that payment of interest and principal will not be made in accordance with the

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
11.   Fair Value Measurements and Disclosures Restated (continued)
contractual terms of the loan agreement are individually evaluated. Once a loan is identified as individually evaluated, management measures specific reserves in accordance with GAAP. The fair value of individually evaluated loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those individually evaluated loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. In accordance with GAAP, individually evaluated loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Bank records the individually evaluated loan as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the individually evaluated loan as nonrecurring Level 3. For disclosure purposes, the fair value of fixed rate loans which are not considered individually evaluated is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For collectively evaluated variable rate loans, the carrying amount is a reasonable estimate of fair value for disclosure purposes.
Real Estate Owned
Other real estate properties are adjusted to fair value upon transfer of the loans to real estate owned. Subsequently, real estate owned assets are carried at fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Bank records the other real estate as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the other real estate asset as nonrecurring Level 3.
Deposits
The fair value of savings accounts, interest-bearing checking accounts, noninterest-bearing checking accounts and market rate checking accounts is the amount payable on demand at the reporting date, while the fair value of fixed maturity certificate of deposits is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.
FHLB Advances and Other Borrowings
Federal Home Loan Bank advances are carried at cost and the fair value is obtained from the Federal Home Loan Bank of Atlanta. Federal Funds Purchased are carried at cost and because they are overnight funds, the carrying value is a reasonable estimate of fair value.
Assets Recorded at Fair Value on a Recurring Basis
The Bank’s only assets recorded at fair value on a recurring basis are available-for-sale securities that had a fair value of $116.6 million and $136.9 million at December 31, 2024 and 2023, respectively. They are classified as Level 1 and Level 2.
Assets Recorded at Fair Value on a Nonrecurring Basis
The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2023. There were no assets measured at fair value on a nonrecurring basis as of December 31, 2024.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
11.   Fair Value Measurements and Disclosures Restated (continued)
December 31, 2023	Level 1	Level 2	Level 3	Total
Real Estate owned	$—	$—	$200,000	$200,000
Total Assets at Fair Value	$—	$—	$200,000	$200,000
For December 31, 2023, fair value of real estate owned was determined using the market and/or income approach and unobservable inputs included in management’s discount on appraised values of 10%.
The carrying amounts and estimated fair value (in thousands) of the Bank’s financial instruments at December 31, 2024 and 2023 are as follows:
		2024		2023
		Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$15,327	$15,327	$24,675	$24,675
Certificates of deposit	Level 2	1,350	1,350	1,350	1,350
Investment securities AFS	Level 2	112,080	112,080	131,057	131,057
Treasuries	Level 1	4,475	4,475	5,829	5,829
Investment securities HTM	Level 2	34,022	30,415	57,350	53,397
Other Investments	Level 3	2,158	2,158	1,166	1,166
Accrued interest receivable	Level 1	1,481	1,481	1,269	1,269
Loans, net	Level 3	240,928	232,226	190,571	188,010
Bank owned life insurance	Level 2	16,990	16,990	13,255	13,255
Financial liabilities:
Deposits	Level 2	357,292	355,997	352,875	351,358
Accrued interest payable	Level 1	773	773	628	328
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
12.   Income Taxes
The components of income tax expense (benefit) for the years ended December 31, 2024 and 2023 are as follows:
	Year Ended December 31, 2024 (restated)	Year Ended December 31, 2023
Current	$203,354	$216,391
Deferred expense (benefit)	(1,238,070)	(890,937)
Change in valuation allowance	—	(2,710,000)
Total expense (benefit)	$(1,034,716)	$(3,384,546)
The difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to income (loss) before taxes for the years ended December 31, 2024 and 2023 is as follows:
	Year Ended December 31, 2024 (restated)	Year Ended December 31, 2023
Statutory Federal tax rate	21%	21%
Pretax income at statutory rate	$(628,432)	$(397,578)
State income tax, net of federal benefit	(280,506)	(146,118)
Cash surrender value of life insurance	(126,634)	(71,892)
Permanent adjustments	(111)	2,995
Change in valuation allowance	—	(2,710,000)
Other	967	(61,953)
Total expense (benefit)	$(1,034,716)	$(3,384,546)

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
12.   Income Taxes (continued)
The following summarizes the sources and expected tax consequences of future deductions or income for income tax purposes which comprised the net deferred taxes at December 31, 2024 and 2023:
	Year Ended December 31, 2024 (restated)	Year Ended December 31, 2023
Deferred income tax assets:
Allowance for credit losses	$606,014	$471,208
Accrued bonuses	101,506	81,553
Real estate owned	—	31,052
Deferred loan fees	216,499	137,263
Unrealized loss on AFS securities	6,335,560	6,346,952
Net operating losses	3,989,658	4,568,813
Other	48,502	44,584
Total deferred income tax assets	11,297,739	11,681,425
Deferred income tax liabilities:
Premises and equipment	(79,678)	(82,154)
Merger related activities	(304,735)	(296,015)
FHLB Stock dividend	(78,263)	(78,263)
Tax bad debt reserve	—	(1,645,939)
Other	(29,331)	—
Total deferred income tax liabilities	(492,007)	2,102,371
Net deferred income tax asset	$10,805,732	$9,579,054
The Company establishes a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2023, the Company evaluated the weight of the available evidence on their valuation allowance and determined it was more likely than not that the deferred tax assets would be realized in the future and reversed the valuation allowance in place resulting in income tax benefit of approximately $2,710,000.
The Company is subject to federal income tax and income tax of state taxing authorities. The Company’s federal and state income tax returns for the years ended December 31, 2024, 2023, 2022 and 2021 are open to audit under the statutes of limitations.
Included in income tax reserves was approximately $14,400,000 in bad debt reserves for which no deferred income tax liability had been recorded at December 31, 2020. The reserves represent bad debt reductions for tax purposes only. Reduction of these reserves for actual loan write-offs would create taxable income, which would be subjected to the current corporate income tax rate. There was no unrecorded deferred liability on this amount at December 31, 2024 ($1,646,000 in 2023). In 2022, the Bank’s average assets for the year exceeded $500,000,000, and as a result, the Bank is now classified as a large bank, which requires recapture of the tax bad debt reserves into taxable income in 2021, 2022, 2023 and 2024 under U.S. Treasury regulations. Federal and Illinois net operating losses, if available, can be used to offset these recaptures, except that the Illinois net loss deduction for Illinois income tax purposes is limited to $100,000 per year in 2021, 2022 and 2023 and $500,000 for 2024. Under the guidance in Financial Accounting Standards Board Accounting Standards Codification 942-740, since the Bank is required to recapture the tax bad debt reserves, the Bank recognized the deferred tax liability in 2022.
Hoyne Savings, MHC and Subsidiaries have federal net operating loss carryforwards of approximately $7,034,000, expiring in December 2033 to December 2036, and approximately $2,787,000 with indefinite

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
12.   Income Taxes (continued)
expiration, available to offset future taxable income. Included in total federal net operating loss carryforwards are acquired net operating loss carryforwards of approximately $5,516,000 which are limited, under Section 382 IRC, for future utilization to approximately $585,000 per year during their carryforward years.
The Bank has state of Illinois net operating loss carryforwards of approximately $25,678,000 that will begin to expire in 2036.
13.   Regulatory Information
The Bank is required to maintain minimum levels of net worth. At December 31, 2024 and 2023, the Bank’s net worth exceeded these requirements.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.
Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification may also be subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
The Bank qualified for and elected to opt into the optional Community Bank Leverage Ratio Framework (CBLRF). The CBLRF provides for a simple measure of capital adequacy for certain community banking organizations consistent with section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. Generally, depository institutions and depository institution holding companies that have less than $10 billion in total consolidated assets and meet other qualifying criteria, including a Tier 1 leverage ratio of greater than nine percent, are considered qualifying community banking organizations and are eligible to opt into the community bank leverage ratio framework.
Qualifying community banking organizations that elect to use the CBLRF and that maintain a leverage ratio of greater than nine percent are considered to have satisfied the risk-based and leverage capital requirements in the agencies’ generally applicable capital rule. Additionally, such insured depository institutions are considered to have met the well-capitalized ratio requirements for purposes of section 38 of the Federal Deposit Insurance Act. The CBLRF does not have a total capital requirement; therefore, an electing banking organization is not required to calculate Tier 2 capital or make any Tier 2 capital deductions under the generally applicable capital rule. The leverage ratio required for purposes of the CBLRF is calculated as Tier 1 capital divided by average total consolidated assets, consistent with how banking organizations calculate their leverage ratio under the generally applicable capital rule. The table below presents the leverage ratio and capital adequacy requirements under the CBLRF.
Management believes, as of December 31, 2024 and 2023, that the Bank meets all capital adequacy requirements to which it is subject. The most recent notification from Regulatory Authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
13.   Regulatory Information (continued)
	Actual		Requirements Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio
As of December 31, 2024 (restated):
Tier 1 capital (to average assets for the leverage ratio)	$89,067	19.9%	$40,363	9.0%
As of December 31, 2023:
Tier 1 capital (to average assets for the leverage ratio)	$89,904	20.8%	$38,961	9.0%
14.   Retirement Plans
The Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan), a tax-qualified defined-benefit pension plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.
The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all the assets stand behind all the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers. The Plan’s funded status as of June 30, 2023, was 114.59%. The Bank’s contributions to the plan were approximately $8,000 in 2023 and are not greater than 5% of the Pentegra DB Plan’s total contributions. The Bank ended this plan in 2024. In 2023 the Bank accrued $640,000 to terminate the plan based on current market rates and estimates of termination costs. In 2024, when the plan was terminated, the rate environment had shifted and the termination costs were covered by what was in the plan. The Bank reversed the estimated termination costs during 2024.
Postretirement healthcare benefits are provided to certain retired employees covering 75 percent of healthcare premiums. As of December 31, 2024, there was $119,000 accrued and included in accounts payable and accrued expenses reported on the consolidated statement of financial condition ($119,000 as of December 31, 2023).
The Bank has a retirement savings plan covering substantially all full-time employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Bank’s contribution to the plan is based on a percentage of each participant’s compensation. The Bank’s contribution expense totaled $139,383 in 2024 ($129,689 in 2023).

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
15.   Condensed Parent Company Only Financial Information
A condensed summary of Hoyne Savings, MHC financial information is shown.
Parent Only Condensed Balance Sheets
	December 31, 2024 (restated)	December 31, 2023
Assets
Cash in bank subsidiary	$21,746	$60,732
Investment in subsidiary, at underlying equity	85,783,202	87,673,460
Other assets	25,414	25,415
Total assets	$85,830,362	$87,759,607
Liabilities and Stockholders’ Equity
Liabilities:
Total liabilities	—	—
Stockholders’ equity:
Total stockholders’ equity	85,830,362	87,759,607
Total liabilities and stockholders’ equity	$85,830,362	$87,759,607
Parent Only Condensed Statements of Income
	December 31, 2024 (restated)	December 31, 2023
Interest income:
Income on cash in bank	$248	$566
Total interest income	248	566
Interest expense:
Total interest expense	—	—
Net interest income	248	566
Noninterest income:
Management fee	300,000	100,000
Noninterest expenses:
Other noninterest expense	346,643	50,856
Income (Loss) before income taxes	(46,395)	49,710
Income tax benefit	(7,409)	(21,528)
Equity in undistributed income (loss) of Bank	(1,918,831)	1,420,081
Net income (loss)	$(1,957,817)	$1,491,319

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
15.   Condensed Parent Company Only Financial Information (continued)
Parent Only Condensed Statements of Cash Flows
	December 31, 2024 (restated)	December 31, 2023
Cash flows from operating activities:
Net income (loss)	$(1,957,817)	$1,491,319
Adjustments to reconcile net income to net
Equity in undistributed income (loss) of Bank cash used in operating activities	(1,918,831)	(1,420,081)
Other	—	(23,471)
Net cash used in operating activities	(38,986)	47,767
Net cash used in financing activities	—	—
Net change in cash and cash equivalents	(38,986)	47,767
Cash and cash equivalents at beginning of period	60,732	12,965
Cash and cash equivalents at end of period	$21,746	$60,732
16.   Subsequent Events
Plan of Conversion and Change in Corporate Form
On May 16, 2025, the Board of Directors of Hoyne Savings, MHC ( MHC) adopted a plan of conversion (Plan) which is subject to the approval of the Board of Governors of the Federal Reserve System and the Illinois Department of Financial & Professional Regulation and must be approved by the affirmative vote of a majority of the total votes eligible to be cast by the voting members of the MHC at a special meeting. The Plan sets forth that the MHC proposes to convert into a stock holding company structure with the establishment of a new company, Hoyne Bancorp, Inc. (Bancorp) as parent of Hoyne Savings Bank (Bank). The MHC will convert to the stock form of ownership which will result in the ownership of all of the Bank’s outstanding common stock by Bancorp. Pursuant to the Plan, the MHC will determine the offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan which will subscribe for up to approximately 8% of the common stock sold in the offering.
Bancorp is organized as a corporation under the laws of the State of Delaware and will own all the outstanding common stock of the Bank upon completion of the conversion. The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. The Bank has incurred deferred conversion costs totaling $0 at December 31, 2024, approximately $709,000 as of July 24, 2025 and approximately $1,265,000 as of September 17, 2025.
At the completion of the conversion to stock form, Bancorp and Bank will establish a liquidation account in the amount of the retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who maintain deposit accounts at the Bank after the conversion.
The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result. Bancorp is an emerging growth company, and for long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies. Bancorp intends to use the extended transition period to delay adoption of new or revised

Hoyne Savings, MHC and Subsidiaries
Notes to the Consolidated Financial Statements (continued)
16.   Subsequent Events (continued)
accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
Subsequent events have been evaluated through July 24, 2025, which is the date the financial statements were available to be issued.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Hoyne Bancorp, Inc. or Hoyne Savings, MHC. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Hoyne Bancorp, Inc. or Hoyne Savings, MHC since any of the dates as of which information is furnished herein or since the date hereof.
(Proposed Holding Company for Hoyne Savings Bank)
Up to 6,900,000 Shares
(Subject to increase to up to 7,935,000 Shares)
COMMON STOCK

PROSPECTUS

Keefe, Bruyette & Woods
A Stifel Company

      , 2025
These securities are not deposits or accounts and are not insured or guaranteed.
Until                 , 2025, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. — Other Expenses of Issuance and Distribution
Estimated Amount
Registrant’s Legal Fees and Expenses	$775,000
Registrant’s Accounting/Tax Fees and Expenses (including tax opinions)	295,000
Marketing Agent Fees(1)	793,500
Conversion Agent’s Fees and Legal Expenses	155,000
Independent Appraiser’s Fees and Expenses	95,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	170,000
Filing Fees (NASDAQ, FINRA, SEC, Banking Regulatory)	80,000
Transfer Agent/Stock Certificate Fees and Expenses	45,000
Business Plan Fees and Expenses	75,000
Consultant Fees and Expenses	195,000
Other	14,500
Total(2)	$2,693,000

(1)
Hoyne Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best-efforts basis in the offerings. Estimated at the adjusted maximum of the offering range, assuming 100% of the shares are sold in the subscription offering.

(2)
Estimated.

Item 14. — Indemnification of Directors and Officers
Articles Ninth and Tenth of the Certificate of Incorporation of Hoyne Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
NINTH:
A.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.
B.   The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), indemnification shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
C.   The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.
D.   The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
E.   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.
TENTH:   A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.
Item 15. — Recent Sales of Unregistered Securities
Not Applicable.

Item 16. — Exhibits and Financial Statement Schedules
The exhibits and financial statement schedules filed as part of this registration statement are:
(a)   List of Exhibits
No.	Description
1.1	Engagement Letter between Keefe, Bruyette & Woods, Inc. and Hoyne Savings Bank with respect to financial advisor services*
1.2	Engagement Letter between Keefe, Bruyette & Woods, Inc. and Hoyne Savings Bank with respect to conversion agent and data processing records management services*
1.3	Form of Agency Agreement*
2.1	Plan of Conversion of Hoyne Savings, MHC*
3.1	Certificate of Incorporation of Hoyne Bancorp, Inc.*
3.2	Bylaws of Hoyne Bancorp, Inc.*
4.1	Form of Common Stock Certificate of Hoyne Bancorp, Inc.*
5.1	Opinion of Vedder Price P.C. regarding legality of securities being registered*
8.1	Opinion of Vedder Price P.C. regarding certain federal and state tax matters*
10.1†	Form of Employment Agreement by and between Hoyne Bancorp, Inc., Hoyne Savings Bank and Walter F. Healy*
10.2†	Form of Employment Agreement by and between Hoyne Bancorp, Inc., Hoyne Savings Bank and Thomas S. Manfre*
21.1	Subsidiaries of Hoyne Bancorp, Inc.*
23.1	Consent of Vedder Price P.C. (contained in opinion included as Exhibit 5.1 and Exhibit 8.1)*
23.2	Consent of RP Financial, LC.*
23.3	Consent of Wipfli LLC
24.1	Power of Attorney (set forth on signature page)*
99.1	Engagement Letter with RP Financial, LC. to serve as appraiser*
99.2	Letter of RP Financial, LC. with respect to value of Subscription Rights*
99.3	Letter of RP Financial, LC. with respect to Liquidation Rights*
99.4	Appraisal Report of RP Financial, LC.*
99.5	Engagement Letter with Donati Financial Services Inc.*
99.6	Marketing Materials*
99.7	Stock Order and Certification Form*
107.1	Filing Fee Table*

†
Management compensatory plan or contract.

*
Previously filed.

(b)   Financial Statement Schedules
No financial statement schedules are filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17. — Undertakings
The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(6)   That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(7)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 17, 2025.
HOYNE BANCORP, INC.
a Delaware corporation
By:
/s/ Walter F. Healy

Walter F. Healy
President and Chief Executive Officer
(Duly Authorized Representative)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Walter F. Healy Walter F. Healy	President and Chief Executive Officer (Principal Executive Officer)	September 17, 2025
/s/ Thomas S. Manfre Thomas S. Manfre	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	September 17, 2025
* Timothy S. Breems	Chair of the Board	September 17, 2025
* Paula M. Carstensen	Director	September 17, 2025
* Judith A. Gonsch	Director	September 17, 2025
* David M. Opas	Director	September 17, 2025
* Steven F. Rosenbaum	Director	September 17, 2025
* Theodore C. Wiemann	Director	September 17, 2025
* Janet H. Winningham	Director	September 17, 2025
* Anthony M. Vaccarello	Director	September 17, 2025
* By: /s/ Walter F. Healy Walter F. Healy	Attorney-in-Fact	September 17, 2025

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